UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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U.S. GEOTHERMAL INC.
(Name of Registrant as Specified In Its Charter)

______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 27, 2012

Dear Shareholders:

You are cordially invited to join us for our 2012 annual meeting of shareholders, which will be held on Friday, October 12, 2012, at 10:00 a.m., MDT, at the U.S. Geothermal Inc. Corporate Office located at 1505 Tyrell Lane in Boise, Idaho. Holders of record of our common stock as of August 13, 2012, are entitled to notice of and to vote at the 2012 annual meeting.

The Notice of Annual Meeting of Shareholders and the proxy statement describe the business to be conducted at the meeting. We also will report at the meeting on matters of current interest to our shareholders.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, trust, bank or other nominee, you will need proof of ownership to be admitted to the meeting, as described under “How can I attend the meeting?” in the proxy statement.

We look forward to seeing you at the annual meeting.

Sincerely,

/s/ Daniel J. Kunz

Daniel J. Kunz
Chief Executive Officer

July 16, 2012

1505 Tyrell Lane
Boise, ID 83706
(208) 424-1027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Friday, October 12, 2012, at 10:00 a.m. MDT

Place:	U.S. Geothermal Corporate Office
1505 Tyrell Lane
Boise, Idaho 83706

Items of Business:	1.	The election of all six directors, each for a one-year term.

	2.	The ratification of the selection of MartinelliMick PLLC. as our independent auditor for the fiscal year ending December 31, 2012.

	3.	Any other business that may properly be considered at the meeting or any adjournment of the meeting.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on August 13, 2012.

Voting by Proxy:

If you cannot attend the annual meeting in person, you may vote your shares by telephone or internet by no later than 1:00 a.m. Central time on October 12, 2012 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope for your use, which is prepaid if mailed in the United States.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on October 12, 2012. The Proxy Statement and Annual Report to Security holders are available at http://www.usgeothermal.com.

By Order of the Board of Directors

/s/ Kerry D. Hawkley

Kerry D. Hawkley
Chief Financial Officer and Corporate Secretary

PROXY STATEMENT
TABLE OF CONTENTS

Page

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	10

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	11

PROPOSAL 1—ELECTION OF DIRECTORS	11
Information concerning director nominees and executive officers
Corporate governance
Executive compensation
Director compensation
Certain relationships and related transactions
Audit committee report and payment of fees to auditors

PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITOR	27

PROXY STATEMENT
2012 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 12, 2012

The Board of Directors of U.S. Geothermal Inc. is soliciting proxies for use at the annual meeting of shareholders to be held on October 12, 2012, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being made available to shareholders on or about August 27, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These matters include the election of directors and the ratification of the selection of our independent auditor. Also, management will report on our performance during the last fiscal year and, once the business of the annual meeting is concluded, respond to questions from shareholders.

Who is entitled to vote at the meeting?

The Board has set August 13, 2012, as the record date for the annual meeting. If you were a shareholder of record at the close of business on August 13, 2012, you are entitled to vote at the meeting.

As of the record date, 88,955,948 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 88,955,948 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our Bylaws, shares equal to at least one-third of the voting power of our outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

  you are present and vote in person at the meeting; or

  you have properly submitted a proxy by mail, telephone or internet.

How do I vote my shares?

If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

  over the telephone by calling a toll-free number;

  electronically, using the internet; or

  by completing, signing and mailing the enclosed proxy card.

The telephone and internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for shareholders who hold their shares in street name.

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Two executive officers, Daniel J. Kunz and Kerry D. Hawkley, have been designated as the proxies for our 2012 annual meeting of shareholders.

What is a proxy statement?

It is a document that we are required to give you, in accordance with regulations of the Securities and Exchange Commission, when we ask you to designate proxies to vote your shares of our common stock at a meeting of our shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the Securities and Exchange Commission and rules of the NYSE MKT LLC (“NYSE MKT”).

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction card provided by it.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other document from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for the election of directors or for the proposal to be approved?

Directors must be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that those nominees receiving the six highest number of votes at the meeting will be elected, even if the votes cast for each nominee do not constitute a majority of the votes of shares present and entitled to vote. The affirmative vote of a majority of the voting power of our common stock present, entitled to vote and cast on the matter is required for the ratification of the selection of our independent auditor.

How are votes counted?

You may vote “FOR” or “WITHHOLD” for each nominee for the Board of Directors, and “FOR,” “AGAINST” or “ABSTAIN” on the ratification of the selection of MartinelliMick PLLC as our independent auditor.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Shares not present at the meeting and shares voting “ABSTAIN” have no effect on the election of directors and the ratification of the selection of our independent auditor.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be treated as “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under applicable rules. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors as described in this proxy statement. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your broker or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker or other nominee how to vote in the election of directors as described in this proxy statement, no votes on the election of directors will be cast on your behalf. Your broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the selection of MartinelliMick PLLC as our independent auditor. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote at the meeting.

Who will count the vote?

Representatives of Computershare Investor Services, our tabulation agent, will tabulate the votes.

How does the Board recommend that I vote?

You will vote on the following management proposals:

  Election of six directors: Dennis J. Gilles, Douglas J. Glaspey, Daniel J. Kunz, Paul A. Larkin, Leland L. Mink, and John H. Walker.

  Ratification of the selection of MartinelliMick PLLC as our independent auditor for the transition period ending December 31, 2012.

The Board of Directors recommends that you vote FOR the election of each of the nominees to the Board of Directors, and FOR the ratification of MartinelliMick PLLC as our independent auditor for the transition period ending December 31, 2012.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want to vote your shares, we will vote your shares:

  FOR the election of all of the director nominees named above; and

  FOR the ratification of the selection of MartinelliMick PLLC as our independent auditor for the transition period ending December 31, 2012.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. Attending the meeting will not revoke your proxy unless you specifically request to revoke it. To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should write to Corporate Secretary, U.S. Geothermal Inc., 1505 Tyrell Lane, Boise, ID 83706 or call (208) 424-1027.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether shareholders vote by mail, telephone, internet or in person, all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or as expressly permitted by a shareholder. We also have the voting tabulations performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Please let us know whether you plan to attend the meeting by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or internet voting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

What are the deadlines for submitting shareholder proposals for the 2013 annual meeting?

In order for a shareholder proposal to be considered for inclusion in our proxy statement and form of proxy for the 2013 annual meeting, the written proposal must be received at our principal executive offices at 1505 Tyrell Lane, Boise, ID 83706, Attention: Corporate Secretary, on or before April 29, 2013. If the date of our 2013 annual meeting is changed by more than 30 calendar days from the anniversary date of this year’s annual meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. Due to the change in our fiscal year end from March 31 to December 31, beginning December 31, 2012, we anticipate advancing the date of our 2013 annual meeting by more than 30 calendar days from the anniversary date of this year’s annual meeting. We will disclose this advance, if any, as well as the new deadline for submitting shareholder proposals for the 2013 annual meeting, in our quarterly report on Form 10-Q. All shareholder proposals must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Our Certificate of Incorporation provides that a shareholder(s) holding, in aggregate, not less than 10% of our shares with voting rights, may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by our Corporate Secretary at our principal executive offices in Boise, Idaho, not less than 40 days nor more than 60 days in advance of the meeting. The notice must contain the specific information required by our Certificate of Incorporation. You may request a copy of our Certificate of Incorporation by contacting our Corporate Secretary at U.S. Geothermal Inc., 1505 Tyrell Lane, Boise, ID 83706, or by telephone at (208) 424-1027. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Certificate of Incorporation. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

How can I communicate with U.S. Geothermal’s Board of Directors?

You or any other interested party may communicate with our Board of Directors by sending a letter addressed to our Board of Directors, non-management directors, Chairman of the Board or specified individual directors to:

U.S. Geothermal Inc.
1505 Tyrell Lane
Boise, ID 83706

Any such letters will be delivered to an independent director or a specified director if so addressed. Letters relating to accounting matters will also be delivered to our Chief Financial Officer for handling in accordance with the Audit Committee’s policy on investigation of complaints relating to accounting matters.

How can I elect to access proxy statements and annual reports electronically instead of receiving paper copies through the mail?

You can request electronic delivery if you are a shareholder of record or if you hold your shares in street name. In fact, we encourage you to request electronic delivery of these documents if you are comfortable with the electronic format because it saves us the expense of printing and mailing the materials to you and helps preserve environmental resources. You can choose this option by:

  following the instructions provided on your proxy card or voter instruction form;

  following the instructions provided when you vote over the internet; or

  going to http://www.envisionreports.com/HTM and following the instructions provided.

If you choose to view future proxy statements and annual reports over the internet, you will receive an e-mail message next year containing a link to the internet website where you can access our proxy statement and annual report. The e-mail also will include instructions for voting over the internet. You may revoke this request at any time by following the instructions at http://www.envisionreports.com/HTM. Your election to view proxy materials online is permanent unless you revoke it later.

IMPORTANT INFORMATION REGARDING DELIVERY OF PROXY MATERIALS

What is “Notice and Access?”	In 2007, the SEC adopted amendments to the proxy rules that changed how companies must provide proxy materials. Under the proxy delivery rules, a company may select either of the following two options for making proxy materials available to shareholders:

  the full set delivery option; or

  the notice only option.

A company may use a single method for all its shareholders, or use full set delivery for some while adopting the notice only option for others.

What is the “full set” delivery option?

Under the full set delivery option, a company delivers all proxy materials to its shareholders. This can be by mail or, if a stockholder has previously agreed, electronically. In addition to delivering proxy materials to shareholders, the company must post all proxy materials on a publicly- accessible website (other than the SEC’s website) and provide information to shareholders about how to access that website.

What is the “notice only” option?

Under the notice only option, a company must post all of its proxy materials on a publicly-accessible website. However, instead of delivering its proxy materials to shareholders, the company instead delivers a “Notice of Internet Availability of Proxy Materials” which outlines: (i) information regarding the date and time of the meeting of shareholders as well as the items to be considered at the meeting; (ii) information regarding the website where the proxy materials are posted; and (iii) various means by which a stockholder can request paper or e-mail copies of the proxy materials. The stockholder may request that the company deliver paper copies of the proxy materials.

In connection with our 2012 Annual Meeting of Shareholders, U.S. Geothermal has elected to use the full set delivery option for registered holders and the “notice only” option for “street name” shareholders. Additionally, U.S. Geothermal has posted its proxy materials at www.usgeothermal.com.

Will U.S. Geothermal use the notice only option in the future?

Although U.S. Geothermal elected to use the full set delivery option for registered shareholders and “notice only” option for “street name” holders in connection with the 2012 Annual Meeting of Shareholders, it may choose to use the notice only option for registered shareholders in the future. We plan to evaluate the future possible cost savings as well as the possible impact on stockholder participation as we consider the future use of the notice only option.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock, as of August 14, 2012, by each person known by us to be the beneficial owner of more than 5% of the Company’s outstanding common stock. The percentage of beneficial ownership is based on 88,955,948 shares of the Company’s common stock outstanding as of August 14, 2012.

	Amount and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class
AGF Investments Inc. PO Box 50, Toronto Dominion Bank Tower, 31st Floor, Toronto, ON, Canada M5K 1E9	6,929,575	(1)	7.79%

The Goldman Sachs Group, Inc. 200 West Street, New York, NY 10282	5,036,378	(1)	5.66%

(1) Beneficial owners have shared voting power.

Security Ownership of Management

Our executive officers and directors are encouraged to own our common stock to further align their interests with our shareholders’ interests. The following table sets forth certain information regarding beneficial ownership of the Company’s common stock, as of August 14, 2012, by each of our directors, Named Executive Officers (as defined below) and directors and executive officers as a group. The percentage of beneficial ownership is based on 88,955,948 shares of the Company’s common stock outstanding as of August 14, 2012.

	Amount and Nature
	of Beneficial		Percent of
Name of Beneficial Owner	Ownership		Class
Dennis J. Gilles	50,000	(1)	0.06%
Douglas J. Glaspey	1,206,207	(2)	1.36%

Kerry D. Hawkley	446,250	(3)	0.50%
Daniel J. Kunz	3,333,526	(4)	3.75%
Paul A. Larkin	535,568	(5)	0.60%
Leland L. Mink	292,500	(6)	0.33%
John H. Walker	312,400	(7)	0.35%
Jonathan Zurkoff	499,500	(8)	0.56%
All directors and executive officers as a group (8 persons)	6,675,951	(9)	7.50%

(1)	Includes 50,000 options exercisable within 60 days of August 14, 2012.
(2)	Includes 623,750 options exercisable within 60 days of August 14, 2012.
(3)	Includes 321,250 options exercisable within 60 days of August 14, 2012.
(4)	Includes 812,500 options exercisable within 60 days of August 14, 2012.
(5)	Includes 237,500 options exercisable within 60 days of August 14, 2012.
(6)	Includes 237,500 options exercisable within 60 days of August 14, 2012.
(7)	Includes 237,500 options exercisable within 60 days of August 14, 2012.
(8)	Includes 404,500 options exercisable within 60 days of August 14, 2012.
(9)	Includes 2,924,500 options exercisable within 60 days of August 14, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required to furnish us with copies of these reports. Based solely on our review of the Section 16(a) reports furnished to us with respect to the fiscal year ended March 31, 2012 and written representations from the executive officers and directors and greater than 10% shareholders, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% shareholders were satisfied.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors is currently composed of six directors: Dennis J. Gilles, Douglas J. Glaspey, Daniel J. Kunz, Paul A. Larkin, Leland L. Mink and John H. Walker. The majority of the Board, made up of Mr. Gilles, Mr. Larkin, Dr. Mink and Mr. Walker, satisfy the applicable independence requirements of NYSE MKT and National Instrument 58-101, Disclosure of Corporate Governance Practices and Multilateral Instrument 52-110, Audit Committees. Mr. Kunz and Mr. Glaspey do not satisfy such independence requirements based on their employment as executive officers of the Company. The Board has one class of director that is elected at each annual shareholders meeting to hold office until the next annual shareholders meeting or until their successors have been duly elected and qualified. The Board of Directors proposes the following nominees for election as directors to hold office until the annual meeting of shareholders to be held in 2013 or until their successors, if any, have been duly elected and qualified. Each of the nominees has agreed to serve as a director if elected.

  Dennis J. Gilles
  Douglas J. Glaspey
  Daniel J. Kunz
  Paul A. Larkin
  Leland L. Mink
  John H. Walker

If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors.

Information Concerning Director Nominees and Executive Officers

Dennis J. Gilles. Age 54, serves as a director of the Company, a position he has held since September 2011. Mr. Gilles is a senior executive with 30 years experience in the management, operations, maintenance, engineering, construction and administration of power and petrochemical plants and their related facilities. Mr. Gilles’ primary activities have included the identification, evaluation and acquisition of existing renewable projects or portfolios, as well as heading development of new green-field opportunities. As Senior Vice President of Calpine Corporation, Mr. Gilles managed the company’s geothermal portfolio of 750 megawatts at the Geysers geothermal field where he was instrumental in consolidating the majority of the ownership interests into a single entity. Mr. Gilles was part of the expansion and growth of Calpine Corporation from the very first megawatt to what is now the largest independent power producer in the United States. Mr. Gilles holds a Masters of Business Administration and a Bachelor of Science in Mechanical Engineering. Mr. Gilles’ qualifications to serve as a director of the Company include his many years of senior leadership and management experience in the power and petrochemical industries.

Douglas J. Glaspey: Age 60, is the co-founder, President and Chief Operating Officer and a director of the Company. He has served as a director of the Company since March 2000, President of the Company since September 2011, and Chief Operating Officer of the Company since December 2003. Mr. Glaspey served from March 2000 until December 2004 as the President and Chief Executive Officer for the TSX Venture Exchange (“TSX-V”) listed U.S. Cobalt Inc. until the acquisition of Geo-Idaho in December 2003. He also served as a director and the Chief Executive Officer of Geo-Idaho from February 2002 until the acquisition of Geo-Idaho in December 2003. During his career in the mining industry, he has held operating positions with ASARCO, Earth Resources Company, Asamera Minerals, Atlanta Gold Corporation and Twin Gold Corporation. Mr. Glaspey has 34 years of operating and management experience. He holds a Bachelor of Science in Mineral Processing Engineering and an Associate of Science in Engineering Science. His experience includes public company financing and administration, production management, planning and directing resource exploration programs, preparing feasibility studies and environmental permitting. He has formed and served as an executive officer of several private resource development companies in the United States, including Drumlummon Gold Mines Corporation and Black Diamond Corporation. He is currently a director of TSX-V listed Thunder Mountain Gold, Inc., which is also quoted on the OTC Bulletin Board. Mr. Glaspey’s qualifications to serve as a director of the Company include his over 30 years of experience in the natural resource industry and his many years of senior management and director experience.

Daniel J. Kunz: Age 60, is the co-founder, Chief Executive Officer and a director of the Company. He has served as a director of the Company since March 2000, Chief Executive Officer since December 2003, and was Chairman of the Board of Directors from March 2000 until December 2003. He has also served as President of the Company from December 2003 to September 2011, and President of Geo-Idaho from February 2002 until September 2011. Mr. Kunz has more than 30 years of experience in international mining, engineering and construction, including, marketing, business development, management, accounting, finance and operations. Mr. Kunz served as Chairman of the Board of U.S. Cobalt Inc. until December 2004. He was senior vice president and Chief Operating Officer of Ivanhoe Mines Ltd. from 1997 until October 31, 2000, and served as its President, Chief Executive Officer and Director from November 1, 2000 until March 1, 2003. From March 2, 2003 until March 8, 2004, Mr. Kunz served as President and CEO of Ivanhoe’s subsidiary Jinshan Gold Mines Inc. Mr. Kunz was a founder of and directed the 1993 initial public offering of the NASDAQ listed MK Gold Company (President, Director & CEO) and for 17 years held executive positions with NYSE listed Morrison Knudsen Corporation (including Vice President & Controller). Mr. Kunz holds a Masters of Business Administration, a Bachelor of Science in Engineering and an associate accounting degree. He is currently a director of several companies publicly traded on the TSX-V, including Chesapeake Gold Corp. Mr. Kunz’s qualifications to serve as a director of the Company include his over 30 years of experience in international mining, engineering and construction and his many years of senior management and NYSE, NASDAQ and TSX director experience.

Paul Larkin: Age 62, is a co-founder, director and Chairman of the Audit committee of the Company, positions he has held since March 2000. He served as Secretary of the Company from March 2000 until December 2003, and served as a director and the Secretary-Treasurer of Geo-Idaho from February 2002 until its acquisition in December 2003. Since 1983, Mr. Larkin has also been the President of the New Dawn Group, an investment and financial consulting firm located in Vancouver, British Columbia, and a director and officer of various TSX, NYSE and TSX-V listed companies. New Dawn is primarily involved in corporate finance, merchant banking and administrative management of public companies. Mr. Larkin held various accounting and banking positions for over a decade before founding New Dawn in 1983, and currently serves on the boards of the following companies which are listed on the TSX-V: LNG Energy Ltd., Condor Resources Ltd., Kenai Resources Ltd., Tyner Resources Ltd. and Gstaad Capital Corp. Mr. Larkin’s qualifications to serve as a director of the Company include his many years of senior leadership and management experience in corporate finance, merchant banking and administrative management of public companies.

Dr. Leland “Roy” Mink: Age 72, serves as a director of the Company, a position he has held since November 2006. He served as Program Director for the Geothermal Technologies Program at the U.S. Department of Energy (DOE) from February 2003 to October 2006. Prior to working for the DOE, Dr. Mink was the Vice President of Exploration for the Company from June 2002 to February 2003. He has also worked for Morrison-Knudsen Corporation, Idaho Bureau of Mines and Geology and Idaho Water Resources Research Institute. Dr. Mink’s qualifications to serve as a director of the Company include his many years of senior leadership and management experience in the geothermal energy industry.

John H. Walker: Age 63, is a director and the Chairman of the Board of Directors of the Company. He has held that position since December 2003. He has served (and continues to serve) as Chief Executive Officer of Mihaly International Canada Limited since 1987. Mr. Walker is also a Senior Advisor at Kensington Capital Partners Limited and a National Director of Trout Unlimited Canada. Mr. Walker has a 35 year history in urban planning, energy security and power plant development in Ontario and internationally as well as experience on both public and private sector boards. Mr. Walker was a founding director of the Greater Toronto Airports Authority in 1992 and chaired the first Planning and Development Committee of the Board which provided oversight in the construction of C$4.4 billion terminal complex at Toronto Pearson Airport completed in 2004. He was instrumental in doing energy security studies in 2002 and 2003 which led to the development of an 117MW cogeneration power plant at Toronto Pearson Airport which commenced operations in 2005. Additionally, he was a founding Director of the Borealis Infrastructure Fund which is now owned by Ontario Municipal Employee Retirement System (OMERS). Mr. Walker has worked in the financial services community as an investment banker with Loewen Ondaatje McCutcheon and has served on the Board of Directors of Sheridan College Institute of Technology and Advanced Learning for six years and chaired the Oakville Economic Development Alliance (a P3). His background includes 10 years at Ontario Hydro where he was responsible for alternative energy and international market development for Ontario Hydro’s New Business Ventures Division which became Ontario Hydro International. Mr. Walker has also acted as a senior advisor to Falconbridge on the Koniambo project, a C$3 billion nickel smelter, mine, power plant and port project in New Caledonia. Mr. Walker advises corporations on matters related to infrastructure and energy development and acts as a developer of power plants. Mr. Walker is currently developing an 117MW power plant with Odebrecht Construction, Inc. at Miami International Airport. In the past he has advised the Canadian Federal Government on the exports of services under NAFTA. He has a wide range of experience in P3s and has worked in the public and private sector in 80 countries throughout his career. Mr. Walker is a Registered Professional Planner in the Province of Ontario and a member of the Canadian Institute of Planners. Mr. Walker has a BSc. from Springfield College and a Masters of Environmental Studies (Urban and Regional Planning) from York University. Mr. Walker’s qualifications to serve as a director of the Company include his many years of senior leadership and management experience in international business development.

Kerry D. Hawkley. Age 58, serves as the Chief Financial Officer and Corporate Secretary of the Company. He has served as the Company’s controller since July 2003, and became CFO as of January 1, 2005. From July 2003 to December 2004, he also provided consulting services to Triumph Gold Corp. From 1998 to June 2003, Mr. Hawkley served as controller, director and treasurer of LB Industries. Mr. Hawkley has over 35 years experience in all areas of accounting, finance and administration. He holds Bachelor of Business Administration degrees in Accounting and Finance. He started his career as an internal auditor with Union Pacific Corporation and has held various accounting management positions in the oil and gas, truck leasing, mining and energy industries.

Jonathan Zurkoff. Age 56, serves as the Treasurer and Executive Vice President of the Company, a position he has held since September 2011. From January 2009 to May 2009, Mr. Zurkoff served as a financial consultant to the Company. He then served as the Vice President Finance of the Company from June 2009 until September 2011. Mr. Zurkoff served as CFO of Tamarack Resorts from 2004 to 2008. Mr. Zurkoff has over 25 years of experience in engineering, construction, and all phases of project development with an emphasis on project and corporate finance. Mr. Zurkoff holds a Masters of Business Administration, a Masters of Science in Groundwater Hydrology, and a Bachelor of Science in Geology. Mr. Zurkoff has held positions in Tamarack Resort (CFO), Process Technologies (CFO & COO), and Morrison Knudsen Corporation (now URS).

The election of each director nominee requires that the number of votes cast “FOR” the nominee’s election exceed the votes cast “WITHHOLD” from that nominee’s election.

The Board of Directors recommends a vote “FOR” the election of the six nominated directors. Proxies will be voted “FOR” the election of the six nominees unless otherwise specified.

CORPORATE GOVERNANCE

Our Board of Directors and management are dedicated to exemplary corporate governance. Good corporate governance is vital to the continued success of U.S. Geothermal Inc. Our Board of Directors has adopted the U.S. Geothermal Inc. Code of Business Conduct and Ethics to provide a corporate governance framework for our directors and management to effectively pursue U.S. Geothermal Inc.’s objectives for the benefit of our shareholders. The Board annually reviews and updates these guidelines and the charters of the Board committees in response to evolving “best practices” and the results of annual Board and committee evaluations. Our Code of Business Conduct and Ethics and Board committee charters can be found at http://www.usgeothermal.com by clicking on “About Us”. Shareholders may request a free printed copy of our Code of Business Conduct and Ethics and Board committee charters from our Corporate Secretary at 1505 Tyrell Lane, Boise, Idaho 83706, or by contacting him at info@usgeothermal.com, or by calling (208) 424-1027. We will post any amendments to the Code of Business Conduct and Ethics at that location on our website. In the unlikely event that the Board of Directors approves any sort of waiver to the Code of Business conduct and Ethics for our executive officers or directors, information concerning such waiver will also be posted at that location on our website. No waivers were granted during the fiscal year ended March 31, 2012. In addition to posting information regarding amendments and waivers on our website, the same information will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendment or waiver satisfies applicable MYSE MKT listing rules.

Board Structure and Committee Composition

According to our Bylaws, the business and affairs of our Company are to be managed by and under the direction of a Board of Directors. The Board may exercise all powers not expressly given to our stockholders through our Certificate of Incorporation, Bylaws or as required by law. Our guidelines provide that the Board will review the Company’s long-term strategic plans and the major challenges faced by the Company in executing its strategy. The Chairman of the Board is responsible for establishing the agenda for each Board meeting. Each Board member is free to suggest the inclusion of items on the agenda and to raise subjects at any Board meeting that are not on the agenda for the meeting.

John H. Walker currently serves as the Chairman of the Board of U.S. Geothermal, while Daniel J. Kunz currently serves as Chief Executive Officer. The Board has no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer, and if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. If the Chairman of the Board is also an employee of the Company, he or she is referred to as the Executive Chairman. The Board believes that the issue of the separation of these positions should be considered periodically as part of the succession planning process. Based on these principles, the Board may determine that it is appropriate in the future to combine the roles of Chairman of the Board and Chief Executive Officer. The Board does believe, however, that if the roles of Chief Executive Officer and the Chairman of the Board are combined, sound governance practices require a strong countervailing governance structure that includes, among other things, the appointment of a Lead Independent Director with a broad set of duties.

When a Lead Independent Director is appointed, the Lead Independent Director’s duties shall include, at a minimum (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors, (ii) serving as a liaison between the Chairman and the independent directors, (iii) approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items, (iv) having authority to call meetings of the independent directors, and (v) if requested by major shareholders, ensuring he or she is available for consultation and direct communication.

We believe that our current Board leadership structure efficiently addresses the present needs of our Company, and allows our Board to fulfill its role in exercising effective, independent oversight of our management on behalf of our stockholders. Our Board further believes that we have in place effective structures, processes and arrangements to ensure that the work of our Board is completed in a manner that maintains the highest standards of corporate governance, independence and leadership, as well as continued accountability of management.

As of the date of this proxy statement, our Board of Directors is comprised of six (6) directors and maintains the following three standing committees: Audit Committee; Compensation and Benefits Committee; and Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board.

Director Independence

Our Board of Directors has determined that each of our directors other than Daniel J. Kunz and Douglas J. Glaspey has no material relationship with U.S. Geothermal Inc. and is independent in accordance with the criteria described below. Mr. Kunz is not independent because he is the Chief Executive Officer of U.S. Geothermal Inc. Mr. Glaspey is not independent because he is the President and Chief Operating Officer of U.S. Geothermal Inc. Each of our Audit, Nominating and Corporate Governance and Compensation and Benefits Committees is composed only of independent directors.

Our Board has adopted certain standards to assist it in assessing the independence of each of our directors. Absent other material relationships with U.S. Geothermal Inc., a director of U.S. Geothermal Inc. who otherwise meets the independence qualifications of NYSE MKT listing standards may be deemed “independent” by the Board of Directors after consideration of all of the relationships between U.S. Geothermal Inc., or any of our subsidiaries, and the director, or any of his or her immediate family members (as defined in NYSE MKT listing standards), or any entity with which the director or any of his or her immediate family members is affiliated by reason of being a partner, officer or a significant shareholder thereof.

In assessing the independence of our directors, our full Board carefully considered all of the business relationships between U.S. Geothermal Inc. and our directors or their affiliated companies. This review was based primarily on responses of the directors to questions in a questionnaire regarding employment, business, familial, compensation and other relationships with U.S. Geothermal Inc. and our management.

Board Qualifications and Selection Process

Director Qualification Standards. U.S. Geothermal Inc. will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. The Nominating and Corporate Governance Committee also considers issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy on Board diversity; however, the Nominating and Corporate Governance Committee believes that it is important for Board members to represent diverse viewpoints. In evaluating candidates for nomination as a director of U.S. Geothermal Inc., the Nominating and Corporate Governance Committee considers a wide variety of criteria, including current or recent experience as a chief executive officer of a public company or as a leader of another major complex organization; business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; independence; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time. One or more of our directors must possess the education or experience required to qualify as an “audit committee financial expert,” as defined by the applicable rules of the SEC.

Director Nominee Selection Process. The selection process for director candidates includes the following steps: (1) identification of director candidates by the Nominating and Corporate Governance Committee based upon suggestions from current directors and executives and recommendations received from shareholders; (2) possible engagement of a director search firm to provide names and biographies of director candidates for the Nominating and Corporate Governance Committee’s consideration; (3) interviews of candidates by the Nominating and Corporate Governance Committee members; (4) reports to the Board by the Nominating and Corporate Governance Committee on the selection process; (5) recommendations by the Nominating and Corporate Governance Committee; and (6) formal nomination by the Board for inclusion in the slate of directors at the annual shareholders meeting. Director candidates recommended by shareholders are given the same consideration as candidates suggested by directors and executive officers. A shareholder seeking to recommend a prospective candidate for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and sufficient written information about the candidate to permit a determination by the Nominating and Corporate Governance Committee whether the candidate meets the director selection criteria set forth in our Nominating and Corporate Governance Committee Charter to the Corporate Secretary of U.S. Geothermal Inc. at the address listed in this proxy statement. The Nominating and Corporate Governance Committee regularly reviews the director nomination procedures to assess the effectiveness of its policies.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Nominating and Corporate Governance, and Compensation and Benefits. The standing committees regularly report on their deliberations and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. Each of the standing committees has adopted and operates under a written charter which can be found at http:///www.usgeothermal.com by clicking on “About Us”. Shareholders may request a free printed copy of any of these charters from our Corporate Secretary by contacting him at info@usgeothermal.com or by calling (208) 424-1027.

The Board of Directors held eight meetings during the fiscal year ended March 31, 2012. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year. The following table shows the membership of each Board committee.

Committee Membership

		Nominating and Corporate	Compensation and
Name	Audit	Governance	Benefits
John H. Walker	x	Chair	Chair
Paul A. Larkin	Chair, Audit Committee Financial Expert	x	x
Leland L. Mink	x	x	x
Dennis J. Gilles		x	x

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its financial oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to regulatory authorities and shareholders, the Company’s systems of internal controls regarding finance and accounting and the Company’s auditing, accounting and financial reporting processes. Consistent with this function, the Audit Committee will encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

  serve as an independent and objective party to monitor the Company’s financial reporting and internal control system and review the Company’s financial statements;

  review and appraise the performance of the Company’s external auditors; and

  provide open avenues of communication among the Company’s auditors, financial and senior management and the Board.

Composition

The Audit Committee shall be comprised of three directors as determined by the Board, each of whom shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. At least one member of the Audit Committee shall have accounting or related financial management expertise. All members of the Audit Committee that are not financially literate will work towards becoming financially literate to obtain a working familiarity with basic finance and accounting practices. For the purposes of the Audit Committee’s Charter, the definition of “financially literate” is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can presumably be expected to be raised by the Company’s financial statements. The members of the Audit Committee shall be elected by the Board at its first meeting following the annual shareholders’ meeting. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by a majority vote of the full Audit Committee membership.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Committee shall:

Documents/Reports Review

(a)	Review and update the Audit Committee’s Charter annually.

(b)

Review the Company’s financial statements, management’s discussion and analysis (“MD&A”) and any annual and interim earnings, press releases before the Company publicly discloses this information and any reports or other financial information (including quarterly financial statements), which are submitted to any governmental body, or to the public, including any certification, report, opinion, or review rendered by the external auditors.

Meetings

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee will meet at least annually with the Chief Financial Officer and the external auditors in separate sessions. The Audit Committee held four meetings during the fiscal year ended March 31, 2012.

Nominating and Corporate Governance Committee

The primary objective of the Nominating & Corporate Governance Committee of U.S. Geothermal Inc. is to assist the Board in fulfilling its oversight responsibilities by (a) identifying individuals qualified to become Board and Board Committee members and recommending that the Board select director nominees for appointment or election to the Board; and (b) developing and recommending to the Board corporate governance guidelines for the Company and making recommendations to the Board with respect to corporate governance practices.

The Nominating & Corporate Governance Committee shall meet as many times as the Committee deems necessary to carry out its duties effectively, but not less frequently than three times per year. The chair of the Committee shall ensure that the agenda for each upcoming meeting of the Committee is circulated to each member of the Committee and to the other directors in advance of such meeting.

The Nominating & Corporate Governance Committee reviews and makes recommendations to the Board regarding our corporate governance principles and processes, including policies related to director retention, resignation and retirement. The Nominating & Corporate Governance Committee also manages the performance review process for our current directors, recommends new directors, recommends qualified members of the Board for membership on committees, conducts a preliminary assessment of the independence of all Board members, reviews charters of all Board committees, reviews and evaluates succession plans for executive officers, oversees the evaluation of management, and makes recommendations to the Board regarding any shareholder proposals. All of the Nominating & Corporate Governance Committee members meet the applicable independence requirements of NYSE MKT. The Nominating & Corporate Governance Committee held three meetings during the fiscal year ended March 31, 2012.

Compensation and Benefits Committee

The Compensation and Benefits Committee is appointed annually by the Board to discharge the Board's responsibilities relating to compensation and benefits of the executive officers of the Company. The goals of the committee are to attract, retain and motivate our executive officers by providing appropriate levels of compensation and benefits while taking into consideration, among such other factors as it may deem relevant, the Company's performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies and the awards given to the executive officers in past years. The main categories of compensation available to the committee are base salary, discretionary annual performance bonuses, stock option grants, stock awards, and insurance reimbursements.

The Company competes with a variety of companies for our executive-level employees. The Compensation and Benefits Committee uses base salary to compensate the executive officers for services rendered as well as for motivation and retention purposes. Base salaries are intended to be competitive for companies of similar size and purpose, also taking into consideration individual factors such as experience, tenure, institutional knowledge and qualifications. Base salaries are reviewed annually to determine whether they are consistent with our overall compensation objectives. In considering increases in base salary, the Compensation and Benefits Committee reviews individual and corporate performance, market and industry conditions, and the Company’s overall financial health.

The Compensation and Benefits Committee may grant annual performance bonuses as a reward for achievement of individual and corporate short-term goals. Any grant of an annual performance bonus is discretionary and the amount is determined after recommendation from the CEO. Involvement of other executive officers in the determination of bonus amounts to be paid is immaterial. Bonus amounts should be dependent upon our financial and operational performance as well as the completion of specific milestone events by the individual executive officer.

Generally, the Compensation and Benefits Committee grants stock options to all employees, including executive officers, annually after completion of our annual financial reports. Stock options are granted with an exercise price equal to the market value of our common stock on the date of the grant, and with a term of five years. The timing of the stock option grant is not coordinated with the release of material non-public information and is typically in the first or second fiscal quarter. The options vest 25% on the date of grant, and another 25% each six months thereafter. In fiscal 2012, stock option grants to executive officers represented approximately 38% of the total stock option grants to all employees.

Our executive officers do not receive any material incremental benefits that are not otherwise available to all of our employees. Our health and dental insurance plans are the same for all employees.

The Compensation and Benefits Committee also reviews and makes recommendations to the Board on an annual basis with respect to the adequacy and form of compensation and benefits of independent directors, including directors’ equity incentive plan(s) and any other incentive compensation plans and equity-based plans. Recommendations are made after a determination of time commitments required of the independent directors. As of April 1, 2011, independent directors are compensated $30,000 per year and reimbursed for all Company-related expenses.

The Compensation and Benefits Committee held four meetings during the fiscal year ended March 31, 2012.

Standard for Election of Directors

Our Bylaws provide that directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that those nominees receiving the six highest number of votes at the meeting will be elected, even if the votes cast for each nominee do not constitute a majority of the votes present and entitled to vote.

Executive Sessions of the Board

Our non-employee directors meet in executive session at each regular meeting of the Board without the chief executive officer or any other member of management present, and the independent directors meet alone on an annual basis. The Chairman of the Board presides at all of these sessions.

Director Policies

Policy Regarding Service on Other Boards. Our Board of Directors does not have a policy that restricts our directors from serving on the board of directors of other publicly traded companies unless the Board determines that such service will impair their service on the U.S. Geothermal Board or could represent a conflict of interest.

Policy Regarding Attendance at Annual Meetings. We encourage, but do not require, our Board members to attend the annual meeting of shareholders. Last year, all directors attended the annual shareholders meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation philosophy is to structure compensation awards to members of our executive management that directly align their personal interests with those of our shareholders. Our executive compensation program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and increase shareholder value, while at the same time making the most efficient use of shareholder resources. This compensation philosophy puts a strong emphasis on pay for performance, and uses equity awards as a significant component in order to correlate the long-term growth of shareholder value with management’s most significant compensation opportunities.

The three primary components of total direct compensation for our senior executives are:

  base salary;
  annual cash incentive bonus opportunity; and
  stock options and restricted stock.

The relative weighting of the three components of compensation is designed to strongly reward long-term performance, by heavily emphasizing the proportion of long-term equity compensation.

During the fiscal year ended March 31, 2012, the Company was focused on (1) operation, financing and construction for the San Emidio Phase I and II geothermal project in Nevada, (2) permitting, drilling, financing and construction for the Neal Hot Springs project in Oregon, (3) signing the San Emidio PPA contract with NV Energy, (4) conducting negotiations for PPA and equity partners at the El Ciebello project in Guatemala, (5) optimizing the operation of the well field at the Raft River project in Idaho, and (6) the evaluation of potential new geothermal project acquisitions.

The Compensation and Benefits Committee is appointed annually by the Board of Directors to discharge the Board’s responsibilities relating to compensation and benefits of the executive officers of our Company. The goals of the committee are to attract, retain and motivate our executive officers by providing appropriate levels of compensation and benefits while taking into consideration, among such other factors as it may deem relevant, our Company’s performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies and the awards given to the executive officers in past years. The main categories of compensation available to the committee are base salary, discretionary annual performance bonuses, stock option grants, stock awards, and insurance reimbursements.

We compete with a variety of companies for our executive-level employees. The Compensation and Benefits Committee uses base salary to compensate the executive officers for services rendered. Base salaries are intended to be competitive for companies of similar size and purpose, also taking into consideration individual factors such as experience, tenure, institutional knowledge and qualifications. An informal review of several public junior resource development companies was completed to provide the committee with comparative compensation information. The committee looked at Nevada Geothermal Power Inc., Ram Power Corp., China Gold International Resources Corp Ltd, and Chesapeake Gold Corp., who are involved in either geothermal development or in mineral exploration. Base salaries are reviewed annually to determine whether they are consistent with our overall compensation objectives. In considering increases in base salary, the Compensation and Benefits Committee reviews individual and corporate performance, market and industry conditions, and our overall financial health.

While the Company does not attach a weighting to the various components of executive compensation, the Compensation and Benefits Committee attempts to pay a competitive salary (retention) to its executives while providing long-term incentive to the executives through equity awards (ownership/reward) in order to align their interest with the long-term progression of the Company as a whole. Our Chief Executive Officer and Compensation and Benefits Committee perform an informal annual review of compensation practices of similar sized companies to educate themselves of the general parameters (levels and types of compensation) for executive compensation. They do not, however, benchmark the various components of pay. The review highlights areas of our executive pay package that may not be consistent with compensation practices at similar sized companies and provides the committee with knowledge of the compensation landscape for its executives.

The Compensation and Benefits Committee may grant annual performance bonuses as a reward for achievement of individual and corporate short-term goals. Any grant of an annual performance bonus is discretionary and the amount is determined after recommendation from the CEO. Involvement of other executive officers in the determination of bonus amounts to be paid is immaterial. Bonus amounts should be dependent upon our financial and operational performance as well as the completion of specific milestone events by the individual executive officer.

The bonuses paid in June 2011 were based on significant milestones and achievements of the Company during the calendar year 2010 including the following:

  Closing the DOE Loan Guarantee for the Neal Hot Springs project
  Finalizing the reservoir model for the Neal Hot Springs reservoir and planning the 2011 drilling program
  Negotiating a new PPA for San Emidio with NV Energy
  Conducting negotiations for PPA and equity partners at the El Ciebello project in Guatemala
  Starting construction of the San Emidio Unit 1 power plant in Nevada
  Drilling injection and production wells, field development and reservoir testing activities at Neal Hot Springs
  Negotiating and closing an investment by Enbridge (U.S.) Inc. in the Neal Hot Springs Project
  Completing the temperature gradient drilling program at the Neal Hot Spring project
  Negotiating and closing the financing and EPC for Phase 1 of the San Emidio Project

Generally, the Compensation and Benefits Committee grants stock options to all employees, including executive officers, for motivation and retention purposes annually after completion of our annual financial reports. Stock options are granted with an exercise price equal to the market value of our common stock on the date of the grant, and with a term of five years. The timing of the stock option grant is not coordinated with the release of material non-public information and is typically in the first or second fiscal quarter. The options vest 25% on date of grant, and another 25% each six months thereafter. During the fiscal year ended March 31, 2011, stock option grants to executive officers represented approximately 38% of the total stock option grants to all employees. During the fiscal year ended March 31, 2012, stock option grants to executive officers represented approximately 24% of the total stock option grants to all employees. We do not have a formal procedure for determining factors to consider when making grants. The committee uses an informal review of similar sized companies engaged in natural resource development to assist in determining the appropriate levels of stock option grants.

Our executive officers do not receive any material incremental benefits that are not otherwise available to all of our employees. Our health and dental insurance plans are the same for all employees.

On September 29, 2011, Daniel J. Kunz, Chief Executive Officer, signed an employment agreement that sets the amount of time devoted to the business of the Company to 60 hours per month at a compensation of $120,000 annually. Mr. Kunz is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The Company will also provide reasonable life insurance and accidental death coverage with the proceeds payable to Mr. Kunz’s estate or specified family member. The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of the Company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Kunz. Otherwise, the Company may terminate the agreement upon one month written notice. The agreement includes covenants by Mr. Kunz of confidentiality and non-competition, and provides for equitable relief in the event of breach. In the case of termination of employment due to a change of control, Mr. Kunz will receive a lump sum payment equal to 24 monthly installments of the employee’s normal compensation. Effective February 1, 2012, Mr. Kunz agreed to increase his hours to 120 hours per month at an annual rate of $240,000.

Douglas J. Glaspey, President and Chief Operating Officer, signed an employment agreement on April 1, 2011, which was effective as of April 1, 2011 and which provides for an annual salary of $175,000. Mr. Glaspey is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of the Company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Glaspey. In the event of early termination due to failure to comply with the agreement, the employee would be entitled to compensation earned through the date of termination. In the case of termination of the employment agreement due to a change of control, Mr. Glaspey will receive a lump sum payment in the amount equal to 18 monthly installments of the employee’s normal compensation. Effective October 1, 2011, Mr. Glaspey’s annual salary was increased to $210,000.

Kerry D. Hawkley, Chief Financial Officer, signed an employment agreement on April 1, 2011, which was effective as of April 1, 2011 and which provides for an annual salary of $140,000. Mr. Hawkley is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of the Company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Hawkley. In the event of early termination due to failure to comply with the agreement, the employee would be entitled to compensation earned through the date of termination. In the case of termination of the employment agreement due to a change of control, Mr. Hawkley will receive a lump sum payment in the amount equal to 18 monthly installments of the employee’s normal compensation.

Jonathan Zurkoff, Treasurer and Executive Vice President, signed an employment agreement on December 31, 2010, which was effective as of December 31, 2010 and which provides for an annual salary of $160,000. Mr. Zurkoff is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of the Company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Zurkoff. In the event of early termination due to failure to comply with the agreement, the employee would be entitled to compensation earned through the date of termination. In the case of termination of the employment agreement due to a change of control, Mr. Zurkoff will receive a lump sum payment in the amount equal to 18 monthly installments of the employee’s normal compensation. Effective October 1, 2011, Mr. Zurkoff’s annual salary was increased to $192,000.

Summary Compensation Table

The following table shows the compensation for each of the last two fiscal years awarded to or earned by our Chief Executive Officer and each of our three other most highly compensated executive officers during the fiscal year ended March 31, 2012 (collectively, our “Named Executive Officers”).

Name and principal position(s)	Fiscal year ended March 31,	Salary (1) ($)	Bonus (2) ($)	Option Awards (3) ($)	All other compensation (4) ($)	Total ($)

Daniel J. Kunz, Chief Executive Officer	2011	230,000	48,000(5)	266,563	8,170	552,733
	2012	175,000	0	124,700	8,170	307,870

Douglas J. Glaspey, President and Chief Operating Officer	2011	175,000	31,000(5)	153,082	1,035	360,117
	2012	192,500	0	82,302	1,035	275,837

Kerry D. Hawkley, Chief Financial Officer	2011	140,000	25,000(5)	54,266	0	219,266
	2012	140,000	0	47,386	0	187,386

Jonathan Zurkoff, Treasurer and Executive Vice President	2011	160,000	33,000 (5)	72,825	0	265,825
	2012	176,000	0	70,124	0	246,124

(1)	Dollar value of base salary (cash and non-cash) earned by the Named Executive Officer during the fiscal year.
(2)	Dollar value of bonus (cash and non-cash) earned by the Named Executive Officer during the fiscal year. Bonuses are eligible to all employees and submitted and approved by the Board annually.
(3)	Stock options and restricted stock are valued at the grant date in accordance with FASB ASC Topic 718.
(4)	Other compensation consists of all other compensation not disclosed in another category.
(5)	Cash bonuses earned for the fiscal year ended March 31, 2012 have not yet been determined.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unexercised stock options, unvested restricted stock, and other equity incentive plan awards held at the fiscal year ended March 31, 2012 by our Named Executive Officers.

	Option Awards				Stock Awards
		Number of
	Number of	Securities			Number of
	Securities	Underlying			Shares or Units	Market Value of
	Underlying	Unexercised	Option	Option	of Stock That	Shares or Units of
	Unexercised Options	Options	Exercise Price	Expiration	Have Not Vested	Stock That Have
Name	(#) Exercisable	(#) Unexercisable (1)	($)	Date	(#)	Not Vested ($)
Daniel J. Kunz	40,000	0	2.41	7/23/12	0	0
Douglas J. Glaspey	40,000	0	2.41	7/23/12	0	0
Kerry D. Hawkley	40,000	0	2.41	7/23/12	0	0
Daniel J. Kunz	250,000	0	2.22	5/19/13	0	0
Douglas J. Glaspey	250,000	0	2.22	5/19/13	0	0
Kerry D. Hawkley	100,000	0	2.22	5/19/13	0	0
Daniel J. Kunz	175,000	0	0.92	5/26/14	0	0
Douglas J. Glaspey	150,000	0	0.92	5/26/14	0	0
Kerry D. Hawkley	100,000	0	0.92	5/26/14	0	0
Jonathan Zurkoff	150,000	0	0.92	5/26/14	0	0
Daniel J. Kunz	200,000	0	0.86	9/10/15	0	0
Douglas J. Glaspey	100,000	0	0.86	9/10/15	0	0
Kerry D. Hawkley	50,000	0	0.86	9/10/15	0	0
Jonathan Zurkoff	145,000	0	0.86	9/10/15	0	0
Daniel J. Kunz	187,500	62,500	0.83	6/3/16	0	0
Douglas J. Glaspey	123,750	41,250	0.83	6/3/16	0	0
Kerry D. Hawkley	71,250	23,750	0.83	6/3/16	0	0
Jonathan Zurkoff	109,500	36,500	0.83	6/3/16	0	0

(1) The options unexercisable at March 31, 2012 will fully vest on December 3, 2012.

Potential Payments Upon Termination or Change-in-Control

Payments Made Upon Termination Absent a Change-in-Control. Except as discussed below under “Potential Payments Upon Change-in-Control,” if the employment of any of our Named Executive Officers is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid to him, other than what the officer has accrued and is vested in under the benefit plans. A voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding stock options or shares of restricted stock.

Potential Payments Upon Change-in-Control. We have entered into employment agreements with Messrs. Kunz, Glaspey, Hawkley and Zurkoff which provide for change-in-control payments. For Messrs. Glaspey, Hawkley and Zurkoff, the employment agreements provide that if within twelve months of a change-in-control of U.S. Geothermal Inc. the officer is terminated either by U.S. Geothermal Inc. (other than for cause or disability), or by the officer for good reason, then the officer will be entitled to a lump-sum payment consisting of (a) the officer’s prorated base salary through the date of termination, (b) a severance payment equal to eighteen times the officer’s monthly base salary at termination, and (c) employee medical and dental coverage for eighteen months or until the officer commences alternate employment, whichever comes first. The terms “cause,” “good reason” and “change-in-control” are defined in the agreements.

For Mr. Kunz, the employment agreement provides that if within twelve months of a change-in-control of U.S. Geothermal Inc. the officer is terminated either by U.S. Geothermal, Inc. (other than for cause or disability), or by the officer for good reason, then the officer will be entitled to a lump-sum payment consisting of (a) the officer’s prorated base salary through the date of termination, (b) a severance payment equal to twenty four times the officer’s monthly base salary at termination, and (c) employee medical and dental coverage for twenty four months or until the officer commences alternate employment, whichever comes first. The terms “cause,” “good reason” and “change-in-control” are defined in the agreement.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to our directors during the fiscal year ended March 31, 2012.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards (1) ($)	Non-equity incentive plan compens- ation ($)	Nonqualified deferred compensa- tion earnings ($)	All other compensa- tion ($)	Total ($)
John H. Walker	30,000	0	44,892	0	0	0	74,892

Paul A. Larkin	30,000	0	44,892	0	0	0	74,892

Leland L. Mink	30,000	0	44,892	0	0	0	74,892

Dennis J. Gilles	17,500	0	36,070	0	0	0	53,570

(1) Stock options are valued at the grant date in accordance with FASB ASC Topic 718.

Directors who are not otherwise remunerated per an employment agreement are paid $7,500 per quarter and eligible to receive awards under our equity compensation plans. Directors who are also officers do not receive any compensation for serving in the capacity of director. However, all directors are reimbursed for their out-of-pocket expenses in attending meetings.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth the number of securities authorized for issuance under the Company’s equity compensation plans as of the fiscal year ended March 31, 2012.

		Weighted average	Number of securities remaining
	Number of securities to be	exercise price of	available for future issuance
	issued upon exercise of	outstanding	under equity compensation plans
	outstanding options,	options, warrants	(excluding securities reflected in
	warrants and rights	and rights	column(a))
	(a)	(b)	(c)

Plan Category

Equity compensation plans approved by security holders	7,975,125	$1.25	4,786,941

Equity compensation plans not approved by security holders	Nil	N/A	Nil

Total	7,975,125	$1.25	4,786,941

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

U.S. Geothermal Inc. has written procedures for reviewing transactions between U.S. Geothermal Inc. and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Since April 1, 2010, there have been no financial transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the Company or any of its subsidiaries, was or is to be a participant, and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which a director, an executive officer, any immediate family member of a director or executive officer, a beneficial owner of more than 5% of the Company’s outstanding common stock or any immediate family member of the beneficial owner, had or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the financial statements of U.S. Geothermal Inc., compliance by U.S. Geothermal Inc. with legal and regulatory requirements, and the independence and performance of U.S. Geothermal Inc. internal and external auditors.

The consolidated financial statements of U.S. Geothermal Inc. for the year ended March 31, 2012, were audited by MartinelliMick PLLC, independent auditor for U.S. Geothermal Inc.

As part of its activities, the Audit Committee has:

1.	Reviewed and discussed with management the audited financial statements of U.S. Geothermal Inc.;

2.	Discussed with the independent auditor the matters required to be discussed under Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees);

3.

Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence;

4.	Discussed with the independent auditor the independent auditor’s independence; and

5.

Verified that the Company has maintained, in all material respects, effective internal control over financial reporting as of March 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of U.S. Geothermal Inc. for the year ended March 31, 2012, be included in U.S. Geothermal Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of U.S. Geothermal Inc.

John H. Walker
Paul A. Larkin
Leland L. Mink

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2011, the Company engaged MartinelliMick PLLC, certified public accountants, as the principal accountant to audit the Company’s financial statements effective November 1, 2011. MartinelliMick PLLC replaced BehlerMick PS, which resigned as the Company’s principal accountant effective October 31, 2011 and no longer practices public accounting effective November 1, 2011. With the departure of BehlerMick PS’s former managing partner in December 2010, BehlerMick PS’s management decided to change the firm’s legal structure and formed a new legal entity, MartinelliMick PLLC. Although MartinelliMick PLLC is a new entity, the same personnel has continued to perform the audits of the financial records of the Company.

Audit Fees

The aggregate fees billed to the Company by MartinelliMick, PLLC for the fiscal year ended March 31, 2012, for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, was $22,460.

The aggregate fees billed to the Company by BehlerMick PS for the fiscal years ended March 31, 2012 and 2011, for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audits of financial statements of the Company’s subsidiaries required by regulation, were $66,064 and $85,452, respectively.

Audit-Related Fees

The aggregate fees billed to the Company by MartinelliMick, PLLC for the fiscal year ended March 31, 2012, for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above, was $8,214. The services comprising such fees related to compliance with the Sarbanes Oxley Act of 2002.

The aggregate fees billed to the Company by BehlerMick PS for the fiscal years ended March 31, 2012 and 2011, for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above, were $8,805 and $26,575, respectively. The services comprising such fees related to compliance with the Sarbanes Oxley Act of 2002.

The aggregate fees billed to the Company by Hein & Associates LLP for the fiscal years ended March 31, 2012 and 2011, for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above, were $71,205 and $124,852, respectively. The services comprising such fees related to compliance with the Sarbanes Oxley Act of 2002. Since the Company does not employ an internal audit staff, Hein & Associates LLP performed the internal audit function for verification of compliance with internal controls and procedures.

Tax Fees

The aggregate fees billed to the Company by Hein & Associates LLP for the fiscal years ended March 31, 2012 and 2011, for professional services rendered for tax compliance, tax advice, and tax planning, was $32,490 and $7,155, respectively. The services comprising such fees related to tax compliance, including the preparation of and assistance with federal, state and local income tax returns, foreign and other tax compliance. Neither MartinelliMick, PLLC nor BehlerMick PS rendered any professional services relating to tax compliance, tax advice, or tax planning during the fiscal years ended March 31, 2012 and 2011.

All Other Fees

The Company was not billed by MartinelliMick, PLLC, BehlerMick PS or Hein & Associates LLP for any other services during the fiscal years ended March 31, 2012 and 2011.

Administration of Engagement of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent auditor. The Audit Committee has established a policy for pre-approving the services provided by our independent auditor in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent auditor and an annual review of the financial plan for audit fees.

All of the services provided by our independent auditor for the fiscal years ended March 31, 2012 and 2011, including services related to the Audit-Related Fees and Tax Fees described above, were approved by the Audit Committee under its pre-approval policies.

PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITOR

As discussed above, MartinelliMick PLLC began serving as our independent auditor effective November 1, 2011. The Audit Committee has selected MartinelliMick PLLC to serve as our independent auditor for the transition period ending December 31, 2012. While we are not required to do so, U.S. Geothermal Inc. is submitting the selection of MartinelliMick PLLC to serve as our independent auditor for the transition period ending December 31, 2012, for ratification in order to ascertain the views of our shareholders on this appointment. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of MartinelliMick PLLC are not expected to be present at the annual meeting.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the ratification of the selection of MartinelliMick PLLC as the independent auditor of U.S. Geothermal Inc. and its subsidiaries for the transition period ending December 31, 2012.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Our Annual Report to Shareholders, including financial statements for the fiscal year ended March 31, 2012, accompanies this proxy statement. The Annual Report to Shareholders is also available on our website at www.usgeothermal.com. Copies of our Annual Report on Form 10-K and Amendment No. 1 on Form 10-K/A, which are on file with the SEC, are available to any shareholder who submits a request in writing to U.S. Geothermal Inc., 1505 Tyrell Lane; Boise, Idaho 83706. Copies of any exhibits to the Form 10-K and Form 10-K/A are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

“HOUSEHOLDING” OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for our registered shareholders, some brokers household U.S. Geothermal Inc. proxy materials and annual reports, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, shareholders should write to U.S. Geothermal Inc., 1505 Tyrell Lane, Boise, Idaho 83706, or call (208) 424-1027.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of U.S. Geothermal Inc.

/s/ Kerry D. Hawkley

Kerry D. Hawkley
Chief Financial Officer and Corporate Secretary

Dated: August 27, 2012

LOCATION OF U.S. GEOTHERMAL INC. ANNUAL MEETING OF SHAREHOLDERS

Friday, October 12, 2012 at 10:00 a.m. MDT
U.S. Geothermal Corporate Office
1505 Tyrell Lane
Boise, Idaho

Beneficial owners of common stock held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your broker, bank or other nominee are examples of proof of ownership.

August 17, 2012

ANNUAL LETTER TO SHAREHOLDERS

To the Shareholders of U.S. Geothermal Inc.:

We have witnessed a significant increase in the volatility and uncertainty of the global economy and capital markets over the past year. These conditions have put tremendous pressure on our share price, which began fiscal year 2011 at $1.10 per share and ended at $0.52 per share, and have overshadowed the remarkable advancements made by U.S. Geothermal Inc.: successful well repairs at Raft River, commercial operation of the new power plant at San Emidio and construction of the new Neal Hot Springs power plant to over 90% complete.

The company today has a diversified base of electrical energy production located in three western states. We have equity interests in four significant power projects with two of them already producing and selling electricity, one of them very near producing and selling electricity, and one project in advanced stages of exploration and development.

A look back at the achievements of the past fiscal year, which ended March 31, 2012, are impressive: an independent reservoir certificate was received for Neal Hot Springs; complex repairs were successfully completed for wells RRG-7 and RRG-2 at Raft River; a new 25 year power purchase agreement was signed and approved and a $7.5 million bridge loan was secured for San Emidio; a new and experienced member was added to strengthen the board of directors; funding began under the terms of a $96.8 million project loan at Neal Hot Springs; and construction activities advanced substantially at both Neal Hot Springs and San Emidio.

For the year ended March 31, 2012, we experienced a loss of $6,308,117 ($0.07 per share), which is indicative of the high level of activity related to the Raft River well repairs, shut down of the old plant and development of the new plant at San Emidio, exploration drilling at San Emidio and Gerlach, new project development, financing, and management incentive to support our growth initiatives. The balance sheet includes non-recourse debt in support of project construction and about $8.7 million in cash.

Major efforts were made by the development team to advance the company’s two active construction projects toward completion. These are innovative power plants being deployed at San Emidio and Neal Hot Springs. As such, a series of technical matters, including unwanted vibration, were encountered and overcome but caused a delay in the startup at San Emidio. Commercial operations were declared for Unit I at San Emidio on May 25, 2012. The plant operates at a high level of efficiency. Electrical energy from the new power plant is being sold at an average rate of $89.75 per megawatt hour, subject to a 1% annual escalator, under the terms of a 25 year power purchase agreement. The new San Emidio power plant is expected to generate approximately 85,800 megawatt hours of electrical power each year.

Neal Hot Springs saw a significant amount of construction work completed according to schedule and budget. The plant, which is over 90 % complete, is composed of three modules each similar in size and configuration to the new San Emidio unit. Due to lack sufficient permeability in an injection well drilled during the year, we had an unexpected cost increase related to the drilling budget. To cover the cost increase, our partner Enbridge Inc. provided additional funds in exchange for an increased stake in the project. Neal Hot Springs is expected to declare commercial operation in the 4th quarter. The plant is expected to produce about 185,000 megawatt hours annually and the project will sell its power at an average rate of $99.00 per megawatt hour in 2013.

Website: www.usgeothermal.com	NYSE MKT: HTM	TSX: GTH

At Raft River the work undertaken to repair leaking lap joints on two of the existing wells was successful. The project is now operating near original the original output level and is expected to generate some 83,200 megawatt hours annually. Raft River also generates revenues and cash for the company and recently we returned to the original accounting method and now consolidate the project on our books.

Today the company is better poised than it has ever been to achieve its long stated objectives of developing a proven geothermal power company with sustainable revenues, earnings, and cash flows. The electricity from each of these three projects is being sold under 20 or 25-year power sales agreements. The long term sales provide a solid foundation for the company as we continue to develop new geothermal power projects in the future. With all three power plants operating in calendar year 2013, the annual base load power generation is expected to be 354,000 megawatt hours. Our ownership of Raft River is 50%, San Emidio is 100%, Neal Hot Springs (yet to be calculated) is about 60% and El Ciebello is 100%.

The U.S. Geothermal management team has now successfully completed the development and construction of three geothermal power plants: Raft River Idaho in 2008, San Emidio Nevada in May 2012 and Neal Hot Springs Oregon expected in the 4th quarter of 2012. Key activities for the next several months include completion of long-term financing at San Emidio and declaration of commercial operations at Neal Hot Springs. The development team is ready to move to the next challenge. At the same time our operations subsidiary, US Geothermal Services, will now operate the three plants by employing collective efficiencies and skills to keep the cost structure low and seek continuous improvements. US Geothermal Services earns a fee at each operation.

Given the current weakened market for green power in the United States (due to, among other reasons, low natural gas prices) the development team will now focus on two projects: our Unit II at San Emidio and our El Ciebello steam geothermal project. At San Emidio we retain the option to add a second unit under the existing power purchase and transmission agreements. The second unit would be very similar to Unit I except it would be air cooled. We have prequalified the second unit for the tax cash grant eligibility with the initiation of construction of its production wells. We must complete Unit I long term financing before we can secure financing for Unit II. We are pleased to learn that Congress may extend the very important tax benefits beyond 2013 since we may not have the Unit II plant online by then so may not receive the 30% cash grant.

U.S. Geothermal Inc.	1505 Tyrell Lane, Boise, ID 83706	208-424-1027
www.usgeothermal.com

We hold geothermal energy rights to 100 square kilometers located adjacent to Guatemala City. The site contains the advanced El Ciebello geothermal project in addition to many other geologic features that indicate strong geothermal potential across the area. The El Ciebello project is a planned 25 MW steam power plant based on current information derived from five existing production wells drilled by previous owners and geophysical studies conducted in the past. The plant is planned to produce 208,000 megawatt hours annually. The existing wells need to be deepened and new wells need to be drilled to confirm reservoir size and commerciality.

The electrical energy market in Guatemala is dominated by expensive imported coal and fuel oil and favors the development of geothermal power at attractive power prices. We are currently in negotiations for a long term power sales agreement that is expected to be at favorable pricing to provide attractive returns to investors.

One final housekeeping matter: from now on we will be reporting our fiscal year end using calendar year. Since 2012 will be a stub year with only nine months its year will end December 31, 2012 and then fiscal year 2013 will be calendar year 2013 ending December 31.

/s/ Daniel J. Kunz

Daniel Kunz
Chief Executive Officer

U.S. Geothermal Inc.	1505 Tyrell Lane, Boise, ID 83706	208-424-1027
www.usgeothermal.com

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

[ x ]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended March 31, 2012

or

[ ]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______to ______

Commission File Number 001-34023

U.S. GEOTHERMAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	84-1472231
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1505 Tyrell Lane
Boise, Idaho	83706
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code 208-424-1027

Securities registered under Section 12(b) of the Exchange Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	NYSE MKT LLC

Securities registered pursuant to Section 12(g) of the Act: NONE

Indicate by check mark if the registrant is well-known seasoned issuer, as defined in Rule 405 of the Securities Act
[   ]Yes    [ x ]No

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
[  ]Yes [ x ]

No Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for at least the past 90 days.
[ x ] Yes  [  ] No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulations S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
[ x ] Yes  [  ] No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller	Smaller reporting company [ x ]
reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).
[  ] Yes [ x ] No

The aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity, as of July 11, 2012: $32,913,701

The number of shares outstanding of the registrant’s common stock as of July 12, 2012 was 88,955,948.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the definitive proxy statement for the Registrant’s 2012 Annual Meeting of Shareholders to be held on October 12, 2012 are incorporated by reference into Part III of this Form 10-K.

U.S. Geothermal Inc. and Subsidiaries
Form 10-K
INDEX
For the Year Ended March 31, 2012

U.S. Geothermal Inc. and Subsidiaries
Form 10-K
INDEX
For the Year Ended March 31, 2012

PART I

ITEM 1. DESCRIPTION OF BUSINESS

Information Regarding Forward Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “intend,” “estimates,” “may,” “should,” “will,” “could,” “plan,” “predict,” “potential,” or similar expressions in this document or in documents incorporated by reference in this document. Examples of these forward-looking statements include, but are not limited to:

  our business and growth strategies;

  our future results of operations;

  anticipated trends in our business;

  the capacity and utilization of our geothermal resources;

  our ability to successfully and economically explore for and develop geothermal resources;

  our exploration and development prospects, projects and programs, including construction of new projects and expansion of existing projects;

  availability and costs of drilling rigs and field services;

  our liquidity and ability to finance our exploration and development activities;

  our working capital requirements and availability;

  our illustrative plant economics;

  market conditions in the geothermal energy industry; and

  the impact of environmental and other governmental regulation.

These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:

  the failure to obtain sufficient capital resources to fund our operations;

  unsuccessful construction and expansion activities, including delays or cancellations;

  incorrect estimates of required capital expenditures;

  increases in the cost of drilling and completion, or other costs of production and operations;

  the enforceability of the power purchase agreements for our projects;

  impact of environmental and other governmental regulation, including delays in obtaining permits;

  hazardous and risky operations relating to the development of geothermal energy;

  our ability to successfully identify and integrate acquisitions;

  our dependence on key personnel;

  the potential for claims arising from geothermal plant operations;

  general competitive conditions within the geothermal energy industry; and

  financial market conditions.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

The U.S. dollar is the Company’s functional currency; however some transactions involved the Canadian dollar. All references to “dollars” or “$” are to United States dollars and all references to $ CDN are to Canadian dollars.

U.S. Geothermal Inc. (the “Company,” “HTM” or “we” or “us” or words of similar import) is in the renewable “green” energy business. Through its subsidiary, U.S. Geothermal Inc., an Idaho corporation (“Geo-Idaho,” although our references to the Company include and refer to our operations through Geo-Idaho), we are engaged in the acquisition, development and utilization of geothermal resources in the Western Region of the United States of America. Geothermal energy is the natural heat energy stored within the earth’s crust. In some areas of the earth, economic concentrations of heat energy result from a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, and then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present.

Development of Business

History

Geo-Idaho was formed as an Idaho corporation in February 2002 to conduct geothermal resource development. On March 5, 2002, Geo-Idaho entered into a letter agreement with the previous owner, pursuant to which Geo-Idaho agreed to acquire all of the real property, personal property and permits that comprised the owner’s interest in the Raft River project located in southeastern Idaho.

The Company and Geo-Idaho entered into a merger agreement on February 28, 2002, which was amended and restated on November 30, 2003, and closed on December 19, 2003. In accordance with the merger agreement, the Company acquired Geo-Idaho through the merger of Geo-Idaho with a subsidiary, EverGreen Power Inc., an Idaho corporation formed for that purpose. Geo-Idaho is the surviving corporation and the subsidiary through which the Company conducts operations. As part of this acquisition, we changed our name to U.S. Geothermal Inc. Because the former Geo-Idaho shareholders became the majority holders of the Company, the transaction is treated as a “reverse takeover” for accounting purposes.

We currently operate two power plants that include, Raft River Unit I in Idaho (through our joint venture with Raft River I Holdings, LLC, a subsidiary of Goldman Sachs) and a plant located in the San Emidio Desert in Nevada. We also have several other properties under development or exploration. Raft River Unit I (“RREI”) commenced commercial operations on January 3, 2008. Raft River Unit I is currently selling an annual average of 8 megawatts (“MWs”) of power to Idaho Power Company under a net 13 MW power purchase agreement (“PPA”) which expires in 2032. Management is currently evaluating alternatives to bring the RREI plant operations to its nameplate capacity of 13 MW.

In May 2008, we acquired the geothermal assets, including a 3.6 net MW nameplate generating capacity power plant, from Empire Geothermal Power LLC and Michael B. Stewart, located in Washoe County, Nevada for approximately $16.6 million which includes the Granite Creek geothermal and certain ground water rights. The plant currently generates an approximate average net output of 2.5 MWs, which is sold to Sierra Pacific Power Corporation. With the recent downturn in the economy we have been focusing our efforts on maximizing the available leverage to our existing equity investments and pursuing a development plan with lower risks by avoidance of exploration drilling of production wells. As a result we are planning a 35 MW development in three phases with the first phase a “repower” facility at San Emidio which will use the existing geothermal fluid feeding the existing plant to feed a new plant. The plant size is estimated to be 8.6 net MWs and is substantially complete and is in the process of becoming commercially operational. The second phase is a planned 8.6 net MW module similar to the first phase unit and is expected to be online in the fourth calendar quarter of 2013. The third phase is planned as a further expansion for 17.2 MW net utilizing two additional power modules similar to the first and second phases. The third phase is planned to be on line the fourth calendar quarter of 2014.

On September 5, 2006, the Company announced the acquisition of property for a geothermal project at Neal Hot Springs, Oregon located in eastern Oregon near the Idaho border. The property is 8.5 square miles of geothermal energy and surface rights. On May 5, 2008, the Company announced that drilling had begun on the first full size production well (“NHS-1”) which was completed on May 23, 2009. In February 2009, the Company submitted an application for the project to the U.S. Department of Energy’s (“DOE”) Energy Efficiency, Renewable Energy and Advanced Transmission and Distribution Solicitation loan guarantee program under Title XVII of the Energy Policy Act of 2005. On May 26, 2009, the Company announced that it had been selected by DOE to enter into due diligence review on a project loan. Construction on a drill pad was completed in August 2009. In September 2009, the Company began drilling production well number 5 (“NHS-5”), which was substantially completed on October 15, 2009. Also, in September 2009, the Company began a temperature gradient well program to expand the knowledge of the entire geothermal resource. On December 14, 2009, the Company announced that its wholly owned subsidiary USG Oregon LLC has signed a 25-year power purchase agreement with Idaho Power Company that provides for the sale of up to 25 MWs. The PPA was approved by the Idaho PUC in May of 2010. The financial closing for the DOE loan guarantee took place in February 2011 which secured a $96.8 million loan guarantee from the Department of Energy and a direct loan from the U.S. Treasury’s Federal Financing Bank. The $96.8 million loan represents 75% of the total project cost which is now estimated to be $129 million for the project. The DOE loan is a combined construction and 22 year term loan. The interest rate on the loan is set at the 22 year treasury rate plus approximately 37 basis points when each advance is drawn. The project’s partner (Enbridge Inc.) has contributed over $32.8 million as of May 31, 2012. Enbridge’s equity interest has not been determined; however it will exceed 20%. The project is expected to be fully financed with the partners’ contributions and the DOE loan proceeds.

In October 2011, USG Oregon LLC began drawing on the DOE loan. During the fiscal year ended March 31, 2012, the Company completed drilling several wells for the Neal Hot Springs Oregon Project and substantial progress was made on construction of the power plant modules, cooling towers, support buildings and other critical components.

Plan of Operations

Our management examines different factors when assessing potential acquisitions or projects at different stages of development, such as the internal rate of return of the investment, technical and geological matters and other relevant business considerations. We evaluate our operating projects based on revenues and expenses, and our projects under development, based on costs attributable to each project.

We have exploration and development properties located in:

  Raft River, Idaho;
  Neal Hot Springs, Oregon;
  San Emidio, Nevada;
  Gerlach, Nevada;
  Granite Creek, Nevada; and,
  Republic of Guatemala.

Our business strategy is to identify, evaluate, acquire, develop and operate geothermal assets and resources economically, safely and efficiently. We intend to execute this strategy in several steps outlined below:

  Leverage Management Team Capabilities and Experience – Our strategy is focused on the identification and acquisition of resources that can be developed in a cost-effective manner to produce attractive returns. In particular, we seek to acquire projects that have already undergone geothermal resource discovery. In addition, we intend to operate and manage construction of the projects, while using internal personnel and third-party contractors to efficiently and cost-effectively develop those resources. We believe that we have the strategic personnel in place to determine which resources provide the greatest opportunity for efficient development and operation. We have developed relationships and employed personnel that will allow us to develop and utilize geothermal resources as efficiently as possible.

  Develop Our Pipeline of Quality Projects – Our project pipeline currently consists of several projects that we believe are aligned with our growth strategy. These projects have consulting reports from various industry experts supporting our belief in those projects’ potential, and we have started PPA negotiations for power off-take with counterparties for some of these growth opportunities. If realized, our identified project pipeline will greatly expand our renewable power generation capacity.

  Utilize Production Tax Credits, Investment Tax Credits and Other Incentives – Although geothermal power production can be cost competitive with fossil fuel power generating facilities without government subsidies in some cases, production tax credits (“PTC”) and Investment Tax Credits (“ITC”) available to geothermal power producers enhance the project economics and attract capital investment. For the Raft River Unit I project, we partnered with Goldman Sachs as a tax equity partner to fully utilize production tax credits available to the project. Our strategy going forward is to structure project ownership to be the primary beneficiary of project economics. Recent legislation enacted as part of the stimulus funding has provided an election to take 30% ITC in lieu of the PTC for certain qualified investments being initiated before the end of 2010 and being placed in service before the end of 2013. This ITC election may be available to us at our San Emidio and Neal Hot Springs projects.

  Pursue Acquisition Strategy – The geothermal market, particularly in the United States, is fragmented and characterized by a few large players and a number of smaller ones. Geothermal exploration and development is costly, technically challenging and requires long lead times before a project will produce revenue. We believe that geothermal technical and managerial talent is limited in the industry and that access to capital to develop projects will not be equally available to all participants. As a result, we believe that there will be opportunities in the future to pursue acquisitions of geothermal projects and/or geothermal development companies with attractive project pipelines.

  Evaluate Other Potential Revenue Streams from Geothermal Resources – In addition to electricity generation, we may evaluate additional applications for our geothermal resources including industrial, agriculture, and aquaculture purposes. These uses generally constitute lower temperature applications where, after driving a turbine generator, residual hot water can be cycled for secondary processes before being returned to the geothermal reservoir by injection wells, which can provide incremental revenue streams. We may evaluate the optimal use for each geothermal resource and determine whether selling heat for industrial purposes or generating and subsequently selling power to a grid will generate the highest return on the asset.

Cash Requirements

We believe our cash and liquid investments at March 31, 2012 are adequate to fund our general operating activities through December 31, 2012 including drilling at Neal Hot Springs, general development support activities at San Emidio and repair activities at Raft River. Other project development, such as Guatemala, may require additional funding. In addition to government loans and grants discussed below, we anticipate that additional funding may be raised through financial and strategic partnerships, market loans, the issuance of equity and/or through the sale of ownership interest in tax credits and benefits.

The current financial credit crisis is not anticipated to impact the ability of our customers, Idaho Power Company and Sierra Pacific Power, to pay for their power. This power is sold under long-term contracts at fixed prices to large utilities. The current status of the credit and equity markets could delay our project development activities while the Company seeks to obtain economic credit terms or a favorable equity market price to further the drilling and construction activities. The Company continues discussions with potential investors to evaluate alternatives for funding at the corporate and project levels.

For projects under construction before the end of 2010 and online before the end of 2013, a project can elect to take a 30% investment tax credit (“ITC”) in lieu of the production tax credit (“PTC”). The ITC may be converted into a cash grant within the first 60 days of operation of the plant. Phase I at San Emidio attained commercial operation on May 25, 2012. An application will be submitted in July 2012 electing to take the ITC cash grant in lieu of the PTC, which will result in a check from the U.S. Treasury for approximately $11 million by September 2012 and will be used to retire an existing bridge loan of approximately $7.5 million.

On May 21, 2012, U.S. Geothermal Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which the Company has the right to sell to LPC up to $10,750,000 in shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), subject to certain limitations and conditions set forth in the Purchase Agreement and imposed by the Company’s board of directors and pricing committee thereof.

Pursuant to the Purchase Agreement, upon the satisfaction of all of the conditions to the Company’s right to commence sales under the Purchase Agreement (the “Commencement”), LPC initially purchased $750,000 in shares of Common Stock at $0.38 per share. Thereafter, on any business day and as often as every other business day over the 36-month term of the Purchase Agreement, and up to an aggregate amount of an additional $10,000,000 (subject to certain limitations) in shares of Common Stock, the Company has the right, from time to time, at its sole discretion and subject to certain conditions to direct LPC to purchase up to 250,000 shares of Common Stock, which amount may be increased in accordance with the Purchase Agreement if the closing sale price of Common Stock on the NYSE MKT LLC exceeds certain specified levels. The purchase price of shares of Common Stock pursuant to the Purchase Agreement will be based on prevailing market prices of Common Stock at the time of sales without any fixed discount, and the Company will control the timing and amount of any sales of Common Stock to LPC. No sales of Common Stock under the Purchase Agreement will be made through the Toronto Stock Exchange.

The Purchase Agreement contains customary representations, warranties and agreements of the Company and LPC, limitations and conditions to completing future sale transactions, indemnification rights and other obligations of the parties. There is no upper limit on the price per share that LPC could be obligated to pay for Common Stock under the Purchase Agreement. LPC shall not have the right or the obligation to purchase any shares of Common Stock if the purchase price of those shares, determined as set forth in the Purchase Agreement, would be below $0.25 per share. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty. Actual sales of shares of Common Stock to LPC under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Common Stock and determinations by the Company as to available and appropriate sources of funding for the Company and its operations. As consideration for entering into the Purchase Agreement, the Company has issued to LPC 651,819 shares of Common Stock. The Company will not receive any cash proceeds from the issuance of these 651,819 shares.

As of June 30, 2012, the Company has sold 750,000 shares of common stock pursuant to the Purchase Agreement for net proceeds of approximately $259,425. Sales of shares of our common stock by our sales agent have been made in privately negotiated transactions or in any method permitted by law deemed to be an “At The Market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the NYSE MKT LLC or sales made through a market maker other than on an exchange. Our sales agent has made all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between our sales agent and us.

The Company has entered into an agreement with Kuhns Brothers Securities Corporation (“KBSC”), pursuant to which KBSC agreed to act as the placement agent in connection with the sale of shares of Common Stock to LPC. Subject to the Company’s and KBSC’s receipt of written confirmation that the Corporate Finance Department of Financial Industry Regulatory Authority, Inc. (“FINRA”) has determined not to raise any objection with respect to the fairness or reasonableness of the compensation terms of the Company’s arrangement with KBSC, the Company will pay KBSC the following compensation for its services in acting as placement agent in the sale of Common Stock to LPC: (A) the Company will pay a cash fee to KBSC in an amount equal to: (i) 6% of the aggregate gross proceeds received by the Company from the initial sale of $750,000 in shares of Common Stock to LPC pursuant to the Purchase Agreement, and (ii) 3% of the aggregate gross proceeds received by the Company from additional sales of Common Stock to LPC pursuant to the Purchase Agreement; and (B) the Company will issue to KBSC the number of warrants (the “Compensation Warrants”) equal to: (i) in the case of the initial sale of $750,000 in shares of Common Stock to LPC, 6% of the aggregate number of shares sold to LPC; and (ii) in the case of additional sales of Common Stock to LPC, 3% of the aggregate gross proceeds received by the Company from such sales divided by 115% of the closing sale price of one share of Common Stock on the day prior to the respective issuance of the Compensation Warrant. The Compensation Warrants issued pursuant to clause (ii) in the preceding sentence will be based on incremental sales to LPC of $2 million in aggregate gross proceeds. Each Compensation Warrant will have an exercise price equal to 115% of the closing sale price of one share of Common Stock on the day prior to its issuance, a term of five years from the date of its issuance and will otherwise comply with the rules of FINRA.

On November 14, 2011, U.S. Geothermal Inc. entered into a bridge loan agreement between its wholly owned subsidiary USG Nevada LLC and Ares Capital Corporation. The bridge loan has monetized the Section 1603 ITC cash grant associated with the planned commercial operation of the new Phase I power plant at the San Emidio Geothermal Project, located in Washoe County, Nevada. The loan agreement provides for payment to the Company of approximately 90% of the total expected cash grant and consists of an initial funding of $7.5 million which has been received by the Company. The funds are drawn from a loan facility that includes commercial terms for the payment of interest and associated fees. Once the placed in service date has been achieved, an application will be submitted to the United States Department of the Treasury for an estimated $11 million ITC cash grant. The cash grant proceeds will be used to repay the Ares Capital bridge loan facility with the remaining balance payable to USG Nevada LLC.

On September 30, 2011, U.S. Geothermal Inc., a Delaware corporation (the “Company”), entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with McNicoll, Lewis & Vlak LLC (“MLV”), pursuant to which the Company, from time to time, may issue and sell through MLV, acting as the Company’s sales agent, shares of the Company’s common stock. The Company’s board of directors has authorized the issuance and sale of shares of the Company’s common stock under the Sales Agreement for aggregate gross sales proceeds of up to $10,000,000, subject to certain limitations based on the sales price per share, for a period of one year from the date of execution of the Sales Agreement. Pursuant to the Sales Agreement, MLV will be entitled to compensation at a fixed commission rate of the greater of (i) 3% of the gross sales price per share sold or (ii)(1) $0.03 per share sold if the sale price per share is $0.80 or greater or (2) $0.0225 per share sold if the sale price per share is less than $0.80 (but in no event shall compensation exceed 8% of gross proceeds). The Company has agreed to reimburse a portion of MLV’s expenses in connection with the offering of the Company’s common stock under the Sales Agreement. This agreement was cancelled effective May 19, 2012.

As of May 19, 2012, the Company has sold 241,989 shares of common stock pursuant to the Sales Agreement for net proceeds of approximately $126,133. Sales of shares of our common stock by our sales agent have been made in privately negotiated transactions or in any method permitted by law deemed to be an “At The Market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the NYSE MKT LLC or sales made through a market maker other than on an exchange. Our sales agent has made all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between our sales agent and us.

On March 7, 2011, the Company closed a direct registered placement of 5,000,000 shares of Common Stock at a price of $1.00 per share for gross proceeds of $5 million. Each investor also received a Common Stock Purchase Warrant exercisable for 50% of number of shares of Common Stock purchased. Each Warrant will entitle the holder to purchase one additional share of Common Stock for $1.075 per share. The Warrants expire March 3, 2012. The issue included a placement agent fee of 112,000 Common Shares and 56,000 Warrants plus expenses of approximately $15,000. The securities were offered by the Company pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”), which became effective on December 31, 2010. A prospectus supplement relating to the offering was filed with the SEC on February 28, 2010. After deducting for fees and expenses, the net proceeds were approximately $4.95 million. The net proceeds of the offering will be used for general working capital, including exploration, development and expansion of its geothermal properties

On February 24, 2011, the Company completed the financial closing with the U.S. Department of Energy (“DOE”) of a $96.8 -million loan guarantee to construct its planned 23-megawatt-net power plant at Neal Hot Springs in Eastern Oregon. Neal Hot Springs is the first geothermal project to complete a loan guarantee under DOE’s Title XVII loan guarantee program, which was created by the Energy Policy Act of 2005 to support the deployment of innovative clean energy technologies. The DOE loan guarantee will guarantee a loan from the U.S. Treasury’s Federal Financing Bank. The $96.8 -million Federal Financing Bank loan represents 75% of total project cost. When combined with the previously announced equity investment by Enbridge Inc., the loan provides 100% of the anticipated capital remaining to fully construct the project.

In September 2010, USG Oregon LLC (a wholly owned subsidiary) entered into agreements with Enbridge (U.S.) Inc. that formed a strategic and financial partnership to finance the Neal Hot Springs project located in eastern Oregon. A component of these agreements included a $5 million convertible promissory note. Upon conversion, the note was considered to be an equity contribution to the Company’s subsidiary. The conversion occurred automatically upon the closing of the Department of Energy (“DOE”) guaranteed project loan. The agreements also provide for additional equity contributions of $13.8 million from Enbridge that when combined with the $5 million convertible promissory note, will earn Enbridge a 20% direct ownership in the subsidiary. In the event of cost overruns for the project, and at the election of the Company, an additional payment obligation of up to $8 million was contributed by Enbridge that increased their direct ownership by 1.5 percentage points for each $1 million contributed. Added to their base 20% ownership, additional payments could increase Enbridge’s ownership to a maximum of 27.5% . An additional $6 million cost overrun facility was established by Enbridge to cover costs that resulted from unexpected poor results from injection well drilling. The additional investment by Enbridge will increase their ownership in USG Oregon LLC based on running a project financial model and determine what percentage of the forecasted project income will be allocated to Enbridge to arrive at a predetermine rate of return for the additional investment. Current estimates of the ownership assuming that all of the investment is used for drilling shows that Enbridge could own up to 44% of the subsidiary. The model will be rerun after all of the variables have been fixed which is anticipated to be in the 4th quarter of 2012 to set the final ownership ratios between the two parties.

In August 2010, USG Nevada LLC (a wholly owned subsidiary) entered into agreements with Benham Companies, LLC (subsidiary of Science Applications International Corporation) for a project loan. The project loan is expected to provide substantially all of the funding needed to construct an 8.6 net megawatt power plant for Phase I of the San Emidio project in northwest Nevada. Construction costs are estimated to be approximately $32 million and expected to be completed in October 2011. The construction loan is planned to be repaid with long term financing from available commercial sources.

On March 16, 2010, the Company closed a private placement of securities issued pursuant to a securities purchase agreement (the "Purchase Agreement") entered into with several institutional investors, pursuant to which the Company issued 8,209,519 shares of common stock at a price of $1.05 per share for gross proceeds of approximately $8.6 million (the "Private Placement"). Pursuant to the terms of the Private Placement, each investor was also issued a common share purchase warrant (a "Warrant") exercisable for 50% of the number of shares of common stock purchased by the investor. The Company paid commissions to agents in connection with the Private Placement in the amount of approximately $516,000 and issued warrants to purchase up to 246,285 shares of common stock. The net proceeds of the offering (approximately $8.0 million) will be used by the Company to further develop its Neal Hot Springs geothermal project and for general working capital purposes.

On October 30, 2009, the Company was awarded $3.77 million in Recovery Act funding for the exploration and development of its San Emidio geothermal power project using advanced geophysical exploration techniques. This award was categorized under the “Innovative Exploration and Drilling Projects” section of the American Recovery and Reinvestment Act. The project at San Emidio will apply innovative, seismic and satellite imagery techniques along with state-of-the-art structural modeling, to locate large aperture fractures that represent high-productivity geothermal drilling targets.

On August 17, 2009, the Company completed a private placement of 8,100,000 Subscription Receipts (“Receipt”) at $1.35 CDN per Receipt for aggregate gross proceeds of CDN $10,935,000. Each Receipt was exchanged on December 17, 2009 for one share of common stock of the Company and one half of one common stock purchase warrant (a "Warrant"). Each Warrant entitles the holder thereof to acquire one additional share of common stock of the Company for $1.75 for 24 months from closing. The placement agents have been paid an aggregate cash fee of CDN $656,100, representing 6% of the aggregate gross proceeds of the offering, and have been issued compensation options, exercisable for 24 months, entitling the placement agents to purchase up to 243,000 shares of common stock of the Company at $1.22. The proceeds provided funds to drill production size wells at Neal Hot Springs to increase production capacity to 22 MW and allow a 30-day flow test to verify the well reservoir capacity. Completion of drilling is a condition precedent to the funding from the DOE loan program, if our application is approved.

Material Acquisitions/Development

Raft River, Idaho

Raft River Energy Unit I, located in southern Idaho, is a binary cycle geothermal power plant with 13 net megawatts of installed capacity. The power plant achieved commercial operation in January 2008.

Raft River Unit I operated at 96.8% availability and generated an average of 9.3 net megawatts during the third fiscal quarter. For the 2011 calendar year, the plant averaged 7.6 net megawatts of generation with 97.3% availability.

The plant operated at reduced output during the month of March due to a mechanical problem with the production pump in well RRG-2. The potential causes are being evaluated and plans are being made to pull the pump and inspect it.

The $10.2 million Department of Energy (“DOE”) cost-shared thermal fracturing program has been delayed while a NEPA evaluation was being done to address any potential seismic issues that may result from the program. The Company’s contributions are made in-kind by the use of the RRG-9 well, well field data and monitoring support totaling $228,089. Eight solar powered seismic stations were installed in June 2010 to provide a base line of seismic data and will be used to monitor potential impacts from the test. Construction is complete on the injection pipeline that extends from the Unit 1 power plant to well RRG-9. A detailed, 3-D magnetotelluric survey was completed during the 3rd fiscal quarter of 2010.

A drill rig for the DOE program was mobilized to the Raft River site in late December and began operations on December 30. A 9 7/8” liner was installed and cemented in place in preparation for the first phase of stimulation. The well was side-tracked during operations to remove a packer in the wellbore, and a new leg was completed through the geothermal target formation. A short duration, high pressure stimulation test was performed which indicated a temporary increase in permeability. Due to funding requirements, the project was placed on stand-by pending review of the results generated to date and further funding from the DOE.

On May 16, 2011, Eugene Water and Electric Board notified the Company that the PPA for Raft River Unit II has been terminated since a Notice to Proceed had not been issued on or before the required milestone date.

San Emidio, Nevada

The original San Emidio geothermal power plant produced power beginning in 1987 and sold electricity to Sierra Pacific Power Corporation. The original plant was shut down on December 12, 2011 and placed on operational standby in preparation for start up of the new Phase I power plant.

The San Emidio expansion is planned to take place in three phases. Phase I is a repower, and Phases II and III are planned to be expansions. Phase I utilizes the existing production and injection wells with installation of a new, more efficient 8.6 MW net power plant which achieved commercial operation on May 25, 2012. Phase II is a planned expansion within the bounds of the existing San Emidio geothermal reservoir and is subject to the successful development of additional production wells through exploration and drilling activities. Phase III is planned as a further expansion for 17.2 MW net utilizing two additional power modules similar to Phases I and II.

For Phases I and II, the Company made an application for the DOE’s 1705 loan guarantee program anticipating that 75% of the total project capital may be funded by a Department of Energy loan guarantee, with the remainder funded through equity financing. Due to funding difficulties experienced by the DOE loan guarantee program, a DOE loan guarantee is no longer available to the San Emidio project. Discussions with several senior lenders for a long term loan to take out the SAIC construction loan are ongoing.

On November 14, 2011, U.S. Geothermal Inc.’s wholly owned subsidiary USG Nevada LLC entered into a bridge loan agreement with Ares Capital Corporation. The bridge loan monetized the Section 1603 ITC cash grant associated with the new Phase I power plant at the San Emidio Geothermal Project, located in Washoe County, Nevada. The loan agreement provides for borrowing of up to 90% of the total expected cash grant and consisted of an initial funding of $7.5 million which has been received by the Company. No addition borrowings are expected at this time. The funds are drawn from a loan facility that includes commercial terms for the payment of interest and associated fees. Once the placed in service date has been achieved, an application will be submitted to the United States Department of the Treasury for an estimated $11 million ITC cash grant. The cash grant proceeds will be used to repay the Ares Capital bridge loan facility, with the remaining balance payable to USG Nevada LLC.

The Phase I repower began construction in the third calendar quarter of 2010 and was delayed in the startup due to technical issues related to the new plant. The Phase II expansion began construction in the second calendar quarter of 2011 with commercial operations originally anticipated to commence in the fourth calendar quarter of 2013. Given the delay in getting Phase I online we are not able to accurately determine when Phase II will be completed. The Company expects to utilize the cash grant in lieu of the Investment Tax Credit in connection with both the repower and the Phase II expansion. The Phase II expansion is still dependent on successful development of additional production well capacity.

The capital cost of the Phase I repower is estimated at approximately $32 million, with Phase II at approximately $50 million and Phase III approximately $100 million. We expect that 75% of the Phase I and Phase II development may be funded by project loans, with the remainder funded through equity financing.

Phase I achieved mechanical completion in December 2011 and commercial operation on May 25, 2012. Commissioning was extended due to a series of mechanical issues that include defective capacitors, the mechanical failure of the 2,500 horsepower process pump, and excessive vibration in the turbine gear box. Performance testing of the power plant began in early May. The EPC contractor is providing its services under a fixed price contract that includes financial guarantees for the original completion date and power output of the plant.

Phase II began development in the second calendar quarter of 2010 with commercial operations, subject to successful production well development and timing related to financing availability for the construction of the plant, originally anticipated to commence in the fourth calendar quarter of 2013. The Company anticipated that the project would be granted approximately $16 million for Phase II in ITC cash grant in lieu of PTC in connection with the estimated $50 million of capital cost for Phase II development. There is uncertainty at this time if financing will be available to construct the Phase II plant in time to qualify for a startup prior to the end of 2013.

On June 1, 2011, an amended and restated PPA was signed with Sierra Pacific Power Company d/b/a NV Energy for the sale of up to 19.9 megawatts of electricity on an annual average basis. The PPA has a 25 year term with a base price of $89.75 per megawatt-hour, and a 1 percent annual escalation rate. The electrical output from both Phase I and Phase II will be sold under the terms of the amended and restated PPA. The PPA was approved by the Public Utility Commission of Nevada on December 27, 2011.

The Company entered into agreements with Science Applications International Corporation (“SAIC”) for a project loan and an engineering procurement and construction contract for the San Emidio Phase I power plant. SAIC’s design-build subsidiary, SAIC Energy, Environment & Infrastructure LLC, is executing the construction of an 8.6 net megawatt power plant at San Emidio, Nevada. TAS Energy of Houston, Texas will supply a modular power plant to the project. The financing agreement calls for the contractor to provide a non-recourse project loan for the estimated $32 million dollar project. The construction loan is expected to be repaid with a long term project loan.

Two System Feasibility Studies were initiated in July 2008 with Sierra Pacific Power Company to begin the FERC mandated transmission study process for the development of the San Emidio resource. The studies examined two levels of power generation; 15 megawatts and 45 megawatts, several transmission routes and the cost associated with each level of generation. The 15 megawatt study, which was directed at providing transmission for the Phase I and Phase II plants, completed the study process and resulted in an increase of available transmission to 16 megawatts. A Small Generator Interconnection Agreement for 16 megawatts of transmission capacity was executed with Sierra Pacific Power Company on December 28, 2010. An additional System Impact Study was initiated on September 8, 2011 for an additional 3.9 megawatts of transmission to increase the transmission capacity to match the maximum limit of the new PPA. The 3.9 megawatt System Impact Study was completed in April and is being reviewed by the Company.

The 45 megawatt study, which was directed toward the full build out of San Emidio with the addition of the 17.2 megawatt Phase III project, completed the second phase System Impact Study in April. A draft Interconnection Facilities Study, the third and final study, was received on November 22, 2010. The remainder of the 45 megawatt study has been put on hold pending further exploration of the project.

On October 30, 2009, the Company was awarded $3.77 million in Recovery Act funding for the exploration and development of its San Emidio geothermal power project using advanced geophysical exploration techniques. This award was categorized under the “Innovative Exploration and Drilling Projects” section of the American Recovery and Reinvestment Act. The project at San Emidio has applied innovative, seismic and satellite imagery techniques along with state-of-the-art structural modeling, to locate large aperture fractures that represent high-productivity geothermal drilling targets. Two zones along the 4.5 mile long San Emidio fault structure were identified as high quality targets for drilling during the first phase of the DOE program.

The second stage of the DOE program is a cost shared drilling plan that follows up on the targets identified in the first stage. In order to meet construction targets for Phase II plant construction, the drilling stage of the program commenced prior to DOE approval, and two observation/temperature gradient wells were completed by the Company. The proposed drilling program was approved by the DOE in early November 2011. One of the first two wells was deepened and three additional wells have been completed in the South Resource Area under the 50-50 cost share grant.

Three of the five wells exhibit commercial permeability and temperature with well OW-10 producing a flowing temperature of 302°F, well OW-9 exhibited a flowing temperature of 280°F and well OW-6 with a flowing temperature of 279°F. Well OW-9 also has a zone of high permeability at 1,830’ deep, which was put behind casing during drilling operations that has a measured static temperature of 294°F. Additional drilling operations would be required to test this zone. Well OW-8 encountered 320°F fluid, but did not produce commercial quantities during flow testing. The last well drilled, 45A-21, has just been completed and will undergo testing after a heat up period. The North Resource Area has an additional five observation/temperature gradient wells and one production well planned.

Neal Hot Springs, Oregon

Neal Hot Springs is a commercial geothermal resource located in Eastern Oregon that has a planned 23 megawatt power plant under construction.

On February 26, 2009 U.S. Geothermal submitted a loan application for the Neal Hot Springs project to the DOE’s Energy Efficiency, Renewable Energy and Advanced Transmission and Distribution Solicitation loan guarantee program under Title XVII of the Energy Policy Act of 2005. The financial closing for the DOE loan guarantee took place on February 23, 2011 which secured a $96.8 million loan guarantee from the Department of Energy and a direct loan from the U.S. Treasury’s Federal Financing Bank. The $96.8 million loan represents 67% of the total project cost which is now estimated to be $143.6 million for the project, a $14.6 million increase. The DOE loan is a combined construction and 22 year term loan. The interest rate on the loan is set at 37.5 basis points over the current average yield on outstanding marketable obligations of the United States of comparable maturity as determined on each date that a draw is made on the loan. As of May 31, 2012, eight monthly draws totaling $64.16 million have been taken on the DOE loan, which have a combined annual interest rate of 2.654% .

Over the course of the ongoing construction, the budget was increased by $14.6 million in equity contributions by the partners. The first increase was for $7.0 million to cover additional drilling costs and modifications in plant controls and the cooling mechanism. Enbridge Inc. of Canada, our partner at Neal Hot Springs, provided the additional investment in exchange for increased ownership interest in the project from 20% to approximately 27%. The project already has 100% of the required production capacity and about 60% of the required injection capacity proven. Certain wells were drilled into deep injection zones but two of these wells do not have satisfactory capacity; therefore, a second increase of $6 million has been established for an extended drilling program, about to be initiated, that is engineered to provide the required 40% capacity. Depending on the amounts contributed by each partner, this cash call may result in further adjustments in the ownership of the project.

Notice to proceed was issued to both the EPC contractor (Industrial Builders Inc.) and equipment supplier (TAS Energy) on February 24, 2011. Detailed design and construction of the supercritical cycle power plant utilizing significantly improved technology is currently in progress. The new plant, which will consist of three separate power modules, is designed to deliver approximately 23 megawatts of power net to the grid. The first module is scheduled to begin commercial operations during the third calendar quarter of 2012 and the full plant is scheduled to be completed late in the 3rd quarter 2012. As of May 31, construction of the total project is estimated to be 90 percent complete with about 65% of the DOE loan already drawn.

The EPC contractor has continued site construction work and the equipment supplier commenced equipment delivery. On May 27, the Company was notified by the EPC contractor that mechanical completion was achieved. All of the air cooled condensers for the three units have been installed and all major components are on site for Unit 2. Unit 2 mechanical completion is scheduled for June 7 and Unit 3 mechanical completion for by the end of June. Production and injection pipelines are being completed and insulation installed. Four production pumps have been installed and are ready to supply fluid to the power plant.

After the long term flow test that was completed in January 2011, a reservoir model was completed on March 24, 2011 by the Company’s consulting reservoir engineer, and after review, the DOE independent reservoir engineer issued a reservoir certificate on March 31, 2011. The final reservoir report and certificate confirmed that the reservoir was able to sustain the production necessary for the planned 23 megawatt project from the existing four production wells. An injection plan was developed as part of the plan, and drilling operations resumed in April 2011 to complete the injection well field for the project.

Four large diameter injection wells (NHS-3, NHS-9, NHS-12, and NHS-13) and three slim hole injectors (NHS-10, T/G 16b and T/G 3) have been completed and provide an estimated 70 percent of the capacity needed. NHS-4 and NHS-11, both planned as deep injectors, did not find the capacity needed. Three additional injection wells (two shallow ones and one deep injector) have been planned with drilling expected to be initiated during the first week of June. Once the Unit 1 power plant has achieved substantial completion and is operating continuously, reservoir and tracer testing will be started to complete the numerical reservoir model for the project.

The Company received the Conditional Use Permit from the Malheur County Planning Commission for construction of its proposed 23 net megawatt power plant at Neal Hot Springs in eastern Oregon. The Conditional Use Permit received unanimous approval at a September 24, 2009 Planning Commission meeting and was issued on October 28, 2009. All of the Federal Energy Regulatory Commission (“FERC”) mandated transmission studies have been completed by Idaho Power Company. An interconnection agreement was signed with the Idaho Power Company in February 2009. As of the end of the quarter, Idaho Power has completed the transmission line and substation, and it is ready to accept power delivery.

The Power Purchase Agreement (“PPA”) for the project was signed on December 11, 2009 with the Idaho Power Company. The PPA has a 25 year term with a starting price of $96.00 per megawatt-hour and escalates at a variable percentage annually. On May 20, 2010, the Idaho Public Utilities Commission approved the PPA with no changes to the terms and conditions.

Gerlach Joint Venture

The Gerlach Joint Venture, located adjacent to the town of Gerlach in Washoe County, Nevada is made up of both private and BLM geothermal leases. The Peregrine well, a historic exploration slim hole that encountered a lost circulation zone at a depth of 975 feet, was redrilled and the hole was opened from a 6.5 inch diameter well to a 12.5 inch diameter well. Lost circulation was confirmed with three zones through the 900 to 1,024 foot interval. The well was stopped at 1,070 feet total depth. Temperature surveys and a short clean out flow test were conducted on the well. The well flowed at an estimated 300-400 gallons per minute and the flowing temperature was 208°F. Geochemistry indicates an average potential source temperature of 374°F for the Gerlach site.

Drilling commenced on observation well 18-10a on October 30. The upper section of the well was drilled to 826 feet deep and an 8 inch liner was cemented in place. The well was secured and the drill rig was moved back to San Emidio. Temperature measurements in the well have provided the highest measured temperature in the field to date at 268°F within 160’ of surface and a temperature gradient of 6.4°F per 100’ in the bottom section of the hole. There are two previously identified lost circulation targets at 1,600’ and 2,800’ deep that will be targeted when drilling is resumed.

Drilling resumed on well 18-10a on April 14 and was stopped on April 18 at 1,943 feet deep. Circulation was lost in minor zones at 1,530 and 1,595 feet deep. Subsequent temperature surveys indicate an isothermal temperature profile at 241°F which may indicate that higher temperature fluid does not occur below the 18-10a well site.

Granite Creek, Nevada

The Granite Creek assets are located about 6 miles north of Gerlach, Nevada along a geologic structure known to host geothermal features including the Great Boiling Spring and the Fly Ranch Geyser. A first stage gravity geophysical program was completed in the third quarter of 2008 and will be used to evaluate the resource potential, and help determine where to drill temperature-gradient exploration wells.

After a detailed review of the geologic setting, the lease position at Granite Creek was reduced to 2,443.7 acres (3.8 square miles). One full lease and portions of the two remaining leases were relinquished to the Bureau of Land Management.

Republic of Guatemala

A geothermal energy rights concession located 14 kilometers southwest of Guatemala City was awarded to U.S. Geothermal Guatemala S.A., a wholly owned subsidiary of the Company in April. The concession contains 24,710 acres (100 square kilometers) in the center of the Aqua and Pacaya twin volcano complex.

The concession contains the El Ceibillo geothermal project which has nine existing geothermal wells that were drilled in the l990s and have depths ranging from 560 to 2,000 feet (170 to 610 meters). Six of the wells have measured reservoir temperatures in the range of 365°F to 400°F and have high conductive gradients that indicate rapidly increasing temperature with depth. Fluid samples and mineralization from the wells indicate the existence of a high permeability reservoir below the existing well field.

An office and staff are located in Guatemala City and planning is underway to advance the project with initial work focused on negotiating necessary surface and access rights, a power sales agreement with the local utility company, strategic investors, and potential project lenders. Follow up work will include a detailed geophysical program, geologic mapping, sampling of hot springs, and to redrill one or two of the existing wells to test for deep, high temperature permeability. Discussions and planning are underway for the development of a power purchase agreement. Also, discussions are taking place with several interested parties for the potential sale of a minority equity interest in the El Ceibillo project to a qualified local partner.

Projects in Operation
			Generating
			Capacity		Contract
Project	Location	Ownership	(megawatts)(1)	Power Purchaser	Expiration
Raft River (Unit I)	Idaho	JV(2)	13.0	Idaho Power Company	2032
San Emidio (New Phase I)	Nevada	100%	8.6	Sierra Pacific Power Corp.	2038

(1)

Based on the designed annual average net output. The actual output of the Raft River Unit I plant currently varies between 7.1 and 10.0 megawatts and output of the recently decommissioned San Emidio plant was approximately 2.6 megawatts.

(2)

As part of the financing package for Unit I of the Raft River project, we have contributed $16.5 million in cash and approximately $1.5 million in property to Raft River Energy I LLC, the Unit I project joint venture company. Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group, contributed $34 million to finance the construction of the project. Additional investment may be required for Unit I to operate at design capacity.

Projects Under Development
					Estimated
			Target	Projected	Capital
			Development	Commercial	Required
Project	Location	Ownership	(Megawatts)	Operation Date	($million)	Power Purchaser

San Emidio Phase II (Expansion)	Nevada	100%	8.6	TBD (3)	$50	NV Energy
San Emidio Phase III	Nevada	100%	17.2	TBD (3)	$100	TBD
Neal Hot Springs I	Oregon	JV(1)	23	3rd Quarter 2012	$143	Idaho Power
Neal Hot Springs II	Oregon	100%	28	TBD	TBD	TBD
El Ceibillo	Guatemala	100%	25	1st Quarter 2015	$118	TBD
Raft River I (Repower)	Idaho	JV(2)	3	TBD	$8	Idaho Power
Raft River (Unit II)	Idaho	100%	26	TBD	$134	TBD
Raft River (Unit III)	Idaho	100%	32	TBD	$166	TBD

(1)

In September 2010, the Company’s wholly owned subsidiary (Oregon USG Holdings LLC) entered into agreements that formulated a strategic partnership with Enbridge (U.S.) Inc. (“Enbridge”) may provide up to $23.8 million in funds for the Neal Hot Springs geothermal project. After the planned debt conversion and additional contribution in April and August of 2011, Enbridge has contributed $18.8 million which they have received a 20% ownership interest in the project.

(2)

As part of the financing package for Unit I of the Raft River project, we have contributed $16.5 million in cash and approximately $1.5 million in property to Raft River Energy I LLC, the Unit I project joint venture company. Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group, contributed $34 million to finance the construction of the project.

(3)

Due to the delays experienced with bringing San Emidio Phase I on line, development dates for Phase II and Phase III at San Emidio have been effected and will be determined after Phase I has reached final completion.

Additional Properties
Project	Location	Ownership	Target Development (Megawatts)
Gerlach	Nevada	60%	To be determined
Granite Creek	Nevada	100%	To be determined

Resource Details
			Resource
	Property Size	Temperature	Potential
Property	(square miles)	(°F)	(Megawatts)	Depth (Ft)	Technology
Raft River	10.8(1)	275-302 (2)	127.0(1)	4,500-6,000	Binary
San Emidio	35.8	289-305 (2)	64.0(4)	1,500-2,000	Binary
Neal Hot Springs	9.6	311-347 (3)	50.0(5)	2,500-3,000	Binary
Gerlach	5.6	338-352 (3)	18.0	TBD	Binary
Granite Creek	8.5	TBD	TBD	TBD	Binary
El Ceibillo	38.6	410-446 (3)	25.0(6)	TBD	Steam

(1)	A third party’s assessment of 94 megawatts was based on 6.0 square miles. The Company acquired additional acreage. The resource estimate of 127.0 megawatts was provided by Geothermex.
(2)	Actual production temperatures for existing wells.
(3)	Probable reservoir temperature as measured with a geothermometer.
(4)	An estimate by Black Mountain Technology of 44.0 megawatts.
(5)	A third party resource estimate with respect to 23.0 megawatts, remainder is an internal estimate.
(6)	Internal estimate.

Employees

At March 31, 2012, the Company had 42 full-time and one part time employee (14 administrative and project development, and 28 field and plant operations). The Company continuously considers acquisition opportunities, and if the Company is successful in making acquisitions, additional management and administrative staff may be added.

The Company did not experience any labor disputes or labor stoppages during the current fiscal year.

Principal Products

The principal product is based upon activities related to the production of electrical power from the utilization of the Company’s geothermal resources. The primary product will be the direct sale of power generated by our interests in our geothermal power plants. Currently, our principal revenues consist of energy sales, energy credit sales, management fees and lease income. All power plants currently under exploration or development are sites located in the Western Region of the United States of America. The Company was granted a geothermal energy rights concession in the Republic of Guatemala located in Central America in April of 2010. Development options are currently being explored to determine how to maximize this opportunity.

Sources and Availability of Raw Materials

Geothermal energy is natural heat energy stored within the Earth’s crust at economically accessible depth. In some areas of the Earth, economic concentrations of heat energy result from a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, and then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present.

There are four major components (or factors) to a geothermal resource:

1.	Heat source and temperature – The economic viability of a geothermal resource is related to the amount of heat generated. The higher the temperature, the more valuable the geothermal resource.

2.	Fluid – A geothermal resource is commercially viable only when the system contains water and/or steam as a medium to transfer the heat energy to the surface.

3.	Permeability – The fluid present underground must be able to move. In general, significant porosity and permeability within the rock formation are needed to create a viable reservoir.

4.

Depth – The cost of development increases with depth, as do resource temperatures. The proximity of the reservoir to the surface is therefore a key factor in the economic valuation of a geothermal resource.

Electrical power is directly produced through the utilization of geothermal resources; however, these resources are not a direct component of the final product.

The reservoir located in Raft River, Idaho is a proven geothermal resource, and has a 13 net MW capacity geothermal power plant in operation (Raft River Energy I LLC). San Emidio, Nevada is a proven geothermal resource, and has a 3.6 net MW capacity geothermal plant in operation. Based upon the tests of the completed wells and other studies, the reservoir in Neal Hot Springs Oregon has been established as a commercial geothermal resource. Unless major geological changes occur that impact the geothermal reservoirs, the condition of the existing resources is expected to remain consistent over time.

Significant Patents, Licenses, Permits, Etc.

Raft River. Five significant permits are in place for the Raft River project and are necessary for continued operations:

1.	Geothermal well permits for production and injection wells issued by the Idaho Department of Water Resources.

2.	A Conditional Use Permit for the first two power plants was issued by the Cassia County Planning and Zoning Commission on April 21, 2005.

3.	The Idaho Department of Environmental Quality issued the Air Quality Permit to Construct on May 26, 2006.

4.	A Wastewater Reuse Permit issued by the Idaho Department of Environmental Quality on February 23, 2007.

San Emidio. The San Emidio project has five significant permits in place necessary for continued operations:

1.	Geothermal well permits for production and injection wells issued by the Nevada Division of Minerals.

2.	A Special Use Permit issued by the Washoe County Board of Commissioners on July 1, 1987.

3.	An Air Quality Permit to Operate from Washoe County renewed on January 1, 2008.

4.	A Surface Discharge Permit from Nevada Division of Environmental Protection issued on June 11, 2001.

5.	An Underground Injection Permit from Nevada Division of Environmental Protection issued on August 18, 2000.

Neal Hot Springs. The Neal Hot Springs project has received all necessary permits for construction and operation of a 22 MW power plant.

Agency	Approval Status	Effective Date	Approval Number or Designation
ODEQ (Oregon Department of Environmental Quality) (Underground Injection Control Permit)	Approved	3/29/2010	13281-8
ODWR (Oregon Department of Water Resources) (Water Right)	Approved	3/13/2008	LL-1103
ODEQ (WPCF-1200 C; Storm Water Discharge Permit)	Approved	10/12/2010	ORR10-C818
US Fish and Wildlife Service (Endangered Species Act Consultation)	Completed	7/30/2009	13420-2009-TA- 0134
Bureau of Land Management (Drilling Permit)	Approved	12/07/2009	OR-66192
Bureau of Land Management (Right-of-Way)	Approved	1/12/2010	OR-65701
Bureau of Land Management (NEPA/Environmental Assessment)	Completed	9/14/2009	DOI-BLM-OR- V040-2009-030- EA
Oregon Department of Geology and Mineral Industries (Well Drilling Permits)	Approved	2/11/2008 through 10/7/2010	DOGAMI Well ID-184 through 193
Malheur County (Conditional Use Permit)	Approved	8/13/2009	10/21/2009
Malheur County (Road Crossing Permit)	Approved	3/5/2008	08-10
Idaho PUC Approval regarding the PPA	Approved	5/20/2010	Final Order #31087

Seasonality of Business

The Company and its major subsidiary (RREI) have been producing energy revenues under the terms of two PPAs. These contracts specify favorable rate periods and levels of production. The San Emidio Nevada plant’s contractual terms provide for premium rates in the months from September to April. The RREI contract pays favorable rates in the months of July/August and November/December. Energy production can be influenced by the seasonal temperatures. Generally, the Company’s binary geothermal plants can operate more efficiently in cooler temperatures. Cooler temperatures facilitate the cooling process of the secondary fluid that is used to power the turbines. Drilling and other construction activities could be negatively impacted by inclement weather that can occur, primarily, during the winter months.

Industry Practices/Needs for Working Capital

The Company is heavily involved in development operations; therefore high levels of working capital are committed, either directly or indirectly to the construction efforts. After a plant becomes commercially operational, the needs of working capital are expected to be low. The Company is expecting to be significantly involved in development activities for the next 5 to 10 years.

Dependence on Few a Customers

Ultimately, the market for electrical power is vast; however, the numbers of entities that can physically, logistically and economically purchase the commodity in large quantities in our area of operations are limited. The Company’s primary revenues originate from energy sales and the sale of energy credits. Currently, the Company generates energy revenues from two sources and energy credits from two separate sources. Energy sales are collected from the Idaho Power Company (through the Company’s major subsidiary Raft River Energy Unit I) and Sierra Pacific Power Company. The Company expects to sell power to Idaho Power Company for energy produced at the Neal Hot Springs, Oregon plant. Energy credits are currently being sold to Holy Cross Energy and Barrick Goldstrike Mines Inc. Even at planned levels of operation, it is expected that the Company and its interests will have a small number of direct customers that may amount to less than 8 or 9 within the next 5 to 10 years.

Competitive Conditions

Although the market for different forms of energy is large and dominated by very powerful players, we perceive our industrial competition to be independent power producers and in particular those producers who provide “green” renewable power. Our definition of green power is electricity derived from a source that does not pollute the air, water or earth. Sources of green power, in addition to geothermal, include wind, solar, biomass and run-of-the river hydroelectric. A number of states have instituted renewable portfolio standards (“RPS”) that require utilities to purchase a minimum percentage of their power from renewable sources. For example, RPS statutes in California and Nevada require 20% renewable. On November 17, 2008, the Governor of California signed executive order which mandated a RPS of 33% by 2020 which sits in addition to the 20% order. According to the Department of Energy’s Energy Efficiency and Renewable Energy department, utilities in 34 states nationwide are providing their customers with the opportunity to purchase green, renewable power through premium pricing programs. As a result, we believe green power is an important sub-market in the broader electric market, in which many power purchasers are increasing or committing to increase their investments. Accordingly, the conventional energy producers do not provide direct competition.

In the Pacific Northwest there is currently only one geothermal facility (Raft River Energy Unit I). There are a number of wind farms, as well as biomass and run-of-the river hydroelectric facilities. However, the Company believes that the combination of greater reliability and baseload generation from geothermal, access to infrastructure for deliverability, and a low "full life" cost will allow it to successfully compete for long term power purchase agreements.

Factors that can influence the overall market for our product include some of the following:

  number of market participants buying and selling electricity;
  availability and cost of transmission;
  amount of electricity normally available in the market;
  fluctuations in electricity supply due to planned and unplanned outages of competitors’ generators;
  fluctuations in electricity demand due to weather and other factors;
  cost of fuel used by generators, which could be impacted by efficiency of generation technology and fluctuations in fuel supply;
  environmental regulations that impact us and our competitors;
  availability of production tax credits and other benefits allowed by tax law;
  relative ease or difficulty of developing and constructing new facilities; and
  credit worthiness and risk associated with buyers.

Environmental Compliance

The Raft River project is in compliance with all environmental permits and water quality monitoring requirements. The most significant investment in environmental compliance in terms of time and cost was associated with water quality monitoring which had been required on a weekly basis. The Company’s second petition to the Idaho Department of Water Resources (IDWR) to reduce the monitoring obligations was accepted. IDWR has concurred that there is no impact from the Company’s operations on adjacent aquifers.

Since operations have been initiated, key environmental reports include:

1)	Monthly production and injection reports which are filed with the IDWR;
2)	Quarterly ground water monitoring reports which are filed with IDWR;
3)	Annual land application and blowdown water quality reports filed with the Idaho Department of Environmental Quality.
4)	Annual Tier II reporting filed with the Idaho Bureau of Homeland Security, Local Emergency Planning Committee, and the local fire department.

The Raft River project is ideally suited in a rural agricultural area. The nearest full time resident is located over one mile south of the plant. The nearest part time resident is located approximately one half mile north of the plant. Additionally, there are no unique plant or animal communities in the area and no unique cultural or environmental constraints.

Financial Information about Geographic Areas

As described in detail in the Property section, the Company’s interest in the Raft River Unit I power plant, located in the southeastern part of the State of Idaho, became operational on January 3, 2008. Similar plants are in the planning stages at the same location as well as locations in Nevada and Oregon. The Company acquired a 3.6 MW geothermal plant and geothermal rights in San Emidio, Nevada. Land acquisitions and rights have been obtained to explore the development and construction of power plants in the southeastern part of the State of Oregon. Substantial drilling and testing activities have occurred during the last fiscal year. In April of 2010, the Company was granted a geothermal energy rights concession in the Republic of Guatemala located in Central America. Significant project strategies have just begun.

The Company’s operating revenues for the three most recent fiscal years ended March 31, 2012 and 2011 were $5,894,113 and $3,253,545; respectively. All of these revenues were attributable to customers in the Northwest of the United States.

Available Information

We make available, free of charge through our Internet website at http://www.usgeothermal.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information on our website is not incorporated into this report and is not a part of this report.

Governmental Approvals and Regulation

U.S. Geothermal Inc. is subject to federal and state regulation in respect of the production, sale and distribution of electricity. Federal legislation includes the Energy Policy Act of 2005, the Federal Power Act, and the Energy Policy Act of 1992. HTM is defined as an independent power producer under the rules and regulations of the Federal Energy Regulatory Commission (“FERC”). As an independent power producer, HTM’s operations are supported by the Public Utility Regulatory Policies Act (“PURPA”) which encourages alternative energy sources such as geothermal, wind, biomass, solar and cogeneration. The State of Idaho also regulates electricity through the Idaho Public Utility Commission (“IPUC”). Regulated utilities have the exclusive right to distribute and sell electricity within their service area. They may purchase electricity in the wholesale market from independent producers like HTM. The IPUC, has the authority to establish rules and regulations governing the sale of electricity generated from alternative energy sources. Regulated utilities are required to purchase electricity on an avoided cost basis from renewable energy facilities, or they may acquire purchased power through bids or negotiated procedures.

On May 8, 2006, HTM submitted proposals to Idaho Power in response to their “Request for Proposal for Geothermal Power.” HTM was the preferred respondent and entered into power purchase contract negotiations with Idaho Power. The Raft River Unit I Geothermal Power Plant started up under a contract based on avoided costs which limited the output of the plant to 10 average MWs per month. Through subsequent contract negotiations, HTM reduced the long-term price of power to Idaho Power, and is now allowed to deliver as much power in any month as the plant is capable of producing, up to a maximum hourly output of approximately 16 MWs. The annual average output capacity is on the order of 13 MWs.

Because carbon regulation is anticipated to increase the cost of power sourced from coal and because there are limited opportunities to purchase baseload geothermal power, HTM has found that utilities across the Western United States are eager to discuss PPAs with HTM.

The most recent such contract was a 25 MW (maximum) contract signed with Idaho Power on December 11, 2009 for the full output of the Neal Hot Springs development in Oregon. The contract has received approval from the Idaho PUC. The levelized cost of power for the project is $117.55/MWh for 25 years after the plant startup.

HTM will be required to obtain various federal, state and county approvals for construction of future geothermal facilities. These approvals are issued by entities such as the U.S. Fish and Wildlife Service, U.S. Environmental Protection Agency, State (NV, OR, ID) Departments of Environmental Quality, Water Resources, State Historic Preservation Offices, the applicable land management agency, and County Commissioners.

For project development in Idaho and Oregon, David Evans & Associates of Boise, Idaho has provided consulting and engineering services for transmission and interconnection issues. Centra Consulting, Inc. of Boise, Idaho has been retained to assist with State of Idaho air quality and cooling water reuse permitting, and we have retained various environmental engineering firms and regulatory consultants to advise and assist HTM with regard to siting, design and regulatory compliance.

For project development in Nevada, U.S. Geothermal is retaining similar consulting firms to supplement in-house staff.

On June 1, 2011, the Company announced the signing of a 25 year power purchase agreement between its wholly owned subsidiary (USG Nevada LLC) and NV Energy for the purchase of an annual average of up to 19.9 net megawatts of energy produced from the San Emidio Geothermal Project located in Washoe County, Nevada. This agreement is still subject to approval by the PUC.

Environmental Credits

In the past several years, there has been increased demand for energy generated from geothermal resources in the United States as production costs for electricity generated from geothermal resources have become competitive relative to fossil fuel generation. This is partly due to newly enacted legislative and regulatory incentives, such as production tax credits and state renewable portfolio standards. State renewable portfolio standards laws require that an increasing percentage of the electricity supplied by electric utility companies operating in states with such standards will be derived from renewable energy resources until certain pre-established goals are met. We expect increasing demand for energy generated from geothermal and other renewable resources in the United States as additional states adopt or extend renewable portfolio standards.

As a “green” power producer, environmental-related credits, such as renewable energy credits or carbon credits, are also available for sale to power companies (to allow them to meet their “green” power requirements) or to businesses which produce carbon based pollution. In all of U.S. Geothermal Inc.’s project, these credits have been sold separately, or bundled with the electricity to provide an additional source of revenue.

We expect the following key incentives to influence our results of operation:

Production Tax Credits and Investment Tax Credits. Production tax credits provide project owners with a federal tax credit for the first ten years of plant operation. The PTC enhances the annual revenues of the projects by about 25 percent per year for the first 10 years. At present, unless extended, facilities constructed after December 31, 2014 will not be eligible to use this production tax credit. The federal production tax credit available for geothermal energy in 2009 was $2.1 cents per kilowatt-hour. For projects under construction before the end of 2010 and online before the end of 2013, a project can elect to take a 30% investment tax credit in lieu of the PTC. The ITC may be converted into a cash grant within the first 60 days of operation of the plant.

Renewable Energy Credits. Renewable Energy Certificates, or RECs, are tradable environmental commodities that represent proof that 1 MW-hour of electricity was generated from an eligible renewable energy resource. A renewable energy provider is credited with one REC for every 1,000 kilowatt-hours or 1 MW-hour of electricity it produces. The electrical energy is fed into the electrical grid and the accompanying REC can either be delivered to the purchaser of the power (“bundled”) or can be sold on the open market providing the renewable energy producer with an additional source of income.

On July 29, 2006, U.S. Geothermal, Inc. signed a $4.6 million renewable energy credits purchase and sales agreement with Holy Cross Energy, a Colorado cooperative electric association. The agreement is capped at 87,600 RECs (10 MWs average over the year). Holy Cross Energy began purchasing the renewable energy credits associated with the Raft River Unit I power production on October 2007, and is expected to continue purchasing through 2017. Under the revised RRU1 agreement, Idaho Power keeps all RECs above 87,600 RECs per year. In addition, we retain 49% of the renewable energy credits associated with power production from Raft River Unit I after 2017 and Idaho Power retains the other 51%. We expect to receive a majority of the annual revenue from the ten-year renewable energy credits sales arrangement with Holy Cross Energy.

On December 10, 2010, a second REC contract was signed with Public Utility District No. 1 of Clallam County, Washington. The term of the agreement is from 2018 to 2034 and includes sales of an estimated 50,000 MWHs annually, representing the 49% ownership in RECs retained by RRU1 under the Idaho Power PPA.

The power purchase agreements for the existing San Emidio power plant, the planned Raft River Unit II facility, and the planned Neal Hot Springs facility are all for bundled power and RECs. Therefore, under these contracts all RECs are delivered with the net power sold to the utility.

ITEM 1A. Risk Factors

General Business Risks

Our future performance depends on our ability to establish that the geothermal resource is economically sustainable. Geothermal resource exploration and development involves a high degree of risk. The recovery of the amounts shown for geothermal properties and related deferred costs on our financial statements, as well as the execution of our business plan generally, is dependent upon the existence of economically recoverable and sustainable reserves. Expansion of the production of power from our interests is not certain and depends on successful drilling and discovery of additional geothermal hydrothermal resources in quantities and containing sufficient heat necessary to economically fuel future plants.

We have a need for substantial additional financing and will have to significantly delay, curtail or cease operations if we are unable to secure such financing. The Company requires substantial additional financing to fund the cost of continued development of the Raft River (Idaho), San Emidio, Gerlach, Guatemala and Granite Creek Ranch (Nevada) projects. Also, the Company requires funds for other operating activities, and to finance the growth of our business, including the construction and commissioning of power generation facilities. We may not be able to obtain the needed funds on terms acceptable to us or at all. Further, if additional funds are raised by issuing equity securities, significant dilution to our current shareholders may occur and new investors may get rights that are preferential to current shareholders. Alternatively, we may have to bring in joint venture partners to fund further development work, which would result in reducing our interests in the projects.

We may be unable to obtain the financing we need to pursue our growth strategy in the geothermal power production segment, which may adversely affect our ability to expand our operations. When we identify a geothermal property that we may seek to acquire or to develop, a substantial capital investment will be required. Our continued access to capital, through project financing or through a partnership or other arrangements with acceptable terms is necessary for the success of our growth strategy. Our attempts to secure the necessary capital may not be successful on favorable terms, or at all.

Market conditions and other factors may not permit future project and acquisition financings on terms favorable to us. Our ability to arrange for financing on favorable terms, and the costs of such financing, are dependent on numerous factors, including general economic and capital market conditions, investor confidence, the continued success of current projects, the credit quality of the projects being financed, the political situation in the state in which the project is located and the continued existence of tax laws which are conducive to raising capital. If we are unable to secure capital through partnership or other arrangements, we may have to finance the projects using equity financing which will have a dilutive effect on our common stock. Also, in the absence of favorable financing or other capital options, we may decide not to build new plants or acquire facilities from third parties. Any of these alternatives could have a material adverse effect on our growth prospects and financial condition.

It is very costly to place geothermal resources into commercial production. Before the sale of any power can occur, it will be necessary to construct a gathering and disposal system, a power plant, and a transmission line, and considerable administrative costs would be incurred, together with the drilling of additional wells. For Raft River Energy Unit I, capital contributions of approximately $52 million were needed. Future expansion of power production at Raft River, Idaho and San Emidio, Nevada and development of new power production capability at Neal Hot Springs may result in significantly increased capital costs related to increased production and injection well drilling and higher costs for labor and materials. To fund expenditures of this magnitude, we may have to find a joint venture participant with substantial financial resources. There can be no assurance that a participant can be found and, if found, it would result in us having to substantially reduce our interest in the project.

We may be unable to realize our strategy of utilizing the tax and other incentives available for developing geothermal power projects to attract strategic alliance partners, which may adversely affect our ability to complete these projects. Part of our business strategy is to utilize the tax and other incentives available to developers of geothermal power generating plants to attract strategic alliance partners with the capital sufficient to complete these projects. Many of the incentives available for these projects are new and highly complex. There can be no assurance that we will be successful in structuring agreements that are attractive to potential strategic alliance partners. If we are unable to do so, we may be unable to complete the development of our geothermal power projects and our business could be harmed.

Our participation in the joint venture is subject to risks relating to working with a co-venturer. Raft River Energy I LLC is the Unit I project joint venture company with Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc. Raft River I Holdings, LLC has contributed a total of $34.2 million in cash and we have contributed over $16.4 million in cash and approximately $1.5 million in production and injection wells and geothermal leases to Raft River Energy I LLC. We are subject to risks in working with a co-venturer that could adversely impact Unit I of the Raft River project as well as anticipated development of Raft River Unit II. It’s possible that the Raft River Unit II power plant may utilize the geothermal resource within the Raft River Unit I joint venture boundaries. Further, our contribution to the joint venture may exceed returns from the joint venture, if any.

We are a holding company and our revenues depend substantially on the performance of our subsidiaries and the projects they operate. We are a holding company whose primary assets are our ownership of the equity interests in our subsidiaries. We conduct no other business and, as a result, we depend entirely upon our subsidiaries’ earnings and cash flow. Our subsidiaries and projects may be restricted in their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the satisfaction of other obligations, including the payment of operating expenses or debt service.

We may not be able to manage our growth due to the continuation of operations of the Raft River and San Emidio power plants and construction activities in Neal Hot Springs and San Emidio which could negatively impact our operations and financial condition. Significant growth in our operations will place demands on our operational, administrative and financial resources, and the increased scope of our operations will present challenges to us due to increased management time and resources required and our existing limited staff. Our future performance and profitability will depend in part on our ability to successfully integrate the operational, financial and administrative functions of Raft River and San Emidio and other acquired properties into our operations, to hire additional personnel and to implement necessary enhancements to our management systems to respond to changes in our business. There can be no assurance that we will be successful in these efforts. Our inability to manage the increased scope of operations, to integrate acquired properties, to hire additional personnel or to enhance our management systems could have a material adverse effect on our results of operations.

If we incur material debt to fund our business, we could face significant risks associated with such debt levels. We will need to procure significant additional financing to construct, commission and operate our power plants in order to generate and sell electricity. If this financing includes the issuance of material amounts of debt, this would expose the Company to risks including, among others, the following:

  a portion of our cash flow from operations would be used for the payment of principal and interest on such indebtedness and would not be available for financing capital expenditures or other purposes;

  a significant level of indebtedness and the covenants governing such indebtedness could limit our flexibility in planning for, or reacting to, changes in our business because certain activities or financing options may be limited or prohibited under the terms of agreements relating to such indebtedness;

  a significant level of indebtedness may make us more vulnerable to defaults by the purchasers of electricity or in the event of a downturn in our business because of fixed debt service obligations; and

  the terms of agreements may require us to make interest and principal payments and to remain in compliance with stated financial covenants and ratios. If the requirements of such agreements were not satisfied, the lenders could be entitled to accelerate the payment of all outstanding indebtedness and foreclose on the collateral securing payment of that indebtedness, which would likely include our interest in the project.

In such event, we cannot assure you that we would have sufficient funds available or could obtain the financing required to meet our obligations, including the repayment of outstanding principal and interest on such indebtedness.

We may not be able to successfully integrate companies that we may acquire in the future, which could materially and adversely affect our business, financial condition, future results and cash flow. Our strategy is to continue to expand in the future, including through acquisitions. Integrating acquisitions is often costly, and we may not be able to successfully integrate our acquired companies with our existing operations without substantial costs, delays or other adverse operational or financial consequences. Integrating our acquired companies involves a number of risks that could materially and adversely affect our business, including:

  failure of the acquired companies to achieve the results we expect;

  inability to retain key personnel of the acquired companies;

  risks associated with unanticipated events or liabilities; and

  the difficulty of establishing and maintaining uniform standards, controls, procedures and policies, including accounting controls and procedures.

If any of our acquired companies suffers performance problems, the same could adversely affect the reputation of our group of companies and could materially and adversely affect our business, financial condition, future results and cash flow.

The success of our business relies on retaining our key personnel. We are dependent upon the services of our Chief Executive Officer, Daniel J. Kunz, our Chief Financial Officer, Kerry D. Hawkley, our Treasurer and Executive Vice President, Jonathan Zurkoff, our President and Chief Operating Officer, Douglas J. Glaspey, and Kevin R. Kitz, our Vice President – Project Development. The loss of any of their services could have a material adverse effect upon us. As of the date of this report, the Company has executed employment agreements with these persons, but does not have key-man insurance on any of them.

Our development activities are inherently very risky. The high risks involved in the development of a geothermal resource cannot be over-stated. The development of geothermal resources at our Raft River, Idaho; San Emidio, Nevada and Neal Hot Springs, Oregon projects are such that there cannot be any assurance of success. Exploration costs are high and are not fixed. The geothermal resource cannot be relied upon until substantial development, including drilling, has taken place. The costs of development drilling are subject to numerous variables such as unforeseen geologic conditions underground which could result in substantial cost overruns. Drilling for geothermal resource at Raft River is relatively deep with the average depth of wells some 6,000 feet. Drilling at Neal Hot Springs, Raft River and San Emidio may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.

Our drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. If our drilling activities are not successful, we could experience a material adverse effect on our future results of operations and financial condition.

In addition to the substantial risk that wells drilled will not be productive, or may decline in productivity after commencement of production, hazards such as unusual or unexpected geologic formations, pressures, downhole conditions, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of well fluids, pollution and other physical and environmental risks are inherent in geothermal exploration and production. These hazards could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations.

The impact of governmental regulation could adversely affect our business by increasing costs for financing or development of power plants. Our business is subject to certain federal, state and local laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. On a Federal level, the most important tax rule that affects our business is the PTC, which was extended to December 31, 2014. Recent legislation enacted as part of the stimulus funding has also provided an election to take 30% ITC in lieu of the PTC and convertible into a cash grant for certain qualified investments being initiated before the end of 2010 and being placed in service before the end of 2013. The loss of the PTC or ITC is a risk that could result in making future expansions at Raft River, San Emidio and at Neal Hot Springs uneconomic. New rules recently adopted by the Bureau of Land Management, as directed by the Energy Policy Act of 2005, require competitive auction of all geothermal leases on Federal lands. Competitive leasing is significantly increasing the cost of obtaining leases on Federal land, is adding to the capital costs needed to develop geothermal projects, is increasing the total electrical power prices needed to make a geothermal project viable and is making it more difficult to acquire additional adjacent lands for reservoir protection and exploration.

If Federal lands or any Federal involvement are included in any geothermal development, requirements of the National Environmental Policy Act ("NEPA") will be triggered. Most of the geothermal resources in the United States are located in the western states, where the Federal Government often is the largest landowner. If a NEPA action is triggered, such as an Environmental Impact Statement or Environmental Assessment, a project delay of one to two years and a cost of $1,000,000 to $2,000,000 or more may be incurred while the environmental permitting process is completed. NEPA not only can impact the property where the geothermal resource is located, but includes the siting and construction of transmission lines. Environmental legislation is evolving in a manner that means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

In the states of Idaho, Nevada and Oregon, drilling for geothermal resources is governed by specific rules. In Nevada drilling operations are governed by the Division of Minerals (Nevada Administrative Code Chapter 534A); in Idaho by the Idaho Department of Water Resources (IDAPA 37 Title 03 Chapter 04); and in Oregon by the Division of Oil, Gas and Mineral Industries (Division 20 Geothermal Regulation). These rules require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters, and, may not allow or may restrict drilling activity, or may require that a geothermal resource be unitized (shared) with adjoining land owners. Such laws and regulations may increase the costs of planning, designing, drilling, installing, operating and abandoning our geothermal wells, the power plant and other facilities. State environmental requirements and permits, such as the Idaho Department of Environmental Quality, Air Quality Permit to Construct, include public disclosure and comment. It is possible that a legal protest could be triggered through one of the permitting processes that would delay construction and increase cost for one of our projects. The state of Oregon has an Energy Facility Siting Council that must issue a site certificate for any geothermal energy facilities of 35 MWs or higher which could affect the Neal Hot Spring project by adding additional cost and delay construction.

Because of these state and federal regulations, we could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remediation costs. We could potentially discharge such materials into the environment:

  from a well or drilling equipment at a drill site;

  leakage of fluids or airborne pollutants from gathering systems, pipelines, power plant and storage tanks;

  damage to geothermal wells resulting from accidents during normal operations; and

  blowouts, cratering and explosions.

Because the requirements imposed by such laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business by increasing cost and the time required to explore and develop geothermal projects. In addition, because the Vulcan Property at Raft River was previously operated by others, we may be liable for environmental damage caused by such former operators.

Industry competition may impede our growth and ability to enter into power purchase agreements on terms favorable to us, or at all, which would negatively impact our revenue. The electrical power generation industry, of which geothermal power is a sub-component, is highly competitive and we may not be able to compete successfully or grow our business. We compete in areas of pricing, grid access and markets. The industry in the Western United States, in which the Raft River and San Emidio projects are located, is complex as it is composed of public utility districts, cooperatives and investor-owned power companies. Many of the participants produce and distribute electricity. Their willingness to purchase electricity from an independent producer may be based on a number of factors and not solely on pricing and surety of supply. If we cannot enter into power purchase agreements on terms favorable to us, or at all, it would negatively impact our revenue and our decisions regarding development of additional properties.

Some of our leases will terminate if we do not achieve commercial production during the primary term of the lease, thus requiring us to enter into new leases or secure rights to alternate geothermal resources, none of which may be available on terms as favorable to us as any such terminated lease, if at all. Most of our geothermal resource leases are for a fixed primary term, and then continue for so long as we achieve commercial production or pursuant to other terms of extension. The land covered by some of our leases is undeveloped and has not yet achieved commercial production of the geothermal resources. Leases that cover land which remains undeveloped and does not achieve commercial production and leases that we allow to expire, will terminate. In the event that a lease is terminated and we determine that we will need that lease once the applicable project is operating, we would need to enter into one or more new leases with the owner(s) of the premises that are the subject of the terminated lease(s) in order to develop geothermal resources from, or inject geothermal resources into, such premises or secure rights to alternate geothermal resources or lands suitable for injection, all of which may not be possible or could result in increased cost to us, which could materially and adversely affect our business, financial condition, future results and cash flow.

Claims have been made that some geothermal plants cause seismic activity and related property damage. There are approximately two-dozen steam geothermal plants operating within a fifty-square-mile region in the area of Anderson Springs, in Northern California, and there is general agreement that the operation of these plants causes a generally low level of seismic activity. Some residents in the Anderson Springs area have asserted property damage claims against those plant operators. There are significant issues whether the plant operators are liable, and to date no court has found in favor of such claimants. While we do not believe the areas of the Raft River, Idaho, San Emidio, Nevada and Neal Hot Springs, Oregon binary cycle power plant projects will present the same geological or seismic risks, there can be no assurance that we would not be subject to similar claims and litigation, which may adversely impact our operations and financial condition.

Actual costs of construction or operation of a power plant may exceed estimates used in negotiation of power purchase and power financing agreements. The Company’s initial power purchase contract is under rates established by the Idaho Public Utility Commission, using an “avoided-cost” model for cost of construction and operating costs of power plants. If the actual costs of construction or operations exceed the model costs, the Company may not be able to build the contemplated power plants, or if constructed, may not be able to operate profitably. The Company’s financing agreements provide for a priority payback to our partner. If the actual costs of construction or operations exceed the model costs, we may not be able to operate profitably or receive the planned share of cash flow and proceeds from the project. The actual costs of operating the Raft River power project are higher than the original estimate due to several factors including the need to filter the ground water for cooling to remove harmful and unanticipated chloride levels in the water, the need to purchase production pump power from a third party to provide maximum plant output, and increased general costs related to labor and management.

Payments under our Raft River Unit I power purchase agreement may be reduced if we are unable to forecast our production adequately. Under the terms of our power purchase agreement for Raft River Unit I, and starting with the third year of operation (2011), if we do not deliver electricity output within 90% to 110% of our forecasted amount, which requires us to submit a forecast every three months, payments for the amount delivered will be reduced, possibly significantly. For example if the plant produces more than 110% of the power as forecasted then we would not receive any revenue for the amount over the forecast figure. If the plant produces less than 90% of the forecast amount for unexcused reasons, such as normal plant breakdowns and maintenance, then we may be subject to a reduced power price, depending on the prevailing power market conditions. The agreement moves the power price to the market price instead of contracted price. We currently expect to forecast 9 MWs of delivery on a 10-MW plant and the damages would then result if the actual delivery was only 8.1 MWs or less. All 8.1 MWs would be subject to a reduced price that is not possible to predict at this time. The total average revenue per MW hour is approximately $62.40 and the reduction in revenue could be perhaps 30 percent of that amount. As a risk mitigation element, we are not subject to this adjustment until year three of the contract and then we are able to submit a new forecast every three months thereby limiting this exposure.

There are some risks for which we do not or cannot carry insurance. Because our current operations are limited in scope, the Company carries property, public liability insurance and directors’ and officers’ liability coverage, but does not currently insure against any other risks. As its operations progress, the Company will acquire additional coverage consistent with its operational needs, but the Company may become subject to liability for pollution or other hazards against which it cannot insure or cannot insure at sufficient levels or against which it may elect not to insure because of high premium costs or other reasons. In particular, coverage is not available for environmental liability or earthquake damage.

Our officers and directors may have conflicts of interests arising out of their relationships with other companies. Several of our directors and officers serve (or may agree to serve) as directors or officers of other companies or have significant shareholdings in other companies. To the extent that such other companies may participate in ventures in which the Company may participate, the directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. From time to time several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing for their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment.

Failure to comply with regulatory requirements may adversely affect our stock price and business. As a public company, we are subject to numerous governmental and stock exchange requirements, with which we believe we are in compliance. The Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission (SEC) have requirements that we may fail to meet by the required deadlines or we may fall out of compliance with, such as the internal controls assessment, reporting and auditor attestation required under Section 404 of the Sarbanes-Oxley Act of 2002. The Company has documented and tested its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”). SOX requires an annual assessment by management of the effectiveness of the Company’s internal control over financial reporting and an attestation report by the Company’s independent auditors on internal controls over financial reporting. We may incur additional costs in order to comply with Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly. Our failure to meet regulatory requirements and exchange listing standards may result in actions such as the delisting of our stock impacting our stock’s liquidity; SEC enforcement actions; and securities claims and litigation.

Risks Relating To the Market for Our Securities

A significant number of shares of our common stock are eligible for public resale. If a significant number of shares are resold on the public market, the share price could be reduced and could adversely affect our ability to raise needed capital. The market price for our common stock could decrease significantly and our ability to raise capital through the issuance of additional equity could be adversely affected by the availability and resale of such a large number of shares in a short period of time. If we cannot raise additional capital on terms favorable to us, or at all, it may delay our exploration or development of existing properties or limit our ability to acquire new properties, which would be detrimental to our business.

Because the public market for shares of our common stock is limited, investors may be unable to resell their shares of common stock. There is currently only a limited public market for our common stock on the Toronto Stock Exchange in Canada and on the NYSE MKT in the United States, and investors may be unable to resell their shares of common stock. The development of an active public trading market depends upon the existence of willing buyers and sellers that are able to sell their shares and market makers that are willing to make a market in the shares. Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in our common stock. We cannot give you any assurance that an active public trading market for the shares will develop or be sustained.

38

The price of our common stock is volatile, which may cause investment losses for our shareholders. The market for our common stock is highly volatile, having ranged in the last fiscal year ended March 31, 2012, from a low of $0.34 CDN to a high of $1.07 CDN on the TSX Exchanges and from a low of $0.34 to a high of $1.11 on the NYSE MKT. The trading price of our common stock on the TSX Exchange and on the NYSE MKT is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to our company could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders.

We do not intend to pay any cash dividends in the foreseeable future. We intend to reinvest any earnings in the development of our projects. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends.

Provisions in our bylaws and under Delaware law could discourage a takeover that stockholders may consider favorable. Our bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions prohibit stockholders from calling special meetings, which may deter a takeover attempt. Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any holder of 15% or more of our capital stock for a period of three years following the date on which the stockholder acquired such ownership percentage, unless, among other things, our Board of Directors has approved the transaction. This statute likewise may discourage, delay or prevent a change of control.

Item 1B. Unresolved Staff Comments

None.

Item 2. Description of Property

The Company has interests in three areas in the Western United States. These interests include the Raft River area located in southeastern Idaho, the Neal Hot Springs area located in eastern Oregon (near the Idaho/Oregon boarder), and our interests located in northwestern Nevada. The properties in northwestern Nevada include San Emidio, Gerlach and Granite Creek. The Company currently has two commercially operational power plants. Unit I at Raft River became commercially operational on January 3, 2008. The San Emidio plant was acquired in the Empire Acquisition in May 2008.

Raft River, Idaho

The Raft River project, where the Company’s geothermal operations are located, is in southeastern Idaho, approximately 55 miles southeast of Burley, the county seat of Cassia County. Burley has a population of about 11,000 and is the local agricultural and manufacturing center for the area, providing a full range of light to heavy industrial services.

A commercial airport is located 90 miles to the northeast in Pocatello, Idaho. Pocatello, population 53,000, is a regional center for agriculture, heavy industry (mining, phosphate refining), technology and education with Idaho State University. Malta, a town with a population of approximately 180, is 12 miles north of the project site where basic services, fuel, and groceries are available. Year-round access to the project from Burley is via Interstate Highway 84 south to State Highway 81 south, then east on the Narrows Canyon Road, an improved county road.

The Raft River project currently consists of ten parcels (generally referred to as the U.S. Geothermal Property, the Crank Lease, the Newbold Lease, the Jensen Investments Leases, the Stewart Lease, the Bighorn Mortgage Lease, the Doman Lease, the Griffin Lease, and the Glover Lease) comprising 783.93 acres of fee land and 4,736.79 acres of contiguous leased geothermal rights located on private property in Cassia County, Idaho. All parcels are defined by legal subdivision or by metes and bounds survey description. The ten parcels are as follows:

The U.S. Geothermal Property - Idaho. The U.S. Geothermal Property is comprised of four separate properties that total 1,723.93 acres: the Vulcan, Elena Corporation, Dewsnup and the Wilcox Ranch Properties. The Vulcan Property includes both surface and geothermal rights and consists of two parcels. The first parcel has a total area of approximately 240 acres and three geothermal wells (RRGE-1, RRGP-4 and RRGP-5) are located on this parcel. The second parcel has a total area of approximately 320 acres, and three additional geothermal wells (RRGE-3, RRGI-6 and RRGI-7) are located on this parcel. A fourth well, RRGE-2, although located on the property covered by the Crank lease, was acquired by the Company from a local rancher. The Wilcox Ranch includes 940 acres of agricultural and range lands adjacent to Raft River that provides cooling water.

The Elena Property is comprised of surface and geothermal rights to approximately 100 acres of property, excluding the oil and gas rights to the property. The property is contiguous to other properties owned or leased by the Company.

The Dewsnup Property is comprised of the surface and geothermal rights to approximately 123.93 acres of property, excluding the oil and gas rights to the property, but including all surface water rights. The property is contiguous to other properties owned or leased by the Company.

The Crank Lease. The Crank lease covers approximately 160 acres of mineral and geothermal rights, with right of ingress and egress.

The Newbold Lease. The Newbold lease covers approximately 20 acres of both surface and geothermal rights.

The Jensen Investments Leases. The first Jensen Investments lease covers approximately 2,954.75 acres of geothermal rights only. It is contiguous with the Vulcan Property and property covered by the Crank and Stewart leases. The second Jensen Investments lease covers approximately 44.5 acres of surface and geothermal rights, and is contiguous with property covered by the first Jensen lease.

The Stewart Lease. The Stewart Lease covers approximately 317.54 acres on two adjoining parcels. Parcel 1 contains approximately 159.04 acres and includes surface and geothermal rights. Parcel 2 contains approximately 158.50 acres and only covers surface rights. The underlying geothermal rights for Parcel 2 are subject to the first Jensen Investments Lease.

The Bighorn Mortgage Lease. The Bighorn Mortgage lease covers approximately 280 acres of surface and geothermal rights.

The Doman Lease. The Doman lease covers approximately 640 acres of surface and geothermal rights, excluding oil and gas rights.

The Griffin Lease. The Griffin lease contains approximately 160 acres of geothermal rights.

The Glover Lease. The Glover lease contains approximately 160 acres of geothermal rights.

BLM Lease. The geothermal resources lease agreement with the United States Department of Interior Bureau of Land Management (BLM) was entered into on August 1, 2007. The lease is for approximately 1,685 acres of land located contiguous to the Raft River Property in southeastern Idaho.

Raft River Energy Unit I

Unit I at Raft River became commercially operational on January 3, 2008. As a result of the project financing for Unit I of the Raft River project, the Company has contributed over $17.9 million in cash and property to Raft River Energy I LLC, the Unit I project joint venture company. Raft River Holdings, an affiliate of Goldman Sachs Group, has contributed approximately $34 million to the project. Property assigned to Raft River Energy by the Company includes seven production and injection wells, seven monitoring wells, the Stewart lease, the Crank lease, the Newbold lease, the Doman lease, and the Glover lease. All appropriate permits and contracts have also been assigned to Raft River Energy for Unit I.

Although significant detail has been provided about each specific lease area, the economics of the project is based on the total resource. The reservoir supporting the project encompasses the entire Known Geothermal Resource Area (“KGRA”), which includes all the property owned or leased by the company at Raft River. All discussions of the economics of the project, including future phases, will be based at the project level rather than at the lease level.

Lease/Royalty Terms

The Crank lease, the Newbold lease, the Jensen Investments leases, the Bighorn Mortgage lease, the Doman lease, the Griffin lease and the Glover lease have royalties payable under the following terms:

(a)	Energy produced, saved and used for the generation of electric power, which is then sold by lessee, has a royalty of ten percent (10%) of the net proceeds to RREI.
(b)	Energy produced, saved and sold by lessee, then used by the purchaser for generation of electric power, has a royalty of ten percent (10%) of the market value.
(c)	Energy produced, which is used for any purpose other than the generation of electricity has a royalty of five percent (5%) of the gross proceeds.

The Stewart lease has production royalties payable under the following terms:

(a)	Energy produced, saved and sold by the Lessee, then used by the purchaser for generation of electric power, has a royalty of ten percent (10%) of the market value of the electric power.
(b)	Energy produced, saved and used for the generation of electric power, which is then sold by Lessee, has a royalty of three percent (3%) of the market value of the electric power.
(c)	Energy produced, which is used for any purpose other than the generation of electricity has a royalty of five percent (5%) of the gross proceeds.

All of the leases may be extended indefinitely as long as production is maintained from the lease either individually or as a geothermal unit. For each lease other than the Crank Lease (see below), once production is achieved the amounts due annually will be the greater of the production royalty and the minimum payment for the last year of the primary term. All payments under the leases are made annually in advance on the anniversary date of the particular lease. In addition, the following lease and other royalty terms apply to the individual leases:

The Crank Lease. The lease agreement with Janice Crank was originally entered into June 28, 2002, and had a primary term of 5 years. After U.S. Geothermal Inc. provided evidence to the lessor that the well (RRGE-2) located on lessor’s property was not owned by the lessor (but instead was included in the Vulcan Property), a new lease was entered into on June 28, 2003, which excluded the ownership of RRGE-2, with a four-year initial term. There is a minimum annual production royalty of $18,000. The minimum amount that will be payable over the course of the leases is $45,000. Maximum amounts payable will depend on production from the property.

The Newbold Lease. The company leases this property pursuant to a lease agreement with Jay Newbold dated March 1, 2004. The Newbold lease has a primary term of 10 years (through February 28, 2014) and is extended indefinitely so long as production from the geothermal field is maintained. Minimum lease payments are as follows:

  Years 1-5: $10.00 per acre or $200 per year
  Years 6-10: $15.00 per acre or $300 per year

The minimum amount that will be payable over the course of the lease is $2,500. Maximum amounts payable will depend on royalties on production from the property.

The Jensen Investments Leases. The first Jensen Investments lease was originally with Sergene Jensen, as lessor, is dated July 11, 2002, and has a primary term of 10 years. In September 2005, the property subject to the lease was conveyed and the lease was assumed by Jensen Investments, Inc. Minimum lease payments (on a July to July basis) are as follows:

  Years 1-5: $2.50 per acre or $7,386.88 per year
  Years 6-10: $3.00 per acre or $8,864.25 per year

The minimum amount that will be payable over the course of the lease is $81,256. Maximum amounts payable will depend on production from the property. The second Jensen Investments lease, with Jensen Investments, Inc., is dated July 12, 2002, and has a primary term of 10 years. Minimum lease payments (on a July to July basis) are as follows:

  Years 1-5: $2.50 per acre or $111.25 per year
  Years 6-10: $3.00 per acre or $133.50 per year

The minimum amount that will be payable over the course of the lease is $1,224. Maximum amounts payable will depend on royalties on production from the property.

The Stewart Lease. The Stewart lease, with Reid and Ruth Stewart, is dated December 1, 2004, and has a primary term of 30 years. Minimum lease payments are as follows:

  Year 1: $8,000
  Year 2: $5,000
  Year 3-30: $5,000 plus an annual increase of 5% per year.

The minimum amount that will be payable over the course of the lease is $319,614. Maximum amounts payable will depend upon royalties on production from the property.

The Bighorn Mortgage Lease. The Bighorn Mortgage lease, with Conrad Irrevocable Trust, is dated July 5, 2005, and has a primary term of 10 years. Minimum lease payments are as follows:

  Year 1-5: $1,400
  Year 6-10: $2,100

The minimum amount that will be payable over the course of the lease is $17,500. Maximum amounts payable will depend upon royalties on production from the property.

The Doman Lease. The Doman lease, with Dale and Ronda Doman, is dated June 23, 2005, and has a primary term of 10 years. Minimum lease payments are as follows:

  Year 1-5: $1,600
  Year 6-10: $3,200

The minimum amount that will be payable over the course of the lease is $24,000. Maximum amounts payable will depend upon royalties on production from the property.

The Griffin Lease. The Griffin lease, with Michael and Cleo Griffin, Harlow and Pauline Griffin, Douglas and Margaret Griffin, Terry and Sue Griffin, Vincent and Phyllis Jorgensen, and Alice Mae Griffin Shorts, is dated June 23, 2005, and has a primary term of 10 years. Minimum lease payments are as follows:

  Year 1: $1,600

  Year 2-5: $800
  Year 6-10: $1,200

The minimum amount that will be payable over the course of the lease is $10,800. Maximum amounts payable will depend upon royalties on production from the property.

The Glover Lease. The Glover lease, with Philip Glover, is dated January 25, 2006, and has a primary term of 10 years. Minimum lease payments are as follows:

  Year 1: $2,100
  Year 2-5: $1,600
  Year 6-10: $2,400

The minimum amount that will be payable over the course of the lease is $20,500. Maximum amounts payable will depend upon royalties on production from the property.

The total minimum amount payable under all of the leases during their primary terms is $522,393. The above listed lease payments are payable annually in advance, and are current through lease years that began in 2009. The leases can be renewed for extended periods as long as the power plant continues to produce power.

BLM Lease. The lease entered into in August of 2007 has a primary term of 10 years. After the primary term, the Company has the right to extend the contract in accordance with regulation 43 CFR subpart 3207. The lease calls for annual payments of $3,502 including processing fees. BLM has the right to terminate the contract upon written notice if the Company does not comply with the terms of the agreement. The royalty rate is based upon 10% of the value of the resource at the well head. The amounts are calculated according to a formula established by Minerals Management Service (“MMS”).

Neal Hot Springs, Oregon

Neal Hot Springs is a geothermal resource located in Eastern Oregon. The Company acquired the Neal Hot Springs geothermal energy and surface rights in September 2006. A geothermal power plant is currently under development and scheduled for initial power production late in the third quarter of 2012.

USG Oregon LLC, has drilled four production wells (NHS-1, 2, 5, and 8) and eight injection (NHS-3, 5, 9, 10, 11, 12, 13, 14) wells at the project.

The Company has been issued permits for three additional wells if necessary. The annual permit renewal obligation with the Oregon Department of Geology is $500 per well or ($6,000) annually.

The project is projected to deliver power in the 2nd quarter of 2012.

Lease/Royalty Terms

Cyprus Gold Exploration Corporation. The lease is for mineral rights for 4,960 acres located in Malheur County, Oregon is dated January 24, 2007, and has a primary term of 10 years, and expires January 24, 2017. Minimum lease payments are as follows:

Year 2008-2011	$4,000
Year 2012-2016	$8,000

The agreement defines a royalty rate based upon 2% of the actual revenue for the first 10 years of commercial production and 3% thereafter.

JR Land and Livestock. The lease is for mineral rights for 4,960 acres located in Malheur County, Oregon is dated January 24, 2007, and has a primary term of 10 years, and expires January 24, 2017. Minimum lease payments are as follows:

Year 1	$15,000
Year 2	$25,000
Year 3+	$30,000

The agreement defines a royalty rate based upon 3% of the gross proceeds for the first 5 years of commercial production, 4% of gross proceeds for the next 10 years, and 5% of the gross proceeds thereafter. Annual rental is credited against production royalty payments.

San Emidio, Nevada

In 2008, the Company acquired a 3.6 MW operating geothermal power plant and approximately 30,734.21 acres (48.0 square miles) of geothermal energy leases and certain ground water rights all located north of Reno, Nevada. The assets are comprised of two locations: the San Emidio assets and the Gerlach/Granite Creek assets. The San Emidio assets are located in the San Emidio Desert, Washoe County, Nevada and include the geothermal power project, approximately 22,944 acres (35.9 square miles) of geothermal leases, and ground water rights used for cooling water. The Gerlach assets are comprised of approximately 3,415 acres (5.3 square miles) of BLM geothermal leases located about 1 mile north of Gerlach, Nevada. The Granite Creek assets are comprised of approximately 5,414 acres (8.5 square miles) of BLM geothermal leases located about 7 miles north of Gerlach, Nevada. The Gerlach and Granite Creek assets are along a geologic structure known to host geothermal features including the Great Boiling Spring and the Fly Ranch Geyser.

The 3.6 -MW geothermal power plant has been produced power from 1987 until December 2011. The power plant was constructed in 1986 with commercial power generation beginning in 1987. The original plant has been replaced with a new 8.6 MW facility located on private land owned by USG Nevada. Phase 1 repowering is being completed utilizing the existing production and injection wells. The facility is being tested during the first and second quarters of 2012 with commercial power production expected in the second quarter of 2012.

USG Nevada is still investigating the opportunity for expansion under Phase II and III.

Subsequent to the end of the quarter, a PPA was signed with Sierra Pacific Power Company d/b/a NV Energy for 19.4 megawatts of electricity. The PPA has a 25 year term with a base price of $89.75 per megawatt-hour, and a 1 percent annual escalation rate.

Lease/Royalty Terms
BLM Leases. At the closing of the Empire Acquisition, the geothermal leases with the BLM were assigned to the Company. The lease contracts are for approximately 21,905 acres of land and geothermal rights located in the San Emidio Desert, Nevada. The lease contracts have primary terms of 10 years. Per federal regulations applicable for the contracts, the lessee has the option to extend the primary lease term another 10 years, under two extension periods, at 5 years each, as long as the lessee is maintaining production at commercial quantities. The leases require the lessee to conduct operations in a manner that minimizes adverse impacts to the environment.

The terms of the BLM contracts are detailed as follows:

Contract No.	Current Contract Expiration Date	Acres	Annual Rate
San Emidio
N63004	9/30/2013	1,280	$ 1,280
N63005	9/30/2013	1,279	1,279
N63006	9/30/2013	1,920	1,920
N63007	9/30/2013	1,920	1,920
N75233	11/1/2016	1,868	3,738
N75552	11/1/2012	2,560	2,560
N75553	11/1/2012	1,480	1,480
N75554	11/1/2012	2,118	2,119
N75555	11/1/2012	960	960
N75556	11/1/2012	1,480	1,480
N75557	11/1/2012	1,280	1,280
N75558	11/1/2012	680	680
N42707	Indefinite	1,797	0
N47169	12/1/2017	3	0
N74196	4/30/2012	640	640
N57437	9/30/2013	640	2,560
Gerlach
N55718	6/30/2012	1,252	10,016
N75228	10/31/2016	2,164	4,328

The Company received BLM approval and designation of a Geothermal Unit and a “Participating Area”. The geothermal unit allows USG to hold all geothermal resources within the valley without the risk of lease expiration and allows exploration and development costs to be apportioned between and for the benefit of maintaining all the geothermal leases within the Unit. The first designated participating area encompasses the currently operated southern production zone. Royalties will be portioned to the mineral owners on a percentage of ownership within the participating area. The Unit Area and the Participating Area are key components for long term lease retention and resource development. The federal royalty is calculated based upon the percentage of acres of federal geothermal resources within the participating area and production royalty of 10.0% of the value of the resources prior to production cost deductions as required by a formula established by the Minerals Management Service.

Gerlach, Nevada

In May 2008, the Company entered into a joint venture agreement with Gerlach Green Energy LLC of Nevada to form a limited liability company named Gerlach Geothermal LLC. The joint venture owns geothermal rights for 3,615 acres (5.6 square miles) located in northwestern Nevada near the town of Gerlach. The target of the joint venture is the exploration of the regional Gerlach geothermal system. The joint venture is located near the Company’s Granite Creek leases that were recently acquired as part of the San Emidio geothermal power plant acquisition. The Company received BLM approval and designation of a Geothermal Unit. The geothermal unit allows the Company to hold all geothermal resources within the valley without the risk of lease expiration and allows exploration and development costs to be apportioned between and for the benefit of maintaining all the geothermal leases within the Unit. The first designated participating area will be established after the geothermal resource has been delineated and a production strategy is implemented. The Unit Area and the Participating Area are key components for long term lease retention and resource development.

Lease/Royalty Terms
BLM Leases. The Gerlach Geothermal LLC assets are comprised two BLM geothermal leases and one private lease totaling 3,615 acres. Both BLM leases have a royalty rate is based upon 10% of the value of the resource at the wellhead. The amounts are calculated according to a formula established by MMS. One of the two BLM leases has a second royalty commitment to a third party of 4% of gross revenue for power generation and 5% for direct use based on BTUs consumed at a set comparable price of $7.00 per million BTU of natural gas. The private lease has a 10 year primary term and would receive a royalty of 3% gross revenue for the first 10 years and 4% thereafter.

Granite Creek, Nevada

The Granite Creek assets are comprised of approximately 2,443 acres (3.8 square miles) of BLM geothermal leases located about 6 miles north of Gerlach, Nevada along a geologic structure known to host geothermal features including the Great Boiling Spring and the Fly Ranch Geyser.

Lease/Royalty Terms
BLM Leases. The Company has a geothermal lease contract with the BLM. The lease contract is for approximately 2,443 acres of land and geothermal water rights located in the northwestern Nevada. The lease contract has a primary term of 10 years. Per federal regulations applicable for the contracts, the lessee has the option to extend the primary lease term another 40 years as long as the lessee maintains production in commercial quantities. The lease requires an annual lease payment of $2,443, not including processing fees, and will expire October 31, 2012.

Republic of Guatemala

The Company successfully acquired a geothermal concession in the Republic of Guatemala. The concession consists of 24,710 acres (100 square kilometers) and is located 14 miles southwest of Guatemala City, the capital. Nine wells with depths ranging from 560 to 2,000 feet (170 to 610 meters) were drilled in the El Ceibillo resource area within the concession area during the l990s. Six of the wells have measured reservoir temperatures in the range of 365 to 400°F (185 to 204°C). Fluid sample analysis and the mineralogy associated with drill cuttings suggest the existence of a deeper, higher permeability reservoir with temperature potential of 410 to 446°F (210 to 230°C).

Boise Administration Office, Idaho

The Company entered into a 1 year lease contract effective January 31, 2011 through January 31, 2012, for general office space for an executive office located in Boise, Idaho. The contract allows the Company two annual renewal options. The first annual renewal option was exercised in January 2012. The lease payments are due in monthly installments of $6,345 per month.

Item 3. Legal Proceedings

As of June 30, 2012, management is not aware of any material current or pending legal proceedings in which the Company is a party, as plaintiff or defendant, or which involve any of its properties.

Item 4. [Removed and Reserved]

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

NYSE MKT/Over-The-Counter Bulletin Board
From June 3, 2005 to April 15, 2008, the common stock of U.S. Geothermal Inc. was quoted on the Over-The-Counter Bulletin Board (the “Bulletin Board”) under the trading symbol “UGTH”. Effective April 14, 2008, the common stock of U.S. Geothermal Inc. began trading on the American Stock Exchange, now the NYSE MKT, under the trade symbol “HTM.” Future trading prices of our common shares will depend on many factors, including, among others, our operating results and the market for similar securities.

The following sets forth information relating to the trading of our common stock from April 1, 2010.

Bid Prices on the NYSE MKT
Fiscal Year Ended March 31, 2011	High	Low
First Quarter Second Quarter Third Quarter Fourth Quarter	1.07 0.90 1.36 1.35	0.70 0.71 0.80 0.95

Fiscal Year Ended March 31, 2012
First Quarter Second Quarter Third Quarter Fourth Quarter	1.11 0.74 0.52 0.65	0.65 0.45 0.35 0.34

TSX and TSX Venture Exchange
The Company’s common shares began trading on the Toronto Stock Exchange (“TSX”) on October 1, 2007, under the symbol “GTH.” Prior to trading on the TSX, the Company’s common shares were traded on the TSX Venture Exchange through September 28, 2007 under the same symbol. TSX is the senior equity market in Canada. TSX Venture Exchange is a segment of the Toronto Stock Exchange Group that provides the global financial community with access to Canada's equity capital and energy markets. The following sets forth information relating to the trading on the TSX Exchange:

Sales Prices on the TSX Exchange (CDN$)

Fiscal Year Ended March 31, 2011	High	Low
First Quarter	1.07	0.75
Second Quarter	0.94	0.74
Third Quarter	1.38	0.82
Fourth Quarter	1.28	0.94

Fiscal Year Ended March 31, 2012
First Quarter	1.07	0.67
Second Quarter	0.73	0.47
Third Quarter	0.52	0.36
Fourth Quarter	0.63	0.34

As of May 31, 2011, we had approximately 20,100 stockholders of record.

The Company has never paid and does not intend to pay dividends on our common stock in the foreseeable future. Although the Company’s articles of incorporation and by-laws do not preclude payment of dividends, we currently intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other relevant factors. All of the common shares are entitled to an equal share in any dividend declared and paid.

Item 6. Selected Financial Data

	For the Fiscal Years Ended March 31,
	2012	2011	2010	2009	2008
Operating Revenues	$ 5,894,113	$ 3,253,545	$ 2,579,152	$ 2,336,202	$ 190,721
Operating Expenses	16,522,690	7,270,395	8,562,345	7,660,868	4,568,871
Loss from Continuing Operations	(10,628,577)	(4,039,350)	(5,983,193)	(5,324,666)	(4,378,150)
Loss per share from Continuing Operations	(0.07)	(0.05)	(0.09)	(0.08)	(0.06)
Cash dividends declared and paid per common share	0	0	0	0	0

	As of March 31,
	2012	2011	2010	2009	2008
Total Assets	$219,030,868	$ 85,322,968	$ 65,727,861	$ 52,451,343	$ 40,366,933
Total Long-term Obligations (1)	66,200,561	18,326,802	2,080,859	1,972,200	1,975,672

(1)

Long-term obligations represent the stock compensation payable, a convertible loan, construction loans and a capital lease obligation. The stock compensation liability is the fair value of stock options to be exercised by officers, directors, employees and consultants of the Company. These obligations were recorded as a liability since the option exercise price was stated in Canadian dollars, subjecting the Company and the employee to foreign currency exchange risk in addition to the normal market price fluctuation risk. As of March 31, 2012, long-term obligations did not include stock compensation payable.

	Loss per share from Continuing Operations	Operating Revenues	Gross Profit	Loss from Operations	Net Loss Attributable to US Geothermal
Fiscal Year Ended March 31, 2009
1st Quarter	(0.02)	480,915	480,915	(1,774,518)	(1,717,061)
2nd Quarter	(0.03)	743,706	743,706	(1,406,431)	(1,356,084)
3rd Quarter	(0.01)	575,886	575,886	(899,643)	(874,186)
4th Quarter	(0.02)	535,695	535,695	(1,244,074)	(1,240,423)
Fiscal Year Ended March 31, 2010
1st Quarter	(0.04)	335,736	335,736	(2,441,672)	(2,411,566)
2nd Quarter	(0.02)	734,622	734,622	(1,156,554)	(1,122,525)
3rd Quarter	(0.02)	731,315	731,315	(1,449,421)	(1,394,009)
4th Quarter	(0.01)	777,479	777,479	(935,546)	(910,750)
Fiscal Year Ended March 31, 2011
1st Quarter	(0.02)	752,247	752,247	(1,491,924)	(1,474,560)
2nd Quarter	(0.01)	838,688	838,688	(1,003,950)	(966,691)
3rd Quarter	(0.01)	852,515	852,515	(843,584)	(825,194)
4th Quarter	(0.01)	810,095	810,095	(699,892)	(687,971)
Fiscal Year Ended March 31, 2012
1st Quarter	(0.03)	1,397,975	(1,110,296)	(4,639,138)	(2,341,024)
2nd Quarter	(0.01)	1,689,609	421,852	(1,471,517)	(922,043)
3rd Quarter	(0.02)	1,647,442	(100,363)	(2,596,788)	(1,315,339)
4th Quarter	(0.01)	1,159,089	6,480	(1,921,134)	(1,643,723)

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is a list of projects that are in operation, under development or under exploration. Projects in operation have producing geothermal power plants. Projects under development have at least a geothermal resource discovery or may have wells in place, but require the drilling of new or additional production and injection wells in order to supply enough geothermal fluid sufficient to operate a commercial power plant. Projects under exploration do not have a geothermal resource discovery occurrence yet, but have significant thermal and other physical evidence that warrants the expenditure of capital in search of the discovery of a geothermal resource. Due to inflation and marketplace increases in the costs of labor and construction materials, previous estimates of property development costs may be low.

U.S. Geothermal Inc. (“the Company”) is a Delaware corporation. The Company’s common stock trades on the Toronto Stock Exchange under the symbol “GTH” and on the NYSE MKT LLC under the trade symbol “HTM.”

For the fiscal year ended March 31, 2012, the Company was focused on:

1)	Commissioning and performance testing of the new San Emidio Unit I power plant in Nevada;
2)	Drilling injection wells and construction for the Neal Hot Springs project in Oregon;
3)	Started the drilling of observation and production wells for the San Emidio Phase II project in conjunction with the DOE Innovative Exploration program;
4)	Negotiating long term financing for San Emidio Phases I and II and discussing development funding for Phase III;
5)	Conducting negotiations with potential equity partners for the El Ciebillo project in Guatemala; and
6)	The evaluation of potential new geothermal projects acquisitions.

Neal Hot Springs, Oregon
Neal Hot Springs is located in Malheur County, Oregon and has been established as a commercial geothermal resource.

On February 26, 2009 U.S. Geothermal submitted a loan application for the Neal Hot Springs project to the DOE’s Energy Efficiency, Renewable Energy and Advanced Transmission and Distribution Solicitation loan guarantee program under Title XVII of the Energy Policy Act of 2005. The financial closing for the DOE loan guarantee took place on February 23, 2011 which secured a $96.8 million loan guarantee from the Department of Energy and a direct loan from the U.S. Treasury’s Federal Financing Bank. The $96.8 million loan represents 67% of the total project cost which is now estimated to be $143.6 million for the project, a $14.6 million increase. The DOE loan is a combined construction and 22 year term loan. The interest rate on the loan is set at 37.5 basis points over the current average yield on outstanding marketable obligations of the United States of comparable maturity as determined on each date that a draw is made on the loan. As of May 31, 2012, eight monthly draws totaling $64.16 million have been taken on the DOE loan, which have a combined annual interest rate of 2.654% .

Over the course of the ongoing construction, the budget was increased by $14.6 million in equity contributions by the partners. The first increase was for $7.0 million to cover additional drilling costs and modifications in plant controls and the cooling mechanism. Enbridge Inc. of Canada, our partner at Neal Hot Springs, provided the additional investment in exchange for increased ownership interest in the project from 20% to approximately 27%. The project already has 100% of the required production capacity and about 60% of the required injection capacity proven. Certain wells were drilled into deep injection zones but two of these wells do not have satisfactory capacity; therefore, a second increase of $6 million has been established for an extended drilling program, about to be initiated, that is engineered to provide the required 40% capacity. Depending on the amounts contributed by each partner, this cash call may result in further adjustments in the ownership of the project.

Notice to proceed was issued to both the EPC contractor (Industrial Builders Inc.) and equipment supplier (TAS Energy) on February 24, 2011. Detailed design and construction of the supercritical cycle power plant utilizing significantly improved technology is currently in progress. The new plant, which will consist of three separate power modules, is designed to deliver approximately 23 megawatts of power net to the grid. The first module is scheduled to begin commercial operations during the third calendar quarter of 2012 and the full plant is scheduled to be completed late in the 3rd quarter 2012. As of May 31, construction of the total project is estimated to be 90 percent complete with about 65% of the DOE loan already drawn.

The EPC contractor has continued site construction work and the equipment supplier commenced equipment delivery. On May 27, the Company was notified by the EPC contractor that mechanical completion was achieved. All of the air cooled condensers for the three units have been installed and all major components are on site for Unit 2. On June 28th, the construction contractor provided notice of mechanical completion for the second of the three 7.3 net megawatt, air cooled power plant modules. Production and injection pipelines are being completed and insulation installed. Four production pumps have been installed and are ready to supply fluid to the power plant.

After the long term flow test that was completed in January 2011, a reservoir model was completed on March 24, 2011 by the Company’s consulting reservoir engineer, and after review, the DOE independent reservoir engineer issued a reservoir certificate on March 31, 2011. The final reservoir report and certificate confirmed that the reservoir was able to sustain the production necessary for the planned 23 megawatt project from the existing four production wells. An injection plan was developed as part of the plan, and drilling operations resumed in April 2011 to complete the injection well field for the project.

Four large diameter injection wells (NHS-3, NHS-9, NHS-12, and NHS-13) and three slim hole injectors (NHS-10, T/G 16b and T/G 3) have been completed and provide an estimated 70 percent of the capacity needed. NHS-4 and NHS-11, both planned as deep injectors, did not find the capacity needed. Three additional injection wells (two shallow ones and one deep injector) have been planned with drilling expected to be initiated during the first week of June. Once the Unit 1 power plant has achieved substantial completion and is operating continuously, reservoir and tracer testing will be started to complete the numerical reservoir model for the project.

The Company received the Conditional Use Permit from the Malheur County Planning Commission for construction of its proposed 23 net megawatt power plant at Neal Hot Springs in eastern Oregon. The Conditional Use Permit received unanimous approval at a September 24, 2009 Planning Commission meeting and was issued on October 28, 2009. All of the Federal Energy Regulatory Commission (“FERC”) mandated transmission studies have been completed by Idaho Power Company. An interconnection agreement was signed with the Idaho Power Company in February 2009. As of the end of the quarter, Idaho Power has completed the transmission line and substation, and it is ready to accept power delivery.

The PPA for the project was signed on December 11, 2009 with the Idaho Power Company. The PPA has a 25 year term with a starting price of $96.00 per megawatt-hour and escalates at a variable percentage annually. On May 20, 2010, the Idaho Public Utilities Commission approved the PPA with no changes to the terms and conditions.

San Emidio, Nevada
The San Emidio expansion is planned to take place in three phases. Phase I is a repower, and Phases II and III are planned to be expansions. Phase I utilizes the existing production and injection wells with installation of a new, more efficient 8.6 MW net power plant which achieved commercial operation on May 25, 2012. Phase II is a planned expansion within the bounds of the existing San Emidio geothermal reservoir and is subject to the successful development of additional production wells through exploration and drilling activities. Phase III is planned as a further expansion for 17.2 MW net utilizing two additional power modules similar to Phases I and II.

For Phases I and II, the Company made an application for the DOE’s 1705 loan guarantee program anticipating that 75% of the total project capital may be funded by a Department of Energy loan guarantee, with the remainder funded through equity financing. Due to funding difficulties experienced by the DOE loan guarantee program, a DOE loan guarantee is no longer available to the San Emidio project. Discussions with several senior lenders for a long term loan to take out the SAIC construction loan are ongoing.

On November 14, 2011, U.S. Geothermal Inc.’s wholly owned subsidiary USG Nevada LLC entered into a bridge loan agreement with Ares Capital Corporation. The bridge loan monetized the Section 1603 ITC cash grant associated with the new Phase I power plant at the San Emidio Geothermal Project, located in Washoe County, Nevada. The loan agreement provides for borrowing of up to 90% of the total expected cash grant and consisted of an initial funding of $7.5 million which has been received by the Company. No addition borrowings are expected at this time. The funds are drawn from a loan facility that includes commercial terms for the payment of interest and associated fees. Once the placed in service date has been achieved, an application will be submitted to the United States Department of the Treasury for an estimated $11 million ITC cash grant. The cash grant proceeds will be used to repay the Ares Capital bridge loan facility, with the remaining balance payable to USG Nevada LLC.

The Phase I repower began construction in the third calendar quarter of 2010 and was delayed in the startup due to technical issues related to the new plant. The Phase II expansion began construction in the second calendar quarter of 2011 with commercial operations originally anticipated to commence in the fourth calendar quarter of 2013. Given the delay in getting Phase I online we are not able to accurately determine when Phase II will be completed. The Company expects to utilize the cash grant in lieu of the Investment Tax Credit in connection with both the repower and the Phase II expansion. The Phase II expansion is still dependent on successful development of additional production well capacity.

The capital cost of the Phase I repower is estimated at approximately $32 million, with Phase II at approximately $50 million and Phase III approximately $100 million. We expect that 75% of the Phase I and Phase II development may be funded by project loans, with the remainder funded through equity financing.

Phase I achieved mechanical completion in December 2011 and commercial operation on May 25, 2012. Commissioning was extended due to a series of mechanical issues that include defective capacitors, the mechanical failure of the 2,500 horsepower process pump, and excessive vibration in the turbine gear box. Performance testing of the power plant began in early May. The EPC contractor is providing its services under a fixed price contract that includes financial guarantees for the original completion date and power output of the plant.

Phase II began development in the second calendar quarter of 2010 with commercial operations, subject to successful production well development and timing related to financing availability for the construction of the plant, originally anticipated to commence in the fourth calendar quarter of 2013. The Company anticipated that the project would be granted approximately $16 million for Phase II in ITC cash grant in lieu of PTC in connection with the estimated $50 million of capital cost for Phase II development. There is uncertainty at this time if financing will be available to construct the Phase II plant in time to qualify for a startup prior to the end of 2013.

On June 1, 2011, an amended and restated PPA was signed with Sierra Pacific Power Company d/b/a NV Energy for the sale of up to 19.9 megawatts of electricity on an annual average basis. The PPA has a 25 year term with a base price of $89.75 per megawatt-hour, and a 1 % annual escalation rate. The electrical output from both Phase I and Phase II will be sold under the terms of the amended and restated PPA. The PPA was approved by the Public Utility Commission of Nevada on December 27, 2011.

The Company entered into agreements with Science Applications International Corporation (“SAIC”) for a project loan and an engineering procurement and construction contract for the San Emidio Phase I power plant. SAIC’s design-build subsidiary, SAIC Energy, Environment & Infrastructure LLC, is executing the construction of an 8.6 net megawatt power plant at San Emidio, Nevada. TAS Energy of Houston, Texas will supply a modular power plant to the project. The financing agreement calls for the contractor to provide a non-recourse project loan for the estimated $32 million dollar project. The construction loan is expected to be repaid with a long term project loan.

Two System Feasibility Studies were initiated in July 2008 with Sierra Pacific Power Company to begin the FERC mandated transmission study process for the development of the San Emidio resource. The studies examined two levels of power generation; 15 megawatts and 45 megawatts, several transmission routes and the cost associated with each level of generation. The 15 megawatt study, which was directed at providing transmission for the Phase I and Phase II plants, completed the study process and resulted in an increase of available transmission to 16 megawatts. A Small Generator Interconnection Agreement for 16 megawatts of transmission capacity was executed with Sierra Pacific Power Company on December 28, 2010. An additional System Impact Study was initiated on September 8, 2011 for an additional 3.9 megawatts of transmission to increase the transmission capacity to match the maximum limit of the new PPA. The 3.9 megawatt System Impact Study was completed in April and is being reviewed by the Company.

The 45 megawatt study, which was directed toward the full build out of San Emidio with the addition of the 17.2 megawatt Phase III project, completed the second phase System Impact Study in April. A draft Interconnection Facilities Study, the third and final study, was received on November 22, 2010. The remainder of the 45 megawatt study has been put on hold pending further exploration of the project.

On October 30, 2009, the Company was awarded $3.77 million in Recovery Act funding for the exploration and development of its San Emidio geothermal power project using advanced geophysical exploration techniques. This award was categorized under the “Innovative Exploration and Drilling Projects” section of the American Recovery and Reinvestment Act. The project at San Emidio has applied innovative, seismic and satellite imagery techniques along with state-of-the-art structural modeling, to locate large aperture fractures that represent high-productivity geothermal drilling targets. Two zones along the 4.5 mile long San Emidio fault structure were identified as high quality targets for drilling during the first phase of the DOE program.

The second stage of the DOE program is a cost shared drilling plan that follows up on the targets identified in the first stage. In order to meet construction targets for Phase II plant construction, the drilling stage of the program commenced prior to DOE approval, and two observation/temperature gradient wells were completed by the Company. The proposed drilling program was approved by the DOE in early November 2011. One of the first two wells was deepened and three additional wells have been completed in the South Resource Area under the 50-50 cost share grant.

Three of the five wells exhibit commercial permeability and temperature with well OW-10 producing a flowing temperature of 302°F, well OW-9 exhibited a flowing temperature of 280°F and well OW-6 with a flowing temperature of 279°F. Well OW-9 also has a zone of high permeability at 1,830’ deep, which was put behind casing during drilling operations that has a measured static temperature of 294°F. Additional drilling operations would be required to test this zone. Well OW-8 encountered 320°F fluid, but did not produce commercial quantities during flow testing. The last well drilled, 45A-21, has just been completed and will undergo testing after a heat up period. The North Resource Area has an additional five observation/temperature gradient wells and one production well planned.

Raft River, Idaho
Raft River Energy Unit I is located in Idaho and has a 13 MW capacity geothermal power plant in operation.

Raft River Unit II is anticipated to cost approximately $134 million and Raft River Unit III is anticipated to cost approximately $166 million, up to 75% of which we believe may be funded by loans, with the remainder funded through equity financing. Construction dates have not been established for Raft River Unit II and Unit III.

Guatemala
A geothermal energy rights concession located 14 kilometers southwest of Guatemala City was awarded to U.S. Geothermal Guatemala S.A., a wholly owned subsidiary of the Company in April. The concession contains 24,710 acres (100 square kilometers) in the center of the Aqua and Pacaya twin volcano complex.

The concession contains the El Ceibillo geothermal project which has nine existing geothermal wells that were drilled in the l990s and have depths ranging from 560 to 2,000 feet (170 to 610 meters). Six of the wells have measured reservoir temperatures in the range of 365°F to 400°F and have high conductive gradients that indicate rapidly increasing temperature with depth.

Fluid samples and mineralization from the wells indicate the existence of a high permeability reservoir below the existing well field.

An office and staff are located in Guatemala City and planning is underway to advance the project with initial work focused on negotiating necessary surface and access rights, a power sales agreement with the local utility company, strategic investors, and potential project lenders. Follow up work will include a detailed geophysical program, geologic mapping, sampling of hot springs, and to redrill one or two of the existing wells to test for deep, high temperature permeability. Discussions and planning are underway for the development of a power purchase agreement. Also, discussions are taking place with several interested parties for the potential sale of a minority equity interest in the El Ceibillo project to a qualified local partner.

Gerlach Joint Venture
The Gerlach Joint Venture, located adjacent to the town of Gerlach in Washoe County, Nevada is made up of both private and BLM geothermal leases. The Peregrine well, a historic exploration slim hole that encountered a lost circulation zone at a depth of 975 feet, was redrilled and the hole was opened from a 6.5 inch diameter well to a 12.5 inch diameter well. Lost circulation was confirmed with three zones through the 900 to 1,024 foot interval. The well was stopped at 1,070 feet total depth. Temperature surveys and a short clean out flow test were conducted on the well. The well flowed at an estimated 300-400 gallons per minute and the flowing temperature was 208°F. Geochemistry indicates an average potential source temperature of 374°F for the Gerlach site.

Drilling commenced on observation well 18-10a on October 30. The upper section of the well was drilled to 826 feet deep and an 8 inch liner was cemented in place. The well was secured and the drill rig was moved back to San Emidio. Temperature measurements in the well have provided the highest measured temperature in the field to date at 268°F within 160’ of surface and a temperature gradient of 6.4°F per 100’ in the bottom section of the hole. There are two previously identified lost circulation targets at 1,600’ and 2,800’ deep that will be targeted when drilling is resumed.

Drilling resumed on well 18-10a on April 14 and was stopped on April 18 at 1,943 feet deep. Circulation was lost in minor zones at 1,530 and 1,595 feet deep. Subsequent temperature surveys indicate an isothermal temperature profile at 241°F which may indicate that higher temperature fluid does not occur below the 18-10a well site.

Granite Creek
The Granite Creek assets are located about 6 miles north of Gerlach, Nevada along a geologic structure known to host geothermal features including the Great Boiling Spring and the Fly Ranch Geyser. A first stage gravity geophysical program was completed in the third quarter of 2008 and will be used to evaluate the resource potential, and help determine where to drill temperature-gradient exploration wells.

After a detailed review of the geologic setting, the lease position at Granite Creek was reduced to 2,443.7 acres (3.8 square miles). One full lease and portions of the two remaining leases were relinquished to the Bureau of Land Management.

A summary of projects under development is as follows:

Projects Under Development
					Estimated
			Target	Projected	Capital
			Development	Commercial	Required
Project	Location	Ownership	(Megawatts)	Operation Date	($million)	Power Purchaser

San Emidio Phase II (Expansion)	Nevada	100%	8.6	TBD	$50	NV Energy
San Emidio Phase III	Nevada	100%	17.2	TBD	$100	TBD
Neal Hot Springs I	Oregon	JV(4)	23	3rd Quarter 2012	$143	Idaho Power
Neal Hot Springs II	Oregon	100%	28	TBD	TBD	TBD
El Ceibillo	Guatemala	100%	25	1st Quarter 2015	$118	TBD
Raft River I (Repower)	Idaho	JV(5)	3	TBD	$8	Idaho Power
Raft River (Unit II)	Idaho	100%	26	TBD	$134	TBD
Raft River (Unit III)	Idaho	100%	32	TBD	$166	TBD

(1)

In September 2010, the Company’s wholly owned subsidiary (Oregon USG Holdings LLC) entered into agreements that formulated a strategic partnership with Enbridge (U.S.) Inc. (“Enbridge”) may provide up to $23.8 million in funds for the Neal Hot Springs geothermal project. After the planned debt conversion and additional contribution in April and August of 2011, Enbridge has contributed $18.8 million which they have received a 20% ownership interest in the project.

(2)

As part of the financing package for Unit I of the Raft River project, we have contributed $16.5 million in cash and approximately $1.5 million in property to Raft River Energy I LLC, the Unit I project joint venture company. Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group, contributed $34 million to finance the construction of the project.

Factors Affecting Our Results of Operations

Although other factors may impact our operations and financial condition, including many that we do not or cannot foresee, we believe that our results of operations and financial condition for the foreseeable future will be affected by the following factors.

Raft River Energy I LLC
Raft River Unit I operated at 96.8% availability and generated an average of 9.3 net megawatts during the third fiscal quarter. For the 2011 calendar year, the plant averaged 7.6 net megawatts of generation with 97.3% availability.

The plant operated at reduced output during the month of March due to a mechanical problem with the production pump in well RRG-2. The potential causes are being evaluated and plans are being made to pull the pump and inspect it.

The $10.2 million DOE cost-shared thermal fracturing program has been delayed while a NEPA evaluation was being done to address any potential seismic issues that may result from the program. The Company’s contributions are made in-kind by the use of the RRG-9 well, well field data and monitoring support totaling $228,089. Eight solar powered seismic stations were installed in June 2010 to provide a base line of seismic data and will be used to monitor potential impacts from the test. Construction is complete on the injection pipeline that extends from the Unit 1 power plant to well RRG-9. A detailed, 3-D magnetotelluric survey was completed during the 3rd fiscal quarter of 2010.

A drill rig for the DOE program was mobilized to the Raft River site in late December and began operations on December 30. A 9 7/8” liner was installed and cemented in place in preparation for the first phase of stimulation. The well was side-tracked during operations to remove a packer in the wellbore, and a new leg was completed through the geothermal target formation. A short duration, high pressure stimulation test was performed which indicated a temporary increase in permeability. Due to funding requirements, the project was placed on stand-by pending review of the results generated to date and further funding from the DOE.

On May 16, 2011, Eugene Water and Electric Board notified the Company that the PPA for Raft River Unit II has been terminated since a Notice to Proceed had not been issued on or before the required milestone date.

Raft River Operating Agreement
We hold a 50% interest in Raft River Energy I LLC, which owns Raft River Unit I (“Unit I”). Construction of Unit I required substantial capital, and partnering with a co-venture tax partner allowed us to share the risks of ownership and monetize valuable tax credits and benefits. The joint venture partner structure allowed the project to monetize production tax credits which would not otherwise have been available to us. When Unit I generates full capacity of 13 megawatts, we estimate we will receive cash payments totaling approximately $1.6 million for each of the first four years of its operations. While Unit I generates at less than full capacity, our annual cash payments from the Raft River I project will be lower. If insufficient cash is generated to satisfy all joint venture obligations, the management fees will be deferred.

Initially, Raft River Energy I LLC (“RREI”) was a wholly owned subsidiary of the Company and was recorded as a fully consolidated subsidiary into the Company’s financial statements. In 2006, Raft River I Holdings (“Holdings”), a subsidiary of the Goldman Sachs Group, acquired an equity interest by providing a significant capital investment in RREI under a tax equity structure. Subsequent accounting activity of RREI was reflected under the equity method on the Company’s consolidated financial statements.

Based on management’s annual review of the conditions and circumstances surrounding the relationship between the Company and Holdings, it was determined that the Company would no longer use the equity method to reflect the Company’s interest in RREI as of April 1, 2011. The Company will now fully consolidate RREI’s assets, liabilities and operations and recognize a non-controlling interest. When making this determination, Management analyzed whether control had shifted to the Company for accounting purposes, and noted that participation by Holdings is passive. The Board of Managers does not hold regular meetings, does not formally approve the annual operating budgets, and Holdings declines to contribute additional funds even when benefits can be shown. The Company has possession of and operates the facility, makes all day-to-day operating decisions, and contributes additional required capital repair funding as needed. Active participation in the operations of RREI is a primary role of the Company’s operating staff. The most critical point that has changed is the economics of the project due to the zero balance in the Raft River Holding’s tax capital account. Tax deductions associated with an additional $12.1 million equity contribution from the Company accelerated the exhaustion of the Holdings tax capital account to zero sooner than originally anticipated. The Company will be allocated 100% of the tax deductions and operating losses for the tax year 2011 and subsequent years. Since the current structure of RREI was established to allocate significant tax benefits to Holdings, the exhaustion of the Holdings tax capital account to zero demonstrates that the majority of the tax benefits have been monetized. Holdings no longer has any tax capital at risk. The Company is the only partner with tax capital at risk, so future operating decisions will primarily impact the Company.

The Company’s interests in the RREI as defined in the partnership agreements are summarized as follows:

		Years 1 – 4 (2008-2011)	Years 5 – 10 (2012-2017)	Years 11 – 20 (2018-2027)	Years 20 – 25 (2028-2032)
Cash Flow	RECs	70% (1)
	GAAP Income	1% (2)		49%	80%
	Lease Payments, O&M Services & Royalties	100%
	Distributions	Guaranteed min. payment	1% (3)	49%	80%
Tax Benefits		1% (2)		49%	80%

(1)

U.S. Geothermal allocates 70% of income and receives 70% of available cash from RECs sold to third- parties. After year 10, REC income is shared with Idaho Power Co. For additional details, see U.S. Geothermal’s Form 10-Q filed on August 10, 2009 (Exhibit 10.36).

(2)	Flip to next tier occurs after the later of 10 years or Raft River I Holdings’ target IRR is achieved.
(3)	Flip to next tier occurs after Raft River I Holdings’ target IRR is achieved.

San Emidio, Nevada
The original San Emidio geothermal power plant produced power beginning in 1987 and sold electricity to Sierra Pacific Power Corporation. The original plant was shut down on December 12, 2011 and placed on operational standby in preparation for start up of the new Phase I power plant.

Power Purchase Agreements (“PPA”)
Prior to the construction of a geothermal project, we typically enter into a power purchase agreement with a utility, which fixes the price of energy produced at a project for a 20 to 25 year period. Such PPAs are typically negotiated with the utility company and approved by a state utility commission or similar regulating body.

Power purchase agreements generally provide for the payment of energy payments, capacity payments, or both. Energy payments are calculated based on the amount of electrical energy delivered to the relevant power purchaser at a designated delivery point. The rates applicable to such payments are either fixed, subject to adjustments in certain cases, or are based on the relevant power purchaser’s short-run avoided costs calculated as the incremental costs that the power purchaser avoids by not having to generate such electrical energy itself or purchase it from others. Capacity payments, on the other hand, are generally calculated based on the amount of time that our power plants are available to generate electricity. Some power purchase agreements provide for bonus payments in the event that the producer is able to exceed certain target levels and forfeiture of payments if minimum target levels are not met.

Raft River Energy I LLC currently earns revenue from a full-output PPA with Idaho Power, which allows power sales up to 13-MWs annual average. The PPA expires in 2032. This PPA was signed as part of ongoing negotiations with Idaho Power for PPAs covering an expected total output of 45.5 MWs and may be used as the template for additional PPAs. The price of energy sold under the Idaho Power PPA is split into three seasons: power produced during the peak periods of July, August, November and December will be purchased at 120% of the set price; power produced in the three month low demand season will be purchased at 73.50% of the set price; and power produced in the remaining five months of the year will be purchased at 100% of the set price. The PPA sets a first year average purchase price of $53.60 per MW hour. The $53.60 purchase price is escalated each year at a compound annual rate of 2.1% until year 15. From years 16 to 25 of the contract the escalation rate will drop to 0.6% per year.

Power generated by the original San Emidio power plant was sold to Sierra Pacific Power Corp. (NV Energy) pursuant to a 30 year PURPA PPA was scheduled to terminate in December 2017. The PPA included energy and capacity payment components, as well as peak and off-peak seasonal rates. Contract prices were adjusted annually on March 1 based upon the Handy-Whitman price index, total steam production plant category, as specified by Nevada Public Utility Commission standards for PURPA contracts.

On June 1, 2011, an amended and restated PPA was signed with Sierra Pacific Power Company d/b/a NV Energy for the sale of up to 19.9 megawatts of electricity on an annual average basis. The PPA has a 25 year term with a base price of $89.75 per megawatt-hour, and a 1 percent annual escalation rate. The electrical output from both Phase I and Phase II will be sold under the terms of the amended and restated PPA. The PPA was approved by the Public Utility Commission of Nevada on December 27, 2011.

The power purchase agreement for the Neal Hot Springs project was signed on December 11, 2009 with the Idaho Power Company. The PPA has a 25 year term with a starting price of $96 per MW-hour and escalates at a variable percentage annually. Idaho Power Company submitted the PPA to the Idaho Public Utilities Commission (“IPUC”) on December 28, 2009 and it was approved by the IPUC on May 20, 2010.

Results of Operations

For the fiscal year ended March 31, 2012, the Company reported a net loss of attributable to the Company’s operations of $6.2 million ($0.07 loss per share) which represented an unfavorable increase of $2.2 (55.0%) from the fiscal year ended 2011. Notable favorable variances were reported in earned management fees and travel and promotion expenses. Notable unfavorable variances were reported for the San Emidio operations, Raft River operations, professional and management fees, salaries and related costs and stock based compensation. Also, additional information was provided concerning the loss on the disposal of water rights and the removal of exploration costs included in the other operation expenses line item.

Plant Operations and Other Plant Expenses

During the current fiscal year, the Company’s operating revenues from energy production and related operating costs originated from two power plants. The San Emidio plant (USG Nevada LLC) is located in the San Emidio Desert in the North Western part of the State of Nevada. The original San Emidio plant and related water rights were purchased in 2008. The old plant ceased operations in December 2011 and was replaced with a new plant that began commercial operations in June of 2012. The Raft River plant (Raft River Energy I LLC) is located in the South Eastern Idaho. The Raft River plant began operations in January of 2008.

San Emidio, Nevada Plant Operations
The energy and energy credit sales generated from the San Emidio power plant represented 28.8% of total operating revenues for the Company for the year ended March 31, 2012.

For the fiscal year ended March 31, 2012, the San Emidio plant reported net loss of $880,764 which was a higher loss from the $640,057 net loss from the fiscal year ended 2011. On December 12, 2011, the old power plant was shut down to facilitate the change to the new power plant. Due to the shut down, no energy was produced in the fourth fiscal quarter March 31, 2012 and less than average amounts of energy were produced during the third fiscal quarter ended December 31, 2011. See the key quarterly production data presented below for additional energy production and revenue information. For the fiscal year ended March 31, 2012, energy sales deceased $823,282 (33.8%) from the same fiscal year ended 2011. Operating expenses decreased $174,048 (6.3%) from fiscal year ended 2011 to 2012. One factor that the decrease in operating expenses was not proportional to the decrease operating revenues was the significant increase in property taxes. During the current fiscal year, annual property taxes of $292,711 were paid to Washoe County, which was a significant increase (188.0%) from the prior year’s tax assessment. The increase in taxes was primarily based upon the assessed value of the new power plant. Property taxes were included in the general and administrative line item of the summarized financial information. The current fiscal year depreciation costs decreased (24.9%) from the prior fiscal year due to some assets reaching their estimated useful lives and the power plant and related components being taken out of operation. Summarized financial and production information is presented below.

A new 25 year PPA was signed in December of 2011 that sets the new set rate at $0.0897 per kilowatt hour with a 1% annual escalation rate.

Summarized statements of operations for the San Emidio power plant are as follows:

	Years Ended March 31,
	2012		2011		Variance
	$	%*	$	%*	$	%**
Operating revenues:
Energy sales	1,615,189	95.0	2,438,471	96.8	(823,282)	(33.8)
Energy credit sales	84,798	5.0	79,569	3.2	5,229	6.6
	1,699,987	100.0	2,518,040	100.0	(818,053)	(32.5)

Operating expenses:
General and administrative	565,724	33.3	343,512	13.6	(222,212)	(64.7)
Salaries and related costs	707,652	41.6	722,901	28.7	15,249	2.1
Operations:
Repairs and maintenance	81,090	4.8	117,759	4.7	36,669	31.1
Other	279,793	16.5	359,598	14.3	79,805	22.2
Rent and lease	29,833	1.8	27,154	1.1	(2,679)	(9.9)
Purchased utilities	70,115	4.1	54,391	2.2	(15,724)	(28.9)
Depreciation and amortization	852,053	50.1	1,134,993	45.1	282,940	24.9
	2,586,260	152.1	2,760,308	109.7	174,048	6.3

Operating Loss	(886,273)	(52.1)	(242,268)	(9.7)	(644,005)	(265.8)
Interest income	5,509	0.3	1,561	0.1	3,948	252.9

Net Loss	(880,764)	(51.8)	(240,707)	(9.6)	(640,057)	(265.9)

%* - represents the percentage of total operating revenues.
%** represents the percentage of change from 2011 to 2012.

Key quarterly production and financial data for the San Emidio, Nevada plant is summarized as follows:

			Ave. Rate	Net	Depreciation
	Kilowatt	Energy	per	Income	&
	Hours x	Sales	Kilowatt-	(Loss)	Amortization
Quarter Ended:	1,000	($)	Hour ($)	($)	($)

June 30, 2010	5,449	571,646	0.1049	(76,625)	238,087
September 30, 2010	5,260	636,992	0.1210	(405)	298,948
December 31, 2010	5,938	629,867	0.1061	(104,155)	298,948
March 31, 2011	5,656	600,702	0.1062	(61,083)	299,010
June 30, 2011	5,556	623,731	0.1123	(16,818)	246,038
September 30, 2011	4,943	629,582	0.1274	45,877	210,366
December 31, 2011*	3,291	361,876	0.1100	(433,861)	206,522
March 31, 2012*	-	-	-	(475,961)	189,126

* - The old power plant ceased operations on December 12, 2011, to facilitate the transfer of operations to the new power plant.

Raft River Plant Operations

The energy and energy credit sales generated from the Raft River power plant represented 71.2% of total operating revenues for the Company for the year ended March 31, 2012.

In January 2009, the lap joint for one of the production wells (RRG-7) began to fail. The failure resulted in a reduction in water temperature that had a negative impact on energy production for both fiscal years ended March 31, 2011 and 2012. In June of 2010, a production well RRG-2 was shut down. In May 2011, the repairs of wells RRG-2 and RRG-7 began under the terms of the Repair Service Agreement between the two partners. The repairs were completed in January 2012 and amounted to over $1.65 million. From January 2012 to March 2012, the plant operated at an average of 9.29 megawatts, which was a 27.8% increase from the average production levels from April 2011 to December 2011. Summarized financial and production information is presented below.

Summarized statements of operations for RREI are as follows:

	Years Ended March 31,
	2012		2011		Variance
	$	%*	$	%*	$	%**
Operating revenues:
Energy sales	3,809,507	90.8	3,837,278	89.8	(27,771)	(0.7)
Energy credit sales	384,619	9.2	433,599	10.2	(48,980)	(11.3)
	4,194,126	100.0	4,270,877	100.0	(76,751)	(1.8)

Operating expenses:
Operations	3,230,740	77.0	3,079,476	72.1	(151,264)	(4.9)
General repairs	1,416,301	33.8	198,830	4.7	(1,217,471)	#
Repairs under the RSA	1,650,000	39.3	-	-	(1,650,000)	#
Depreciation and amortization	2,036,769	48.6	2,049,787	48.0	13,018	0.6
	8,333,810	198.7	5,328,093	124.8	3,005,717	(56.4)

Operating Loss	(4,139,684)	(98.7)	(1,057,216)	(24.8)	(3,082,468)	(291.6)

Other income	1,001	0.0	97	0.0	904	#

Net Loss	(4,138,683)	(98.7)	(1,057,119)	(24.8)	(3,081,564)	(291.5)

%* - represents the percentage of total operating revenues.
%** - represents the percentage of change from 2011 to 2012.
# - percentage of variance either exceeds 600% or is undefined.

Key quarterly production and financial data for RREI is summarized as follows:

			Renewable
			Energy	Net Income
	Kilo-watt	Energy Sales	Credit Sales	(Loss)
Quarter Ended:	Hours x 1,000	($)	($)	($)

June 30, 2010	17,599	806,439	114,394	(584,204)
September 30, 2010	16,116	1,019,499	104,733	(123,032)
December 31, 2010	17,878	1,135,062	113,090	(13,931)
March 31, 2011	16,898	876,278	101,382	321,507
June 30, 2011	14,144	651,059	84,846	(1,986,673)
September 30, 2011	14,562	942,111	87,432	(489,768)
December 31, 2011	17,888	1,159,245	104,222	(965,553)
March 31, 2012	19,639	1,057,091	108,119	(696,689)

Management Fees; Land, Water and Mineral Rights Lease Revenues

In the fiscal year ended March 31, 2011, the Company recognized management fees and revenues from the lease of land and water rights of $250,000 and $196,893; respectively. All of these operating revenues originated from the Company’s subsidiary (Raft River Energy I LLC). As of April 1, 2011, the Company no longer reports Raft River Energy I LLC operations under the equity method. Accordingly, these revenues are now eliminated during the consolidation process.

Professional and Management Fees

		Percentage of
		Increase (Decrease)	Percentage of
Fiscal Year Ended	Amount	from Prior Year	Total Operating
March 31,	($)	(%)	Expenses (%)

2011	1,128,993	(34.7)	19.9
2012	1,889,142	67.3	19.2

For the fiscal year ended March 31, 2012, the Company incurred professional and management fees of $1,889,142, which was an increase of $760,149 (67.3%) from the fiscal year ended 2011. In the first fiscal quarter ended June 30, 2011, fees of $1,088,091 were paid to a placement agent for obtaining the equity partner in the Neal Hot Springs, Oregon project. This type of cost has not been incurred in prior periods. During the year ended March 31, 2012, operational legal fees amounted to approximately $310,000 that were primarily incurred for SEC filing/reporting and preparing a prospectus for an At-the-Market offering. Consulting costs directly identified as incurred for compliance with the Sarbanes-Oxley Act decreased approximately $33,000 (34.7%) from the fiscal year ended 2011.

Salary and Related Costs

For the fiscal year ended March 31, 2012, the Company reported $1,237,461 in salaries and related costs, which was increase of $175,084 (46.3%) from the fiscal year ended 2010. Overall, salary and related costs increased in 2012 due to the addition of two management and development employees, company-wide bonuses and a general wage increase. The company-wide bonuses totaled $450,000. A portion of these increases were offset by a portion of salaries and related costs that were allocated to capital projects. Allocations have been made for the Neal Hot Springs project for engineering, design, permitting and project management efforts needed for well drilling, reservoir evaluation and plant construction. At San Emidio, salary cost allocations have been made for efforts primarily related to the new power plant construction management for Phase I of the project.

	For the Years Ended March 31,
	2012	2011	Variance
Financial Element	$	$	$	%

Total Company salary and related, excluding San Emidio plant operations	2,608,737	2,128,257	480,480	22.6

Salary and related costs capitalized for the following projects:
USG Nevada LLC (San Emidio Phase I Project)	(670,990)	(409,397)	(261,593)	(63.9)
USG Oregon LLC (Neal Hot Springs Project)	(667,540)	(591,804)	(75,736)	(12.8)
Small projects	(32,746)	(42,671)	9,925	23.3
	1,237,461	1,084,385	153,076	14.1

% - represents the percentage of change from 2011 to 2012.

Stock Based Compensation

For the year ended March 31, 2012, the Company reported $1,454,376 in stock based compensation, which was an increase of $387,811 (36.4%) from the fiscal year ended 2011. Stock based compensation includes the calculated values of both Company stock and stock options. The variance was primarily a related to of the timing of the issuance of the stock option grants. On June 3, 2011, the Board of Directors approved a grant of 2,590,000 stock options to employees. In the prior year, the stock option grant was not approved until September 10, 2010. On September 10, 2010, the Company granted of 705,000 common shares to officers, directors and select employees shares to vest over three six-month periods. The value of the employee stock compensation for the years ended March 31, 2012 and 2011 was $248,577 and $261,372; respectively.

Travel and Promotion

For the fiscal year ended March 31, 2012, costs were $175,084 (46.3%) lower than the fiscal year ended 2011. The majority of the decrease related to shifting resources away from investor relation and other promotional activities. Investor relations and other business promotional sponsorships totaled $113,043 and $235,331 for the years ended March 31, 2012 and 2011; respectively, which was a decrease of $122,288 (52.0%) .

Other Operating Expenses

For the year ended March 31, 2012, the Company reported $559,066 in other operating expenses, which was an increase of $425,511 (318.6%) from the fiscal year ended 2011. During the quarter ended December 31, 2011, the Company expensed $463,391 in costs associated with the development of test wells held by USG Gerlach LLC. Some of the costs were incurred in the current quarter and $260,641 was removed from construction in progress. Since these costs by were shared by our partner who holds a 40% non-controlling interest in USG Gerlach LLC; $185,356 was added back to net income attributable to the Company’s operations.

Net Loss Attributable to the Non-Controlling Interest

The net loss attributable for the non-controlling interest entities is the line item that removes the portion of the Company’s consolidated operations that is owned by the Company’s subsidiaries. For the year ended March 31, 2012, the Company reported $4,567,155 in net loss attributable to non-controlling interest, which was an increase of $4,549,235 from the same fiscal year ended 2011. The primary reasons for the increase were the consolidation of Raft River Energy I LLC (“RREI”) and the loss reported by USG Gerlach LLC. Effective April 1, 2011, the operations of RREI were fully consolidated into the Company’s consolidated financial statements. The impact of including the operations RREI in the Company’s financial statements on the loss attributable to non-controlling entities amounted to $4,362,683 for the fiscal year ended March 31, 2012. As noted above, the loss attributable to USG Gerlach LLC increased significantly ($185,356) due to the costs associated with the development of test wells.

Loss on Disposal of Water Rights

In February 2012, water rights on 2,917 acres leased property in the Granite Creek area located in the State of Nevada were relinquished and removed from intangible assets at their carrying amounts that totaled $548,701. The relinquishment was considered to be a loss that was recognized in the current year ended March 31, 2012.

Liquidity and Capital Resources

We believe our cash and liquid investments at March 31, 2012 are adequate to fund our general operating activities through December 31, 2012 including drilling at Neal Hot Springs, general development support activities at San Emidio and repair activities at Raft River. Other project development, such as Guatemala, may require additional funding. In addition to government loans and grants discussed below, we anticipate that additional funding may be raised through financial and strategic partnerships, market loans, the issuance of equity and/or through the sale of ownership interest in tax credits and benefits.

The current financial credit crisis is not anticipated to impact the ability of our customers, Idaho Power Company and Sierra Pacific Power, to pay for their power. This power is sold under long-term contracts at fixed prices to large utilities. The current status of the credit and equity markets could delay our project development activities while the Company seeks to obtain economic credit terms or a favorable equity market price to further the drilling and construction activities. The Company continues discussions with potential investors to evaluate alternatives for funding at the corporate and project levels.

For projects under construction before the end of 2010 and online before the end of 2013, a project can elect to take a 30% investment tax credit (“ITC”) in lieu of the production tax credit (“PTC”). The ITC may be converted into a cash grant within the first 60 days of operation of the plant. Phase I at San Emidio was completed and in operation in May 2012. An application will be submitted in June 2012 electing to take the ITC cash grant in lieu of the PTC, which will result in a check from the U.S. Treasury for approximately $11 million by August 2012 and will be used to retire an existing bridge loan of approximately $7.5 million.

On May 21, 2012, U.S. Geothermal Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which the Company has the right to sell to LPC up to $10,750,000 in shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), subject to certain limitations and conditions set forth in the Purchase Agreement and imposed by the Company’s board of directors and pricing committee thereof.

Pursuant to the Purchase Agreement, upon the satisfaction of all of the conditions to the Company’s right to commence sales under the Purchase Agreement (the “Commencement”), LPC initially purchased $750,000 in shares of Common Stock at $0.38 per share. Thereafter, on any business day and as often as every other business day over the 36-month term of the Purchase Agreement, and up to an aggregate amount of an additional $10,000,000 (subject to certain limitations) in shares of Common Stock, the Company has the right, from time to time, at its sole discretion and subject to certain conditions to direct LPC to purchase up to 250,000 shares of Common Stock, which amount may be increased in accordance with the Purchase Agreement if the closing sale price of Common Stock on the NYSE MKT LLC exceeds certain specified levels. The purchase price of shares of Common Stock pursuant to the Purchase Agreement will be based on prevailing market prices of Common Stock at the time of sales without any fixed discount, and the Company will control the timing and amount of any sales of Common Stock to LPC. No sales of Common Stock under the Purchase Agreement will be made through the Toronto Stock Exchange.

The Purchase Agreement contains customary representations, warranties and agreements of the Company and LPC, limitations and conditions to completing future sale transactions, indemnification rights and other obligations of the parties. There is no upper limit on the price per share that LPC could be obligated to pay for Common Stock under the Purchase Agreement. LPC shall not have the right or the obligation to purchase any shares of Common Stock if the purchase price of those shares, determined as set forth in the Purchase Agreement, would be below $0.25 per share. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty. Actual sales of shares of Common Stock to LPC under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Common Stock and determinations by the Company as to available and appropriate sources of funding for the Company and its operations. As consideration for entering into the Purchase Agreement, the Company has issued to LPC 651,819 shares of Common Stock. The Company will not receive any cash proceeds from the issuance of these 651,819 shares.

As of June 30, 2012, the Company has sold 750,000 shares of common stock pursuant to the Purchase Agreement for net proceeds of approximately $259,425. Sales of shares of our common stock by our sales agent have been made in privately negotiated transactions or in any method permitted by law deemed to be an “At The Market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the NYSE MKT LLC or sales made through a market maker other than on an exchange. Our sales agent has made all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between our sales agent and us.

The Company has entered into an agreement with Kuhns Brothers Securities Corporation (“KBSC”), pursuant to which KBSC agreed to act as the placement agent in connection with the sale of shares of Common Stock to LPC. Subject to the Company’s and KBSC’s receipt of written confirmation that the Corporate Finance Department of Financial Industry Regulatory Authority, Inc. (“FINRA”) has determined not to raise any objection with respect to the fairness or reasonableness of the compensation terms of the Company’s arrangement with KBSC, the Company will pay KBSC the following compensation for its services in acting as placement agent in the sale of Common Stock to LPC: (A) the Company will pay a cash fee to KBSC in an amount equal to: (i) 6% of the aggregate gross proceeds received by the Company from the initial sale of $750,000 in shares of Common Stock to LPC pursuant to the Purchase Agreement, and (ii) 3% of the aggregate gross proceeds received by the Company from additional sales of Common Stock to LPC pursuant to the Purchase Agreement; and (B) the Company will issue to KBSC the number of warrants (the “Compensation Warrants”) equal to: (i) in the case of the initial sale of $750,000 in shares of Common Stock to LPC, 6% of the aggregate number of shares sold to LPC; and (ii) in the case of additional sales of Common Stock to LPC, 3% of the aggregate gross proceeds received by the Company from such sales divided by 115% of the closing sale price of one share of Common Stock on the day prior to the respective issuance of the Compensation Warrant. The Compensation Warrants issued pursuant to clause (ii) in the preceding sentence will be based on incremental sales to LPC of $2 million in aggregate gross proceeds. Each Compensation Warrant will have an exercise price equal to 115% of the closing sale price of one share of Common Stock on the day prior to its issuance, a term of five years from the date of its issuance and will otherwise comply with the rules of FINRA.

On November 14, 2011, U.S. Geothermal Inc. entered into a bridge loan agreement between its wholly owned subsidiary USG Nevada LLC and Ares Capital Corporation. The bridge loan has monetized the Section 1603 ITC cash grant associated with the planned commercial operation of the new Phase I power plant at the San Emidio Geothermal Project, located in Washoe County, Nevada. The loan agreement provides for payment to the Company of approximately 90% of the total expected cash grant and consists of an initial funding of $7.5 million which has been received by the Company. The funds are drawn from a loan facility that includes commercial terms for the payment of interest and associated fees. Once the placed in service date has been achieved, an application will be submitted to the United States Department of the Treasury for an estimated $11 million ITC cash grant. The cash grant proceeds will be used to repay the Ares Capital bridge loan facility with the remaining balance payable to USG Nevada LLC.

On September 30, 2011, U.S. Geothermal Inc., a Delaware corporation (the “Company”), entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with McNicoll, Lewis & Vlak LLC (“MLV”), pursuant to which the Company, from time to time, may issue and sell through MLV, acting as the Company’s sales agent, shares of the Company’s common stock. The Company’s board of directors has authorized the issuance and sale of shares of the Company’s common stock under the Sales Agreement for aggregate gross sales proceeds of up to $10,000,000, subject to certain limitations based on the sales price per share, for a period of one year from the date of execution of the Sales Agreement. Pursuant to the Sales Agreement, MLV will be entitled to compensation at a fixed commission rate of the greater of (i) 3% of the gross sales price per share sold or (ii)(1) $0.03 per share sold if the sale price per share is $0.80 or greater or (2) $0.0225 per share sold if the sale price per share is less than $0.80 (but in no event shall compensation exceed 8% of gross proceeds). The Company has agreed to reimburse a portion of MLV’s expenses in connection with the offering of the Company’s common stock under the Sales Agreement. This agreement was cancelled effective May 19, 2012.

As of May 19, 2012, the Company has sold 241,989 shares of common stock pursuant to the Sales Agreement for net proceeds of approximately $126,133. Sales of shares of our common stock by our sales agent have been made in privately negotiated transactions or in any method permitted by law deemed to be an “At The Market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the NYSE MKT LLC or sales made through a market maker other than on an exchange. Our sales agent has made all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between our sales agent and us.

On March 7, 2011, the Company closed a direct registered placement of 5,000,000 shares of Common Stock at a price of $1.00 per share for gross proceeds of $5 million. Each investor also received a Common Stock Purchase Warrant exercisable for 50% of number of shares of Common Stock purchased. Each Warrant will entitle the holder to purchase one additional share of Common Stock for $1.075 per share. The Warrants expire March 3, 2012. The issue included a placement agent fee of 112,000 Common Shares and 56,000 Warrants plus expenses of approximately $15,000. The securities were offered by the Company pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”), which became effective on December 31, 2010. A prospectus supplement relating to the offering was filed with the SEC on February 28, 2010. After deducting for fees and expenses, the net proceeds were approximately $4.95 million. The net proceeds of the offering will be used for general working capital, including exploration, development and expansion of its geothermal properties

On February 24, 2011, the Company completed the financial closing with the U.S. Department of Energy (“DOE”) of a $96.8 -million loan guarantee to construct its planned 23-megawatt-net power plant at Neal Hot Springs in Eastern Oregon. Neal Hot Springs is the first geothermal project to complete a loan guarantee under DOE’s Title XVII loan guarantee program, which was created by the Energy Policy Act of 2005 to support the deployment of innovative clean energy technologies. The DOE loan guarantee will guarantee a loan from the U.S. Treasury’s Federal Financing Bank. The $96.8 -million Federal Financing Bank loan represents 75% of total project cost. When combined with the previously announced equity investment by Enbridge Inc., the loan provides 100% of the anticipated capital remaining to fully construct the project.

In September 2010, USG Oregon LLC (a wholly owned subsidiary) entered into agreements with Enbridge (U.S.) Inc. that formed a strategic and financial partnership to finance the Neal Hot Springs project located in eastern Oregon. A component of these agreements included a $5 million convertible promissory note. Upon conversion, the note was considered to be an equity contribution to the Company’s subsidiary. The conversion occured automatically upon the closing of the Department of Energy (“DOE”) guaranteed project loan. The agreements also provide for additional equity contributions of $13.8 million from Enbridge that when combined with the $5 million convertible promissory note, will earn Enbridge a 20% direct ownership in the subsidiary. In the event of cost overruns for the project, and at the election of the Company, an additional payment obligation of up to $8 million was contributed by Enbridge that increased their direct ownership by 1.5 percentage points for each $1 million contributed. Added to their base 20% ownership, additional payments could increase Enbridge’s ownership to a maximum of 27.5% . An additional $6 million cost overrun facility was established by Enbridge to cover costs that resulted from unexpected poor results from injection well drilling. The additional investment by Enbridge will increase their ownership in USG Oregon LLC based on running a project financial model and determine what percentage of the forecasted project income will be allocated to Enbridge to arrive at a predetermine rate of return for the additional investment. Current estimates of the ownership assuming that all of the investment is used for drilling shows that Enbridge could own up to 44% of the subsidiary. The model will be rerun after all of the variables have been fixed which is anticipated to be in the 4th quarter of 2012 to set the final ownership ratios between the two parties.

In August 2010, USG Nevada LLC (a wholly owned subsidiary) entered into agreements with Benham Companies, LLC (subsidiary of Science Applications International Corporation) for a project loan. The project loan is expected to provide substantially all of the funding needed to construct an 8.6 net megawatt power plant for Phase I of the San Emidio project in northwest Nevada. Construction costs are estimated to be approximately $32 million and expected to be completed in October 2011. The construction loan is planned to be repaid with long term financing from available commercial sources.

On March 16, 2010, the Company closed a private placement of securities issued pursuant to a securities purchase agreement (the "Purchase Agreement") entered into with several institutional investors, pursuant to which the Company issued 8,209,519 shares of common stock at a price of $1.05 per share for gross proceeds of approximately $8.6 million (the "Private Placement"). Pursuant to the terms of the Private Placement, each investor was also issued a common share purchase warrant (a "Warrant") exercisable for 50% of the number of shares of common stock purchased by the investor. The Company paid commissions to agents in connection with the Private Placement in the amount of approximately $516,000 and issued warrants to purchase up to 246,285 shares of common stock. The net proceeds of the offering (approximately $8.0 million) will be used by the Company to further develop its Neal Hot Springs geothermal project and for general working capital purposes.

On October 30, 2009, the Company was awarded $3.77 million in Recovery Act funding for the exploration and development of its San Emidio geothermal power project using advanced geophysical exploration techniques. This award was categorized under the “Innovative Exploration and Drilling Projects” section of the American Recovery and Reinvestment Act. The project at San Emidio will apply innovative, seismic and satellite imagery techniques along with state-of-the-art structural modeling, to locate large aperture fractures that represent high-productivity geothermal drilling targets.

On August 17, 2009, the Company completed a private placement of 8,100,000 Subscription Receipts (“Receipt”) at $1.35 CDN per Receipt for aggregate gross proceeds of CDN $10,935,000. Each Receipt was exchanged on December 17, 2009 for one share of common stock of the Company and one half of one common stock purchase warrant (a "Warrant"). Each Warrant entitles the holder thereof to acquire one additional share of common stock of the Company for $1.75 for 24 months from closing. The placement agents have been paid an aggregate cash fee of CDN $656,100, representing 6% of the aggregate gross proceeds of the offering, and have been issued compensation options, exercisable for 24 months, entitling the placement agents to purchase up to 243,000 shares of common stock of the Company at $1.22. The proceeds provided funds to drill production size wells at Neal Hot Springs to increase production capacity to 22 MW and allow a 30-day flow test to verify the well reservoir capacity. Completion of drilling is a condition precedent to the funding from the DOE loan program, if our application is approved.

Potential Acquisitions

The Company intends to continue its growth through the acquisition of ownership or leasehold interests in properties and/or property rights that it believes will add to the value of the Company’s geothermal resources, and through possible mergers with or acquisitions of operating power plants and geothermal or other renewable energy properties.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been made. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for the financial statements.

Cash and Cash Equivalents
The Company considers cash deposits and highly liquid investments to be cash and cash equivalents for financial reporting presentation on the consolidated balance sheet and statement of cash flows. The Company subscribes to the accounting standards that define cash equivalents as highly liquid, short-term instruments that are readily convertible to known amounts of cash, which are generally defined investments that have original maturity dates of less than three months. With the large value of funds invested in short-term deposits, small variations in short term interest rates may materially affect the value of cash equivalents. Investments in government obligations accumulate higher interest, but the principal balance is not insured by the FDIC.

Property, Plant and Equipment
During the development stage of operations, the Company has purchased and otherwise acquired geothermal properties for the production of power. The geothermal properties include: drilled wells, power plant components, power plant support components, land, land rights, surface water rights, and geothermal water rights. The Company’s first power plant became operational in January 2008. When the plant became operational, plant property and equipment costs were charged to operations in a systematic manner based upon the estimated useful lives of the individual assets. The factors and assumptions that comprise this allocation process will be based upon the best information available to us, and will be evaluated, at least, annually for viability. If it is determined that our cost allocations have produced results that vary significantly from the conditions surrounding the value of the Company’s geothermal properties, a gain or loss adjustment will be made in the period in which this determination is made. The cost allocation or amortization process is not intended to present the fair market value of our geothermal properties; rather to allocate the actual historical costs of those properties over their service lives.

Income Taxes
According to generally accepted accounting practices, entities must recognize assets and/or liabilities that originate with the differences in revenues and expenses presented for financial reporting purposes and those revenues and expenses that are utilized to comply with federal and state income tax law. Often deductions can be accelerated for income tax purposes, thus creating temporary timing differences. Other items (generally non-allowable expenses) do not reverse over time, and are considered to be permanent differences. These types of costs are, typically, not factored into the deferred income tax asset or liability calculation. The Company’s primary element that impacts the liability or asset calculation relates to the operating losses generated in its early stages of operation that will be allowed to offset future earnings. Stock-based compensation is another significant area that impacts that recognition of deferred income taxes.

Compensation that has been provided to employees and contractors based upon the value of the issuance of stock options is reported as an operating cost. However, this compensation is not an allowable deduction for income tax purposes. At the end of the fiscal year, the Company’s significant tax differences would ultimately result in the recognition of an asset; however, due to the uncertainty surrounding future earnings, an allowance has been calculated that effectively removes the asset. The Company continues to track the financial elements that comprise the deferred income tax calculation and will remove or reduce the asset allowance if the Company is determined to be in position where it is likely to produce earnings.

Stock-Based Compensation
Effective April 1, 2007, the Company adopted a standard that states that if certain conditions are present surrounding the issuance of equity instruments as share based compensation, then circumstances may warrant the recognition of a liability for financial reporting purposes. One such condition was present when the Company originally issued stock options in a foreign currency (Canadian dollars) to employees before the beginning of the fiscal year. Authors of the standard have reasoned that when a condition is present that creates a financial risk to the recipient in addition to normal market risks (i.e., foreign currency translation risk), then the instrument takes on the characteristics of a liability, rather than an equity item. As the underlying stock options are exercised or are forfeited, then the stock based compensation liability will be reduced. The Company’s financial statements reflect these changes in the consolidated balance sheet. As the value of the options change over the vesting periods, these changes will ultimately be reflected in the amount of expense charged to operations.

The Company awards stock options for compensation to non-employees for services performed and/or services performed above and beyond expectations. After the services have been completed, the awards are made at the discretion of the Board of Directors. The fair value of the options are determined on the date the options are awarded according to several factors that include the exercise price of the option, the current price of the underlying share, the expected life of the options and the expected volatility of the stock. Generally speaking, a longer life and higher expected volatility yields a higher value of the option. In accordance with appropriate accounting guidance, the Company amortizes the value of these options as operating expense during the period in which they vest. Stock options awarded to Company employees are also valued on the date they are awarded. However, the value of these options are capitalized and expensed over the vesting period. The current vesting period for all options is eighteen months. The nature of the services provided determines whether the value will be expensed or added to the value of a Company asset. To date, no services have been provided directly related to the construction of property and equipment, thus, all services have been charged to operations.

Contractual Obligations

As of March 31, 2012, the following table denotes contractual obligations by payments due for each period:

	Total	< 1 year	1-3 years	3-5 years	> 5 years
Operating Leases	$ 383,340	$ 200,626	$ 205,496	$ 186,867	$ 538,749
Capital Leases	14,183	14,183
Bridge Loan	7,500,000	7,500,000
Construction Loan (1)	27,037,642		2,150,000	3,200,000	21,687,642
Construction Loan (2)	31,958,065		2,750,000	4,200,000	25,008,065
Retention payable (3)	8,374,762		675,000	1,000,000	6,699,762
Convertible Loan (4)	2,125,000		2,125,000

(1)

Construction loan with SAIC will be replaced at completion of construction period with long-term financing anticipated through a loan backed by DOE 1705 loan guarantee program. Payout is estimated to occur over a 25 year period.

(2)	Construction loan with the Department of Energy. Payout is estimated to occur over a 22 year period.
(3)	Retention payable will be financed as part of the long-term financing described for the SAIC and DOE loans.
(4)	Loan convertible to project equity in Oregon USG Holdings, LLC (Neal Hot Springs project).

Off Balance Sheet Arrangements

As of March 31, 2012, the Company does not have any off balance sheet arrangements.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Interest Risk on Investments
At March 31, 2012, the Company held investments of $7,610,027 in money market accounts. These are highly liquid investments that are subject to risks associated with changes in interest rates. The money market funds are invested in governmental obligations with minimal fluctuations in interest rates and fixed terms.

Foreign Currency Risk
The Company is subject to limited amount of foreign currency risks associated with cash deposits maintained in Canadian currency. The Company has utilized and it is continuing to utilize the Canadian markets for raising capital. By proper timing of the transactions and then maintenance of adequate operating funds in other financial resources, the Company has been able to mitigate some of the risks surrounding foreign currency exchanges. At fiscal year end, the Company did not hold any deposits in Canadian currency. Also, the Canadian currency exchange rate has been reasonably consistent over the past fiscal year. As a matter of standard operating practice, the Company does not maintain large balances of Canadian currency; and, substantially, all operating transactions are conducted in U.S. dollars.

The strike price for the Company’s stock option grants prior to April 2007 has been stated in Canadian dollars as the plan has been administered through our Vancouver office and Pacific Corporate Trust Company. This subjects the Company to foreign currency risk in addition to the normal market risks associated with the stock price fluctuations. A long-term liability has been established to reflect the fair value of the stock options payable. The strike price on future option grants will be stated in US dollars.

Commodity Price Risk
The Company is exposed to risks surrounding the volatility of energy prices. These risks are impacted by various circumstances surrounding the energy production from natural gas, nuclear, hydro, solar, coal and oil. The Company has been able to mitigate, to a certain extent, this risk by entering into long-term power purchase contracts for the Raft River, Neal Hot Springs and San Emidio power plants. These types of arrangement will be the model for power purchase contracts planned for future power plants.

Item 8. Financial Statements and Supplementary Data

The information required hereunder is set forth under “Report of Independent Registered Public Accounting Firm,” “Consolidated Balance Sheets,” “Consolidated Statements of Operations,” “Consolidated Statements of Comprehensive Income (Loss) and Stockholders’ Equity (Deficit),” “Consolidated Statements of Cash Flows,” and “Notes to Consolidated Financial Statements” included in the consolidated financial statements that are a part of this Report (See Part IV, Item 15, exhibit 13.1) . Other financial information and schedules are included in the consolidated financial statements that are a part of this Report.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Item 9A. Controls and Procedures

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

In connection with the preparation of this annual report on Form 10-K, an evaluation was carried out by the Company’s management, with the participation of the Chief Executive Officer and the Chief Financial Officer, of the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (“Exchange Act”)) as of March 31, 2012. Disclosure controls and procedures are designed to ensure that information required to be disclosed in reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC rules and forms and that such information is accumulated and communicated to management, including the Chief Executive Officer and the Chief Financial Officer, to allow timely decisions regarding required disclosures.

Based on their evaluation, our Chief Executive Officer and Chief Financial Officer concluded disclosure controls and procedures were effective as of March 31, 2012.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) and Rule 15d-15(f) promulgated under the Exchange Act as a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the Company’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that:

  pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;
  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and
  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of March 31, 2012. In making this assessment, it used the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, management concluded that, as of March 31, 2012, the Company’s internal control over financial reporting is effective based on those criteria.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

As of the end of the period covered by this report, there have been no changes in internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) during the quarter ended March 31, 2012, that materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Item 9B. Other Information

None.

PART III

Item 10 — Directors, Executive Officers and Corporate Governance

The information required by this item is set forth below or incorporated by reference to information under the caption “Proposal 1 - Election of Directors” and to the information under the captions “Section 16(a) Beneficial Ownership Reporting Compliance” and “Corporate Governance-Board Qualifications and Selection Process” in the Company’s definitive Proxy Statement for its annual meeting of shareholders to be held on October 12, 2012. See also Part I - Item1 - Executive Officers of the Registrant.

Audit Committee and Audit Committee Financial Expert
Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are John H. Walker, Paul A. Larkin and Leland L. Mink. Our Board has determined that Paul A. Larkin, Chairman of the Audit Committee, is an audit committee financial expert as defined by Item 407(d)(5) of Regulation S-K under the Exchange Act and that each member of the Audit Committee is independent under the NYSE MKT independence standards applicable to audit committee members.

Code of Ethics and Governance Guidelines
Our Board of Directors has adopted the U.S. Geothermal, Inc. Code of Business Conduct and Ethics to provide a corporate governance framework for our directors and management to effectively pursue U.S. Geothermal Inc.’s objectives for the benefit of our shareholders. The Board annually reviews and updates these guidelines and the charters of the Board committees in response to evolving “best practices” and the results of annual Board and committee evaluations. Our Code of Business Conduct and Ethics can be found at www.usgeothermal.com by clicking on About Us and then Code of Ethics. Shareholders may request a free printed copy of our Code of Business Conduct and Ethics from our investor relations department by contacting them at info.usgeothermal.com or by calling (208) 424-1027. We will post any amendments to the Code of Business Conduct and Ethics at that location. In the unlikely event that the Board of Directors approves any sort of waiver to the Code of Business Conduct and Ethics for our executive officers or directors, information concerning such waiver will also be posted at that location. No waivers were granted in the most recent fiscal year. In addition to posting information regarding amendments and waivers on our website, the same information will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers satisfies applicable NYSE MKT listing rules.

Item 11 — Executive Compensation

The information required by this item is incorporated by reference to information under the captions “Proposal 1 – Election of Directors” and “Executive Compensation” in the Company’s definitive Proxy Statement for its annual meeting of shareholders to be held on October 12, 2012.

Item 12 — Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required by this item is incorporated by reference to information under the captions “Security Ownership of Certain Beneficial Owners and Management” and “Proposal 1 -Election of Directors” in the Company’s definitive Proxy Statement for its annual meeting of shareholders to be held on October 12, 2012.

Securities Authorized for Issuance under Equity Compensation Plans

The following table details the number of securities authorized for issuance under the Company’s equity compensation plans for the fiscal year ended March 31, 2012:

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	7,975,125	$ 1.25	4,786,941
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	7,975,125	$ 1.25	4,786,941

Item 13 — Certain Relationships and Related Transactions, and Director Independence

The information required by this item is incorporated by reference to information under the captions “Corporate Governance” and “Certain Relationships and Related Transactions” in the Company’s definitive Proxy Statement for its annual meeting of shareholders to be held on October 12, 2012.

Item 14 — Principal Accounting Fees and Services

The information required by this item is incorporated by reference to information under the caption “Audit Committee Report and Payment of Fees to Auditors” in the Company’s definitive Proxy Statement for its annual meeting of shareholders to be held on October 12, 2012.

PART IV

Item 15. Exhibits and Financial Statement Schedules

The following documents are filed as a part of this report:

2.	Consolidated Financial Statements.
See Item 8 of Part II for a list of the Financial Statements filed as part of this report.
2.	Exhibits. See below.

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
3.1

Certificate of Incorporation of U.S. Cobalt Inc. (now known as U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.2	Certificate of Domestication of Non-U.S. Corporation (Incorporated by reference to exhibit 3.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.3

Certificate of Amendment of Certificate of Incorporation (changing name of U.S. Cobalt Inc. to U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.4	Second Amended and Restated Bylaws of U.S. Geothermal Inc. (Incorporated by reference to exhibit 3.4 to the registrant’s Form 8-K as filed on October 18, 2010)
3.5	Plan of Merger of U.S. Geothermal Inc. and EverGreen Power Inc. (Incorporated by reference to exhibit 3.5 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.6	Amendment to Plan of Merger (Incorporated by reference to exhibit 3.6 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.7	Certificate of Amendment to Certificate of Incorporation filed on August 26, 2008 (incorporated by reference to Exhibit 3.4 to the Company’s Form 8-K as filed on August 27, 2008)
4.1	Form of Stock Certificate (Incorporated by reference to exhibit 4.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.2	Provisions Regarding Rights of Stockholders (Incorporated by reference to Exhibit 4.3 to the Company’s Form SB-2 registration statement as filed on July 8, 2004)
4.3	Form of Warrant used in private placement of April 2008 (Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K current report as filed on May 2, 2008)
4.4	Form of Broker Warrant (Incorporated by reference as exhibit 10.4 to the Company’s Form 8-K current report as filed on May 2, 2008)
4.5

Form of Subscription Agreement for Subscription Receipts relating to private placement of August 2009 (Incorporated by reference to Exhibit 4.3 to the Company’s Form S-1 registration statement as filed on November 27, 2009)

4.6

Subscription Receipt Agreement dated August 17, 2009 among the Company, Dundee Securities Corporation, Clarus Securities Inc., Toll Cross Securities Inc. and Computershare Trust Company of Canada (Incorporated by reference to Exhibit 4.4 to the Company’s Form S-1 registration statement as filed on November 27, 2009)

4.7	Form of Warrant used in private placement of August 2009 (Incorporated by reference to Exhibit 4.5 to the Company’s Form S-1 registration statement as filed on November 27, 2009)
4.8	Form Broker Warrant (Incorporated by reference to Exhibit 4.6 to the Company’s Form S-1 registration statement as filed on November 27, 2009)
4.9	Form of Warrant used in March 2011 registered offering (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on February 28, 2011)
4.10	Form of Subscription Agreement used in March 2011 registered offering (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on February 28, 2011)
4.11	Form of Compensation Warrant (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on May 22, 2012)
10.1

Geothermal Lease and Agreement dated July 11, 2002, between Sergene Jensen, Personal Representative of the Estate of Harlan B. Jensen, and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.5 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.2

Geothermal Lease and Agreement dated June 14, 2002, between Jensen Investments Inc. and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.6 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.3

Geothermal Lease and Agreement dated March 1, 2004, between Jay Newbold and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.7 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.4

Geothermal Lease and Agreement dated June 28, 2003, between Janice Crank and the children of Paul Crank and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.8 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.5

Geothermal Lease and Agreement dated December 1, 2004, between Reid S. Stewart and Ruth O. Stewart and US Geothermal Inc. (Incorporated by reference to exhibit 10.9 to the registrant’s Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005)

10.6

Geothermal Lease and Agreement, dated July 5, 2005, between Bighorn Mortgage Corporation and US Geothermal Inc. (Incorporated by reference to exhibit 10.11 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.7

Geothermal Lease and Agreement, dated June 23, 2005, among Dale and Ronda Doman, and US Geothermal Inc. (Incorporated by reference to exhibit 10.13 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.8

Geothermal Lease and Agreement, dated June 23, 2005, among Michael and Cleo Griffin, Harlow and Pauline Griffin, Douglas and Margaret Griffin, Terry and Sue Griffin, Vincent and Phyllis Jorgensen, and Alice Mae Griffin Shorts, and US Geothermal Inc. (Incorporated by reference to exhibit 10.14 to the registrant’s Form 10- QSB quarterly report as filed on February 17, 2006)

10.9

Geothermal Lease and Agreement dated January 25, 2006, between Philip Glover and US Geothermal Inc. (Incorporated by reference to exhibit 10.9 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.10

Geothermal Lease and Agreement, dated May 24, 2006, between JR Land and Livestock Inc. and US Geothermal Inc. (Incorporated by reference to exhibit 10.30 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.11	Employment Agreement dated September 29, 2011 with Daniel J. Kunz (Incorporated by reference to exhibit 10.1 to the registrant’s Form 8-K as filed on September 30, 2011)

10.12	Employment Agreement dated April 1, 2011 with Kerry D. Hawkley (Incorporated by reference to exhibit 99.2 to the registrant’s Form 8-K as filed on April 6, 2011)
10.13	Employment Agreement dated April 1, 2011 with Douglas J. Glaspey (Incorporated by reference to exhibit 99.1 to the registrant’s Form 8-K as filed on April 6, 2011)
10.14

Amended and Restated Stock Option Plan of U.S. Geothermal Inc. dated September 29, 2006. (Incorporated by reference to exhibit 10.23 to the registrant’s Form SB-2 registration statement as filed on October 2, 2006.)

10.15

Power Purchase Agreement dated December 29, 2004 between U.S. Geothermal Inc. and Idaho Power Company (Incorporated by reference to exhibit 10.19 to the registrant’s Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005)

10.16

Engineering, Procurement and Construction Agreement dated December 5, 2005 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.17

Amendment to the Engineering, Procurement and Construction Agreement dated April 26, 2006 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 99.1 to the registrant’s Form 8-K as filed on May 2, 2006)

10.18

At Market Issuance Sales Agreement dated September 30, 2011 between U.S. Geothermal Inc. and McNicoll, Lewis & Vlak LLC (Incorporated by reference to exhibit 1.1 to the registrant’s Form 8-K as filed on September 30, 2011).

10.19

Renewable Energy Credits Purchase and Sales Agreement dated July 29, 2006 between Holy Cross Energy and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.20

Transmission Agreement dated June 24, 2005 between Department of Energy’s Bonneville Power Administration - Transmission Business Line and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.27 to the registrant’s Form 10-QSB quarterly report as filed on August 12, 2005)

10.21

Interconnection and Wheeling Agreement dated March 9, 2006 between Raft River Rural Electric Co-op and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.22

Construction Contract dated May 16, 2006 between Raft River Rural Electric Co-op and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.31 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.23

Membership Admission Agreement, dated August 9, 2006, among Raft River Energy I LLC, U.S. Geothermal Inc., and Raft River I Holdings, LLC (Incorporated by reference to exhibit 10.1 to the registrant’s Form 8-K as filed on August 23, 2006)

10.24

Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and U.S. Geothermal Inc (Incorporated by reference to exhibit 10.2 to the registrant’s Form 8-K as filed on August 23, 2006).

10.25

Management Services Agreement, dated as of August 9, 2006, between Raft River Energy I LLC and U.S. Geothermal Services, LLC (Incorporated by reference to exhibit 10.3 to the registrant’s Form 8-K as filed on August 23, 2006)

10.26

Construction contract dated May 22, 2006 between Industrial Builders and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.31 to the registrant’s Form 10- KSB annual report as filed on June 29, 2006)

10.27

First Amendment to the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of November 7, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.36 to the registrant’s Form 10-QSB as filed on February 20, 2007).

10.28

Geothermal Lease and Agreement dated August 1, 2007, between Bureau of Land Management and U.S. Geothermal Inc. (Incorporated by reference as exhibit 10.34 to the registrant’s Form S-1 as filed on March 26, 2010)

10.29

Asset Purchase Agreement dated as of March 31, 2008, between U.S. Geothermal Inc., and Empire Geothermal Power LLC and Michael B. Stewart (Incorporated by reference as exhibit 99.1 to the registrant’s Form 8-K current report as filed on April 7, 2008)

10.30

Water Rights Purchase Agreement Michael B. Stewart and U.S. Geothermal Inc. dated March 31, 2008 (Incorporated by reference as exhibit 99.2 to the registrants Form 8-K current report as filed on April 7, 2008).

10.31

Power Purchase Agreement dated as of December 11, 2009, between Idaho Power Company and USG Oregon LLC (Incorporated by reference to Exhibit 10.43 to the Company’s Form 10-Q quarterly report as filed on February 9, 2010)

10.32

Amended and Restated Long-Term Portfolio Energy Credit and Renewable Power Purchase Agreement dated May 31, 2011 between Sierra Pacific Power Company d/b/a NV Energy, and USG Nevada LLC (Incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed on January 4, 2012)

10.33

Long Term Agreement For the Purchase and Sale of Electricity, dated December 31, 1986, between Sierra Pacific Power Company and Empire Farms, as amended (Incorporated by reference to Exhibit 10.43 to the registrant’s Form 10-Q/A quarterly report as filed on March 3, 2010)

10.34

Engineering, Procurement and Construction Contract, dated as of August 27, 2010, between USG Nevada LLC and Benham Constructors LLC August 27, 2010. (Incorporated by reference to exhibit 99.1 to the registrant’s Form 8-K as filed on November 8, 2010) *

10.35

Amended and Restated Change in Control Guaranty made and entered into as of October 13, 2010, by U.S. Geothermal Inc., in favor of Benham Constructors, LLC. (Incorporated by reference to exhibit 99.2 to the registrant’s Form 8-K as filed on November 8, 2010)

10.36

Credit Addendum to Engineering, Procurement and Construction Contract, dated as of August 27, 2010, between USG Nevada LLC and Benham Constructors LLC August 27, 2010. (Incorporated by reference to exhibit 99.3 to the registrant’s Form 8-K as filed on November 8, 2010)

10.37

Amended and Restated Limited Liability Company Agreement made and entered into as of September 7, 2010, by and among Oregon USG Holdings LLC, U.S. Geothermal Inc., and Enbridge (U.S.) Inc. (Incorporated by reference to exhibit 99.4 to the registrant’s Form 8-K as filed on November 8, 2010) *

10.38

Conditional Guaranty Agreement, entered into as of September 7, 2010, by US Geothermal Inc. to Enbridge (U.S.) Inc. (Incorporated by reference to exhibit 99.5 to the registrant’s Form 8-K as filed on November 8, 2010)

10.39	2009 Stock Incentive Plan of the Registrant (Incorporated by reference to Appendix A to the Company’s definitive proxy statement on Schedule 14A as filed on November 6, 2009)**

10.40	Loan Guarantee Agreement dated as of February 23, 2011, among USG Oregon LLC, U.S. Department of Energy, and PNC Bank N.A. (Incorporated by reference to exhibit 99.2 to the registrant’s Form 8-K as filed on August 31, 2011)
10.41	Equity Pledge Agreement dated as of February 23, 2011, among Oregon USG Holdings LLC, USG Oregon LLC, and PNC Bank, N.A. (Incorporated by reference to exhibit 99.3 to the registrant’s Form 8-K as filed on August 31, 2011)
10.42	Future Advance Promissory Note dated February 23, 2011, among USG Oregon LLC and Federal Financing Bank (Incorporated by reference to exhibit 99.4 to the registrant’s Form 8-K as filed on August 31, 2011)
10.43	Note Purchase Agreement dated as of February 23, 2011 among the Federal Financing Bank, USG Oregon LLC, and the Secretary of Energy, acting though the Department of Energy (Incorporated by reference to exhibit 99.2 to the registrant’s Form 8-K as filed on September 15, 2011)
10.44	Financing Agreement dated November 9, 2011, between USG Nevada LLC and Ares Capital Corporation (incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed on November 16, 2011)
10.45	Purchase Agreement dated May 21, 2012, between U.S. Geothermal Inc. and Lincoln Park Capital Fund, LLC ( incorporated by reference to Exhibit 10.1 to the Registrant’s From 8-K as filed on May 22, 2012)
13.1	Audited Consolidated Financial Statements of U.S. Geothermal Inc. as of March 31, 2012.
21.1	Subsidiaries of the Registrant
23.1	Consent of MartinelliMick, PLLC
23.2	Consent of GeothermEx Inc.
23.3	Consent of Black Mountain Technology, Inc.
23.4	Consent of Geothermal Science, Inc.
31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of Chief Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*Portions of these exhibits have been omitted based on a grant of, or an application for, confidential treatment from the SEC. The omitted portions of these exhibits have been filed separately with the SEC.

** Management contracts or compensation plans or arrangements in which directors or executive officers are eligible to participate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. Geothermal Inc.

(Registrant)

July 13, 2012
/s/ Daniel J. Kunz
Date	Daniel J. Kunz
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1934, this report has been signed by the following persons on behalf of the Registrant in the capacities and on the date indicated:

Name	Title	Date

Chief Executive Office and Director (Principal
/s/ Daniel J. Kunz	Executive Officer)	July 13, 2012
Daniel J. Kunz

Chief Financial Officer (Principal Financial and
/s/ Kerry Hawkley	Accounting Officer)	July 13, 2012
Kerry Hawkley

/s/ Douglas J. Glaspey	President, Chief Operating Officer and Director	July 13, 2012
Douglas J. Glaspey

/s/ John H. Walker	Chairman and Director	July 13, 2012
John H. Walker

/s/ Paul A. Larkin	Director	July 13, 2012
Paul A. Larkin

/s/ Leland L. Mink	Director	July 13, 2012
Leland R. Mink

Exhibit 31.1

CERTIFICATIONS

I, Daniel J. Kunz certify that:

1.	I have reviewed this Form 10-K of U.S. Geothermal, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d- 15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a- 15(f) and 15d-(f)) for the registrant and have:

a.

designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: July 13, 2012

/s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer

Exhibit 31.2

CERTIFICATIONS

I, Kerry D. Hawkley certify that:

1.	I have reviewed this Form 10-K of U.S. Geothermal, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d- 15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a- 15(f) and 15d-(f)) for the registrant and have:

a.

designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: July 13, 2012

/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer

Exhibit 32.1

U.S.GEOTHERMAL INC. AND SUBSIDIARIES

CERTIFICATIONS

In connection with the report of U.S. Geothermal Inc. on Form 10-K for the fiscal year ended March 31, 2012 as filed with the Securities and Exchange Commission (‘the Report”), I, Daniel J. Kunz, certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the business issuer.

Date: July 13, 2012

/s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer

Exhibit 32.2

U.S. GEOTHERMAL INC. AND SUBSIDIARIES

CERTIFICATIONS

In connection with the report of U.S. Geothermal Inc. on Form 10-K for the fiscal year ended March 31, 2012 as filed with the Securities and Exchange Commission (‘the Report”), I, Kerry D. Hawkley, certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the business issuer.

Date: July 13, 2012

/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer

U.S. GEOTHERMAL INC.
________

Consolidated Financial Statements
March 31, 2012

218 North Bernard
Spokane, WA 99201

To the Board of Directors and
Stockholders of U.S. Geothermal, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of U.S. Geothermal, Inc. as of March 31, 2012 and 2011, and the related consolidated statements of stockholders’ equity, operations, and cash flows for each of the years in the two-year period ended March 31, 2012. U.S. Geothermal, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of .S. Geothermal, Inc. as of March 31, 2012, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

MartinelliMick PLLC
Spokane, Washington
July 12, 2012

U.S. GEOTHERMAL INC.
CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)

	March 31, 2012	March 31, 2011

ASSETS

Current:
Cash and cash equivalents	$4,433,051	$8,098,905
Restricted cash (note 3)	2,920,000	645,000
Receivable from subsidiary	-	282,257
Trade accounts receivable	335,721	532,605
Other current assets	1,004,848	164,239
Total current assets	8,693,620	9,723,006

Deposit on mineral rights purchase	200,000	200,000
Investment in equity securities (note 4)	92,497	178,486
Investment in subsidiary	-	17,968,651
Property, plant and equipment, net of accumulated depreciation (note 5)	193,867,155	40,295,117
Intangible assets, net of accumulated amortization (note 6)	16,177,596	16,957,708

Total assets	$219,030,868	$85,322,968

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$1,637,294	$940,563
Accounts payable, construction	28,564,315
Related party accounts payable	2,087	2,338
Current portion of capital lease obligation	14,183	12,736
Note payable, bridge loan (note 7)	7,500,000	-
Promissory note payable, current	-	230,000
Total current liabilities	37,717,879	1,185,637

Long-term Liabilities:
Capital lease obligation, less current portion	-	14,372
Stock compensation payable	-	1,527,829
Retention payable (note 16)	8,374,762	-
Convertible loan payable (note 11)	2,125,000	5,132,740
Construction loans payable (note 10)	58,995,708	11,651,861
Total liabilities	107,213,349	19,512,439

Commitments and Contingencies (note 16)	-	-

STOCKHOLDERS’ EQUITY

Capital stock (authorized: 250,000,000 common shares with a $0.001 par value; issued and outstanding shares at March 31, 2012 and 2011 were: 85,080,445 and 84,761,956; respectively)	85,080	84,762

Additional paid-in capital	93,475,298	90,283,987
Accumulated other comprehensive income	23,002	108,990
Accumulated deficit	(31,530,306)	(25,308,177)
	62,053,074	65,169,562

Non-controlling interest (note 17)	49,764,445	640,967
Total stockholders’ equity	111,817,519	65,810,529

Total liabilities and stockholders’ equity	$219,030,868	$85,322,968

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars)

	For the Years Ended March 31,
	2012	2011

Plant Operations:
Energy sales	$5,424,696	$2,438,471
Energy credit sales	469,417	79,569
Land, water, and mineral rights leases	-	196,893
Management fees	-	250,000
Gain from investment in subsidiary	-	288,612
Plant production expenses	(3,610,139)	(1,630,316)
Well repairs and maintenance	(3,066,301)	-
Net loss from plant operations	(782,327)	1,623,229

Operating Expenses:
Corporate administration	899,554	740,560
Professional and management fees	1,889,142	1,128,993
Salaries and wages	1,237,462	1,084,385
Stock based compensation	1,454,376	1,066,565
Travel and promotion	203,444	378,528
Other plant expenses	3,603,206	1,129,993
Other operating expenses	559,066	133,555
Total operating expenses	9,846,250	5,662,579

Loss from Operations	(10,628,577)	(4,039,350)

Other Income (Loss):
Other income	3,328	24,922
Loss on disposal of water rights (note 8)	(548,701)	-
Interest income	122,361	42,092
Total other income	(423,012)	67,014

Net Loss Before Accumulated Change	(11,051,589)	(3,972,336)

Accumulated effect on prior period application of capitalization policy (note 19)	262,305	-

Net Loss	(10,789,284)	(3,972,336)

Net loss attributable to the non-controlling interest	4,567,155	17,920

Net Loss Attributable to U.S. Geothermal Inc.	(6,222,129)	(3,954,416)

Other Comprehensive Income (Loss):
Unrealized gain (loss) on investment in equity securities	(85,988)	(27,703)

Comprehensive Loss Attributable to U.S. Geothermal Inc.	$(6,308,117)	$(3,982,119)

Basic And Diluted Net Loss Per Share Attributable to U.S. Geothermal Inc.	$(0.07)	$(0.05)

Weighted Average Number of Shares Outstanding for Basic and Diluted Calculations	84,920,687	79,831,008

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

	For the Year Ended March 31,
	2012	2011

Operating Activities:
Net loss	$(10,789,284)	$(3,972,336)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	2,994,936	1,304,939
Gain on operations of subsidiary	-	(288,612)
Foreign exchange transaction (gain) loss	(2)	4,922
Loss on sale of equity investment	-	4,964
Loss on disposal of water rights	548,701	-
Loss on remove of costs incurred on test wells	260,641	-
Loss on disposal of equipment	67	-
Stock based compensation	1,454,376	1,066,565
Net changes in:
Accounts receivable	789,992	(302,298)
Accounts payable and accrued liabilities	29,697	(15,436)
Prepaid expenses & other	(633,490)	(11,289)
Total cash used by operating activities	(5,344,366)	(2,208,581)

Investing Activities:
Purchases of property, plant and equipment	(26,778,527)	(13,070,992)
Cash restricted by regulating entities	(2,275,000)	(60,000)
Cash paid on deposit of mineral rights purchase	-	(200,000)
Initial conversion from consolidation of subsidiary	592,330	-
Distributions received from subsidiary	-	418,236
Proceeds from sale of equipment	100	-
Total cash used by investing activities	(28,461,097)	(12,912,756)

Financing Activities:
Issuance of share capital, net of share issue costs	209,424	5,260,467
Proceeds received from non-controlling interest	20,661,475	1,000
Distributions to non-controlling interest	(113,365)	-
Proceeds from issuance of convertible debt	2,125,000	5,000,000
Proceeds from bridge loan	7,500,000	-
Principal payments on promissory note	(230,000)	-
Principal payments on capital lease	(12,925)	(11,837)
Total cash provided by financing activities	30,139,609	10,249,630

Increase (Decrease) in Cash and Cash Equivalents	(3,665,854)	(4,871,707)

Cash and Cash Equivalents, Beginning of Period	8,098,905	12,970,612

Cash and Cash Equivalents, End of Period	$4,433,051	$8,098,905

Supplemental Disclosures:
Non-cash investing and financing activities:
Purchase of property and equipment on account	$28,664,837	$509,650
Construction and development paid directly with construction loans	52,423,700	11,433,435
Debt and interest converted to non-controlling interest	5,132,740	-
Capitalized accrued interest	1,871,422	351,166
Net assets and liabilities received from consolidation of subsidiary (note 18)	45,386,103	-

Other Items:
Interest paid	5,547	9,955

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMALINC.
CONSOLIDATEDSTATEMENTS OF CHANGESIN STOCKHOLDERS’ EQUITY
For the Years Ended March 31, 2011 and 2012
(Stated in U.S. Dollars)

			Additional		Accumulated	Non-
	Number of	Common	Paid-In	Accumulated	Comprehensive	controlling
	Shares	Shares	Capital	Deficit	Income	Interest	Totals

Balance at March 31, 2010	78,647,776	$78,648	$83,667,011	$(21,353,761)	$136,693	$657,887	$63,186,478

Capital stock issued as result of a direct placement closed March 4, 2011, net of issuance costs	5,112,000	5,112	4,926,877	-	-	-	4,931,989
Stock issued from the exercise of stock options	297,180	297	328,318	-	-	-	328,615
Stock issued for the stock compensation plan (restricted shares)	235,000	235	232,415	-	-	-	232,650
Stock issued, restricted until vesting period complete (note 14)	470,000	470	28,252	-	-	-	28,722
Initial formation contribution by non- controlling interest in Oregon USG Holdings, LLC	-	-	-	-	-	1,000	1,000
Stock compensation liability	-	-	1,101,114	-	-	-	1,101,114
Unrealized loss on investment	-	-	-	-	(27,703)	-	(27,703)
Net loss	-	-	-	(3,954,416)	-	(17,920)	(3,972,336)

Balance at March 31, 2011	84,761,956	84,762	90,283,987	(25,308,177)	108,990	640,967	65,810,529

Continued on next page.

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMALINC.
CONSOLIDATEDSTATEMENTS OF CHANGESIN STOCKHOLDERS’ EQUITY
For the Years Ended March 31, 2011 and 2012
(Stated in U.S. Dollars)

			Additional		Accumulated	Non-
	Number of	Common	Paid-In	Accumulated	Comprehensive	controlling
	Shares	Shares	Capital	Deficit	Income	Interest	Totals

Balance at March 31, 2011	84,761,956	$84,762	$90,283,987	$(25,308,177)	$108,990	$640,967	$65,810,529

Equity interest from consolidation of non- controlling interest RREI (note 18)	-	-	-	-	-	28,009,782	28,009,782
Equity contributions and note conversion by non-controlling interest USG Oregon (note 17)	-	-	-	-	-	25,794,216	25,794,216
Distributions to non-controlling interest entity	-	-	-	-	-	(113,365)	(113,365)
Stock issued from the exercise of stock options	76,500	76	83,215	-	-		83,291
Stock issued under At Market Issuance Sales Agreement (note 12)	241,989	242	125,891	-	-	-	126,133
Stock compensation liability	-	-	2,733,627	-	-	-	2,733,627
Vesting of restricted shares (note 13)	-	-	248,578	-	-	-	248,578
Unrealized loss on investment	-	-	-		(85,988)	-	(85,988)
Net loss	-	-	-	(6,222,129)	-	(4,567,155)	(10,789,284)

Balance at March 31, 2012	85,080,445	$85,080	$93,475,298	$(31,530,306)	$23,002	$49,764,445	$111,817,519

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2012
(Stated in U.S. Dollars)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

When U.S. Cobalt Inc. (“GTH” or the “Company”) completed a reverse take-over on December 19, 2003, the former stockholders of U.S. Geothermal Inc. (“GEO – Idaho”) a company incorporated on February 26, 2002 in the State of Idaho, U.S.A. acquired control of GTH. In connection with the transaction, U.S. Cobalt Inc. changed its name to U.S. Geothermal Inc. and consolidated its common stock on a one new to five old basis. All references to common shares in these financial statements have been restated to reflect the rollback of common stock. The Company constructs and manages power plants that utilize geothermal resources to produce energy. The Company’s operations have been, primarily, focused in the Western United States of America.

All references to “dollars” or “$” are to United States dollars and all references to $ CDN are to Canadian dollars.

Basis of Presentation

The Company consolidates subsidiaries that it controls (more-than-50% owned) and entities over which control is achieved through means other than voting rights. These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, as well as one controlling interest. The accounts of the following companies are consolidated in these financial statements:

i)	U.S. Geothermal Inc. (incorporated in the State of Delaware);
ii)	U.S. Geothermal Inc. (incorporated in the State of Idaho);
iii)	Gerlach Geothermal LLC (organized in the State of Delaware);
iv)	U.S. Geothermal Services, LLC (organized in the State of Delaware);
v)	USG Nevada LLC (organized in the State of Delaware);
vi)	Raft River Energy I LLC (organized in the State of Delaware);
vii)	USG Gerlach LLC (organized in the State of Delaware);
viii)	USG Oregon LLC (organized in the State of Delaware)
ix)	Oregon USG Holdings, LLC (organized in the State of Delaware);
x)	Nevada USG Holdings, LLC (organized in the State of Delaware);
xi)	Nevada North USG Holdings, LLC (organized in the State of Delaware)
xii)	USG Nevada North, LLC (organized in the State of Delaware); and
xiii)	U.S. Geothermal Guatemala, S.A.

All intercompany transactions are eliminated upon consolidation.

Raft River Energy I LLC (“RREI”), previously a 100% owned subsidiary, was recorded from July 1, 2006 through March 31, 2011 under the equity method after the addition of a controlling partner for additional project financing. The Company as determined that effective April 1, 2011, RREI was fully consolidated and recognizes a non-controlling interest. The change was warranted due to circumstances and conditions that affected the control of the entity (See Notes 17 and 18 for details).

In cases where the Company owns a majority interest in an entity but does not own 100% of the interest in the entity it recognizes a non-controlling interest. The Company will recognize 100% of the assets and liabilities of the entity, and disclose the non-controlling interest. The statements of operations will consolidate the subsidiary’s full operations, and will separately disclose the elimination of the non-controlling interest’s allocation of profits and losses.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are summarized accounting policies considered to be significant by the Company’s management:

Accounting Method

The Company’s consolidated financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been consistently applied in the preparation of the consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the consolidated financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s consolidated financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s consolidated financial position and consolidated results of operations.

Cash and Cash Equivalents

The Company considers all unrestricted cash, short-term deposits, and other investments with original maturities of no more than ninety days when acquired to be cash and cash equivalents for the purposes of the statement of cash flows. Discussion regarding restricted cash is included in Note 3.

Trade Accounts Receivable Allowance for Doubtful Accounts

Management estimates the amount of trade accounts receivable that may not be collectible and records an allowance for doubtful accounts, accordingly. The allowance is an estimate based upon aging of receivable balances, historical collection experience, and the periodic credit evaluations of our customers’ financial condition. Receivable balances are written off when we determine that the balance is uncollectible. As of March 31, 2012 and 2011, there were no balances that were over 90 days past due and no balance in allowance for doubtful accounts was recognized.

Concentration of Credit Risk

The Company’s cash and cash equivalents, including restricted cash, consisted of commercial bank deposits, money market accounts, and petty cash. Cash deposits are held in commercial banks in Boise, Idaho and Portland, Oregon. Deposits are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per legal entity through December 31, 2013. At March 31, 2012, the Company’s total cash balance, excluding money market funds, was $5,978,022, and bank deposits amounted to $6,000,241. The difference was due to outstanding checks and deposits. Of the bank deposits, $4,841,083 was not covered by or was in excess of FDIC insurance guaranteed limits. At fiscal year end, the Company’s money market funds invested in government backed securities totaled $1,372,829 and were not subject to deposit insurance.

Equity Securities

The Company determines the appropriate classification of marketable securities at the time of purchase and reevaluates this designation as of each balance sheet date. The Company classifies these securities as either held-to-maturity, trading, or available-for-sale. All marketable securities and restricted investments were classified as available-for-sale securities. The Company classifies its investments as “available for sale” because it does not intend to actively buy and sell for short-term profits. The Company's investments are subject to market risk, primarily interest rate and credit risk. The fair value of investments is determined using observable or quoted market prices for those securities.

Available-for-sale securities are carried at fair value, with unrealized gains and losses included as a component of accumulated other comprehensive income (loss). Realized gains and losses, declines in value judged to be other than temporary and interest on available-for-sale securities are included in net income. The cost of securities sold is based on the specific identification method.

Property, Plant and Equipment

Property, plant and equipment, including assets under capital lease, are recorded at historical cost. Costs of acquisition of geothermal properties are capitalized in the period of acquisition. Major improvements that significantly increase the useful lives and/or capabilities of the assets are capitalized. A primary factor in determining whether to capitalize construction type costs is the stage of the potential project’s development. Once a project is determined to be commercially viable, all costs directly associated with the development and construction of the project are capitalized. Until that time, all development costs are expensed. A commercially viable project will have, among other factors, a reservoir discovery well or other significant geothermal surface anomaly, a power transmission path that is identified and available, and an electricity off-taker identified. A valid reservoir discovery is generally defined when a test well has been substantially completed that that indicates the presence of a geothermal reservoir that has a high probability of possessing the necessary temperatures, volumes, and flow rates. After a valid discovery has been made, the project enters the development stage. Generally, all costs incurred during the development stage are capitalized and tracked on an individual project basis. If a geothermal project is abandoned, the associated costs that have been capitalized are charged to income in the year of abandonment. Expenditures for repairs and maintenance are charged to expense as incurred. Interest costs incurred during the construction period of defined major projects from debt that is specifically incurred for those projects are capitalized.

Direct labor costs, incurred for specific major projects expected to have long-term benefits will be capitalized. Direct labor costs subject to capitalization include employee salaries, as well as, related payroll taxes and benefits. With respect to the allocation of salaries to projects, salaries are allocated based on the percentage of hours that our key managers, engineers and scientists work on each project and are invoiced to the project each month. These individuals track their time worked at each project. Major projects are, generally, defined as projects expecting to exceed $100,000. Direct labor includes all of the time incurred by employees directly involved with construction and development activities. General and/or indirect management time and time spent evaluating the feasibility of potential projects are expensed when incurred. Employee training time is expensed when incurred.

Depreciation is calculated on a straight-line basis over the estimated useful life of the asset. Where appropriate, terms of property rights and revenue contracts can influence the determination of estimated useful lives. Estimated useful lives by major asset categories are summarized as follows:

Estimated Useful
Asset Categories	Lives in Years

Furniture, vehicle and other equipment	3 to 5
Power plant, buildings and improvements	3 to 30
Wells	30
Well pumps and components	5 to 15
Pipelines	30
Transmission lines	30

Intangible Assets

All costs directly associated with the acquisition of geothermal and surface water rights are capitalized as intangible assets. These costs are amortized over their estimated utilization period. There are several factors that influence the estimated utilization periods as well as underlying fair value that include, but are not limited to, the following:

-	contractual expiration terms of the right,
-	contractual terms of an associated revenue contract (i.e., PPA’s),
-	compliance with utilization and other requirements, and
-	hierarchy of other right holders who share the same resource.

Currently, amortization expense is being calculated on a straight-line basis over an estimated utilization period of 30 years for assets placed in service. If an intangible water or geothermal right is forfeited or otherwise lost, the remaining unamortized costs are expensed in the period of forfeiture. An impaired right is reduced to its estimated fair market value in the year the impairment is realized. Costs incurred that extend the term of an intangible right are capitalized and amortized over the new estimated period of utilization.

Impairment of Long-Lived Assets

The Company evaluates its long-term assets annually for impairment and when circumstances/events occur that may impact the fair value of the assets. An impairment loss would be recognized if the carrying amount of a capitalized asset is not recoverable and exceeds its fair value. The most recent assessment was performed based upon financial conditions and assumptions as of March 31, 2012. Management believes that there have not been any circumstances that have warranted the recognition of losses due to the impairment of long-lived assets.

Stock Options Granted to Employees and Non-employees

The Company follows financial accounting standards that require the measurement of the value of employee services received in exchange for an award of equity instrument based on the grant-date fair value of the award. For employees, directors and officers, the fair value of the awards are expensed over the vesting period. The current vesting period for all options is eighteen months.

Non-employee stock-based compensation is granted at the Board of Director’s discretion to reward select consultants for exceptional performance. Prior to issuance of the awards, the Company was not under any obligation to issue the stock options. Subsequent to the award, the recipient was not obligated to perform any services. Therefore, the fair value of these options was expensed on the grant date, which was also the measurement date.

Under the fair value recognition provisions, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

The Company has adopted a standard that states that if certain conditions are present surrounding the issuance of equity instruments as share based compensation, then circumstances may warrant the recognition of a liability for financial reporting purposes. One such condition is present when the Company issued stock options denominated in a foreign currency (Canadian dollars) to employees. Authors of the standard have reasoned that when a condition is present that creates a financial risk to the recipient in addition to normal market risks (i.e., foreign currency translation risk), then the instrument takes on the characteristics of a liability, rather than an equity item. As the underlying stock options are exercised or are forfeited, then the stock based compensation liability will be reduced. The Company’s financial statements reflect these changes in the consolidated balance sheet. As the value of the options change over the vesting periods, these changes will ultimately be reflected in the amount of expense charged to operations.

Stock Based Compensation Granted to Employees

The Company recognizes the value of common stock granted to employees and directors over the periods in which the services are received. The value of those services is based upon the estimated fair value of the common stock to be awarded. Estimated fair value is adjusted each reporting period. At the end of each vesting period, estimated fair value is adjusted to fair market value. The adjustment is reflected in the reporting period in which the vesting occurs.

Earnings Per Share

The Company follows financial accounting standards, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding at March 31, 2012 and 2011, they were not included in the calculation of earnings per share because their inclusion would have been considered anti-dilutive. Total common stock equivalents at March 31, 2012 and 2011 were 97,906,612 and 102,665,193; respectively.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, trade account and other receivables, refundable tax credits, and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Refundable tax credit is comprised of Goods and Services Tax/Harmonized Sales Tax (“GST/HST”) which is refundable from the Government of Canada and is included in other current assets.

The Company’s functional currency is the U.S. dollar. Monetary items are converted into U.S. dollars at the rate prevailing at the balance sheet date. Resulting gains and losses are generally included in determining net income for the period in which exchange rates change.

Revenue

Revenue Recognition

Energy Sales
The energy sales revenue is recognized when the power is produced and delivered to the customer under the terms defined in the Power Purchase Agreements.

Renewable Energy Credits (“RECs”)
Revenues from RECs sales are recognized when the Company has met the terms of certain energy sales agreements with a financially capable buyer and has met the applicable governing regulations. The Company earns one REC for each megawatt hour produced from the geothermal power plant.

At Raft River Energy I LLC, each REC is certified by Western Electric Coordinating Council and sold under a REC Purchase and Sales Agreement to Holy Cross Energy. At San Emidio, the majority of the RECs are owned by our customer and are bundled with energy sales. The remaining minor RECs from the San Emidio plant associated with internal station usage only are certified by the State of Nevada Public Utilities Commission and sold to Barrick Goldstrike Mines Inc. under a stand-alone purchase order.

Revenue Source
All of the Company’s operating revenues (energy sales and energy credit sales) originate from energy production from its interests in geothermal power plants located in the states of Idaho and Nevada.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements. The following pronouncement was deemed applicable to our financial statements.

Presentation of Comprehensive Income
In June 2011, FASB issued Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income (“Update 2011-05”). Update 2011-05 improves the comparability and consistency of financial reporting of items reported in other comprehensive income between U.S. GAAP and IFRS. Update 2011-05 is effective for fiscal years and interim periods within those years, beginning after December 15, 2011, and should be applied retrospectively. In December 2011, FASB issued Accounting Standards Update No. 2011-12, Comprehensive Income (Topic 220), Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, (“Update 2011-12”). Update 2011-12 defers the effective date of certain reclassification adjustments out of accumulated other comprehensive income required by Update 2011-05. Update 2011-12 is effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Management is still evaluating the impact of these updates, and expects that they may impact the presentation of the statements of financial position, statements of operations, and statements of changes in shareholders equity.

NOTE 3 – RESTRICTED CASH

The Company maintains cash balances that are restricted under Letter of Credit covenants for State and Federal well bonding requirements. These bonds renew on an annual basis. Restricted cash balances and explanations of the nature of the restrictions are summarized as follows:

	March 31,
State Agency	2012	2011
Idaho Department of Water Resources, Geothermal Well Bond	$260,000	$260,000
Bureau of Land Management, Geothermal Lease Bond – Gerlach Geothermal	10,000	10,000
State of Nevada Division of Minerals, Statewide Drilling Bond	50,000	50,000
Bureau of Land Management, Geothermal Lease Bonds	150,000	150,000
Oregon Department of Geology and Mineral Industries, Mineral Land and Reclamation Program	325,000	175,000
U.S. Department of Energy – Construction Loan Bond	2,125,000	-

	$2,920,000	$645,000

The well bonding requirements ensure that the Company has sufficient financial resources to construct, operate and maintain geothermal wells while safeguarding subsurface, surface and atmospheric resources from unreasonable degradation, and to protect ground water aquifers and surface water sources from contamination. Other future costs of environmental remediation cannot be reasonably estimated and have not been recorded. The construction bond is required by the Loan Guarantee Agreement with the Department of Energy at Neal Hot Springs and will convert to a plant reserve fund upon completion of the plant facility.

NOTE 4 – INVESTMENT IN EQUITY SECURITIES

Investments in equity securities (150,000 shares of a publicly traded geothermal corporation) activities consisted of the following:

Amount
Available-for-sale equity securities:
Cost basis	$88,515
Net unrealized gains	108,990
Foreign exchange losses	(19,019)
Fair value at March 31, 2011	178,486

Net unrealized losses	(81,883)
Foreign exchange losses	(4,106)
Fair value at March 31, 2012	$92,497

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

During the year ended March 31, 2012, the Company continued the development of the Neal Hot Springs, Oregon and San Emidio, Nevada projects. At Neal Hot Springs, construction of the power plant, other facility buildings, cooling towers and transmission lines amounted to approximately $61 million during the current fiscal year. The power plant, cooling towers and other buildings are substantially complete. Current fiscal period well drilling activities at Neal Hot Springs amounted to over $22.5 million. Drilling of wells NHS #4, #9, #11, #12 and #13 were substantially completed as initially planned. Additional drilling is planned that includes, but is not limited to, reentering some of these existing wells. During the current fiscal year at San Emidio, construction costs were incurred that amounted to over $20.4 million for construction of the new power plant and transmission line. The plant and related components have been completed at fiscal year end. The plant is currently being commissioned and has not reached commercial operations. Well construction activities for future power generating facilities at San Emidio amounted to approximately $3 million for the current fiscal year. Effective April 1, 2011, the Company changed consolidation methods for its major subsidiary Raft River Energy I LLC (“RREI”). As a result of the change, the Company now reports all RREI property and equipment on the Company’s consolidated financial statements and reflect a non-controlling interest. As of April 1, 2011, RREI’s property and equipment, net of accumulated deprecation amounted to $45,435,397 ($51,939,812 total cost, less $6,504,415 accumulated depreciation).

During the fiscal year ended March 31, 2011, the Company was engaged on the development of the Neal Hot Springs and San Emidio projects. At Neal Hot Springs, drilling and testing costs for wells #2, #8, #10 and #13 amounted to approximately $7.6 million during the fiscal year. Over $3.5 million in legal, design, permitting and initial construction costs were incurred for the Neal Hot Springs plant site and pipelines. Power plant construction costs, at San Emidio amounted to approximately $12.1 million during the fiscal year.

Property, plant and equipment, at cost, are summarized as follows:

	March 31,
	2012	2011
Land	$652,507	$652,507
Power production plant*	36,072,569	2,275,474
Wells	21,675,989	3,617,312
Furniture and equipment	1,140,086	874,132
	59,541,151	7,419,425
Less: accumulated depreciation*	(11,661,124)	(2,426,017)
	47,880,027	4,993,408
Construction in progress	145,987,128	35,301,709

	$193,867,155	$40,295,117

*

The old power production plant in San Emidio, Nevada was decommissioned December 12, 2011, to facilitate the change to the newly constructed power plant. The old power plant is considered to be an inactive asset; however, remains as a recognized asset since it has not been disassembled and could be restarted if the new plant is not successful. At March 31, 2012, the net book value of the inactive power plant was $429,746 ($2,275,474 cost, less $1,845,728 accumulated depreciation).

For the years ended March 31, 2012 and 2011, the Company capitalized interest costs as a component of the Neal Hot Springs and San Emidio projects as follows:

	For the Year Ended March 31,
	2012	2011
Total interest expense incurred	$1,876,696	$361,121
Capitalized interest	1,871,422	351,166

Depreciation expense charged to operations for the years ended March 31, 2012 and 2011 amounted to $2,738,526 and $1,029,412; respectively.

Changes in Construction in Progress for the periods ended March 31, 2012 and March 31, 2011, are summarized as follows:

	For the Year Ended March 31,
	2012	2011
Beginning balances	$35,301,709	$11,225,304
Current development construction	113,266,751	25,300,205
Grant reimbursements	(2,117,423)	(1,223,800)
Transfers into production	-	-
Write-off exploration wells*	(463,909)	-
Ending balances	$145,987,128	$35,301,709

*

During the quarter ended December 31, 2011, the current fiscal year and the prior fiscal year costs related to test well construction at Gerlach, Nevada were written off. These costs were considered to be exploratory in nature with an uncertain future value.

Construction in Progress, at cost, consisted of the following projects/assets by location at March 31, 2012 and 2011 are as follows:

	March 31,
	2012	2011
Raft River, Idaho:
Unit II, power plant, substation and transmission lines	$742,404	$739,632
Unit II, well construction	2,099,136	2,097,285
	2,841,540	2,836,917
San Emidio, Nevada:
Power plant (Re-power project)	31,770,066	12,082,213
Interconnection studies for transmission line	235,013	197,679
Well construction	4,604,983	2,986,539
	36,610,062	15,266,431
Neal Hot Springs, Oregon:
Wells	35,266,897	12,546,127
Buildings and site preparation	67,967,633	4,064,074
Transmission lines and substation	3,300,996	327,519
	106,535,526	16,937,720
Gerlach, Nevada:
Well construction	-	260,641

	$145,987,128	$35,301,709

NOTE 6 – INTANGIBLE ASSETS

In February 2012, water rights on 2,917 acres of leased property in the Granite Creek area located in the State of Nevada were relinquished and removed from intangible assets at their carrying amounts that totaled $548,701. The relinquishment was considered to be a loss that was recognized in the current year ended March 31, 2012.

In April 2010, the Company incurred consulting fees of $600,000 necessary to acquire the geothermal energy rights concession in Guatemala. The concession area is located 14 miles southwest of Guatemala City. The concession contains 24,710 acres (38.6 square miles) of energy rights located in the center of the Aqua and Pacaya twin volcano complex. During the year ended March 31, 2012, $25,000 in fees related to the acquisition of the concession were capitalized.

Intangible assets, at cost, are summarized by project location as follows:

	March 31,
	2012	2011
In operation:
San Emidio, Nevada:
Geothermal water and mineral rights*	$4,825,220	$8,265,800
Less: accumulated amortization*	(629,959)	(803,620)
	4,195,261	7,462,180

Inactive:
Raft River, Idaho:
Surface water rights	849,862	849,861
Geothermal water and mineral rights	2,203,330	2,203,330

Granite Creek, Nevada
Surface water rights	451,299	1,000,000

Neal Hot Springs, Oregon:
Geothermal water and mineral rights	225,337	225,337

Guatemala City, Guatemala:
Geothermal water and mineral rights	625,000	600,000

Gerlach, Nevada:
Geothermal water and mineral rights	997,000	997,000

San Emidio, Nevada:
Surface water rights	3,620,000	3,620,000
Geothermal water and mineral rights*	3,440,580	-
Less: accumulated amortization*	(430,073)	-
	11,982,335	9,495,528

	$16,177,596	$16,957,708

*

In January 2012, geothermal water rights located on 2398 acres in San Emidio in the State of Nevada were segregated from the San Emidio plant operations to be utilized for a future project. The net value of the transferred rights was $3,010,507 ($3,440,580 cost, less $430,072 amortization). Amortization of these costs is no longer being charged to operations.

Estimated aggregate amortization expense for the next five fiscal years is as follows:

Projected
Amounts
Years ending March 31,
2013	$160,841
2014	160,841
2015	160,841
2016	160,841
2017	160,841

$804,205

Amortization expense charged to operations for the years ended March 31, 2012 and 2011 amounted to $256,412 and $275,527, respectively.

NOTE 7 – BRIDGE LOAN NOTE PAYABLE

On November 9, 2011, USG Nevada LLC, a wholly owned subsidiary of the Company, signed a bridge loan agreement with Ares Capital Corporation. The bridge loan provides for the funding necessary for the retirement of the San Emidio plant construction loan held by Benham Constructors LLC. The loan principal cannot exceed $9 million. Interest rate is equal to the LIBOR rate for three month interest periods plus applicable margin. The loan has monetized the Section 1603 ITC cash grant associated with planned commercial operation of the San Emidio power plant. Once the placed in service date has been achieved, an application will be submitted to the United States Department of Treasury for an estimated $10 million ITC cash grant. The cash grant proceeds will be used to repay the bridge loan. At March 31, 2012, the loan balance totaled $7,500,000, and the entire balance was considered to be short term.

NOTE 8 – PROVISION FOR INCOME TAXES

Income taxes are provided based upon the liability method. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by accounting standards to allow recognition of such an asset.

At March 31, 2012, the Company had net deferred tax assets calculated at an expected rate, noted in the table below, of approximately $9,498,000 (March 31, 2011 - $6,743,000). As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset was recorded at March 31, 2012 and March 31, 2011.

The significant components of the net deferred tax asset calculated with the estimated effective income tax rate at March 31, 2012 and March 31, 2011 were as follows:

	March 31,
	2012	2011
Deferred tax assets*:
Net operating loss carry forward	$8,728,000	$6,379,000
Stock based compensation	1,302,000	806,000

Deferred tax liabilities*:
Depreciation and amortization	(532,000)	(442,000)
Net deferred income tax asset	9,498,000	6,743,000
Deferred tax asset valuation allowance	(9,498,000)	(6,743,000)

Net deferred tax asset	$-	$-

* - significant components of deferred assets and liabilities are considered to be long-term.

The Company’s estimated effective income tax rate is summarized as follows:

	For the Years Ended March 31,
	2012	2011
U.S. Federal statutory rate	34.0%	34.0%
Average State income tax, net of federal tax effect	4.2	4.2
Production tax credits	(2.0)	(2.0)
Net effective tax rate	36.2%	36.2%

At March 31, 2012, the Company had net income tax operating loss carry forwards of approximately $26,236,000 ($18,628,000 in March 31, 2011), which expire in the years 2023 through 2032. The change in the allowance account from March 31, 2011 to March 31, 2012 was $2,755,000.

At March 31, 2012, Raft River Energy I LLC has a book-to-tax difference of $30.7 million due to the acceleration of intangible drilling costs and depreciation. By contract, 99% percent of this book-to-tax difference has been allocated to the non-controlling interest and would not be available to the consolidated group to offset future tax liabilities

Although Management believes that its estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our tax provisions. Ultimately, the actual tax benefits to be realized will be based upon future taxable earnings levels, which are very difficult to predict.

Accounting for Income Tax Uncertainties and Related Matters

The Company may be assessed penalties and interest related to the underpayment of income taxes. Such assessments would be treated as a provision of income tax expense on the financial statements. For the years ended March 31, 2012, 2011 and 2010, no income tax expense has been realized as a result of operations and no income tax penalties and interest have been accrued related to uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction and in the States of Idaho and Oregon. These filings are subject to a three year statute of limitations. The Company’s evaluation of income tax positions included the fiscal years ended March 31, 2012, 2011, and 2010, could be subject to agency examinations as of March 31, 2012. No filings are currently under examination. No adjustments have been made to reduce the estimated income tax benefit at fiscal year end. Any valuations relating to these income tax provisions will comply with U.S. generally accepted accounting principles.

NOTE 9 - CAPITAL LEASE OBLIGATION

Effective November 10, 2008, the Company entered into a capital lease obligation for the purchase of a forklift that is payable in monthly payments of $1,193 including interest to Wells Fargo Equipment, Inc. The contract includes a purchase option of $5,345 at the end of the lease term scheduled for November 2012. At March 31, 2012, equipment under capital lease amounted to $53,450 ($32,961 accumulated amortization). The lease is scheduled to be paid in full during the year ended March 31, 2012, with payments that total $14,691 ($14,183 principal and $508 interest).

NOTE 10 – CONSTRUCTION NOTES PAYABLE

U.S. Department of Energy
On August 31, 2011, USG Oregon LLC (“USG Oregon”), a subsidiary of the Company, completed the first funding drawdown associated with the U.S. Department of Energy (“DOE”) $96.8 million loan guarantee (the “Loan Guarantee”) to construct its planned 23-megawatt-net power plant at Neal Hot Springs in Eastern Oregon (the “Project”). The U.S. Treasury’s Federal Financing Bank, as lender for the Project, issues payments direct to vendors. Future advances covered by the Loan Guarantee will carry interest at a rate of 0.375% per annum over the U.S. Treasury bill rate of comparable maturities as of the date of each advance. All advances will be made under the Future Advance Promissory Note (“the Note”) dated February 23, 2011. The maximum principal amount of the Note is approximately $93.8 million. No advances may be made under the Note after April 10, 2013. Upon the occurrence and continuation of an event of default under the transaction documents, all amounts payable under the Note may be accelerated. In connection with the Loan Guarantee, the DOE has been granted a security interest in all of the equity interests of USG Oregon, as well as in the assets of USG Oregon, including a mortgage on real property interests relating to the Project site. Loan advances and effective interest rates are details as follows:

Description	Amount	Interest Rate %
Advances by date:
August 31, 2011	$2,328,422	2.997
September 28, 2011	10,043,467	2.755
October 27, 2011	3,600,026	2.918
December 2, 2011	4,377,079	2.795
December 21, 2011	2,313,322	2.608
January 25, 2012	8,968,019	2.772
	31,630,335
Accrued interest	327,730

Loan balance at March 31, 2012	$31,958,065

The lack of advances from the DOE for the months of February and March of 2012 has resulted in a $28.6 million accounts payable construction balance as of March 31, 2012. The advances resumed in May of 2012.

SAIC Constructors LLC
Effective August 27, 2010, the Company’s wholly owned subsidiary (USG Nevada LLC) signed a construction loan agreement with SAIC Constructors LLC (“SAIC”), formerly Benham Constructors LLC. SAIC will be the primary contractor in the relocation and replacement of the existing power plant. The new 8.6 net megawatt power plant is expected to cost approximately $32 million, and is expected to be completed during the 2nd calendar quarter 2012. Upon completion, the USG Nevada LLC will pay the debt in full within 30 days of receipt of the final statement prepared by SAIC. Interest will accrue on outstanding balance at 9.5% per annum. When due, the Company expects to obtain funds to repay the loan balance with a long-term project loan. The loan is non-recourse and is secured by the Project’s assets. Title of all work and materials shall pass to the Company the later of delivery to the Site or upon payment in full. At March 31, 2012, the loan balance totaled $27,037,643, including accrued interest, and the entire balance was considered to be long-term.

NOTE 11 – CONVERTIBLE NOTE PAYABLE

August 2011 Convertible Note
On August 5, 2011, the Oregon USG Holdings, LLC (“Oregon Holdings”), a subsidiary of the Company, signed a convertible note agreement with the other equity partner (Enbridge Inc.). The principal of the loan totaled $2,125,000, and will accrue interest at a rate of 4.75% per annum. The loan balance plus accrued interest will convert to an equity interest in Oregon Holdings upon the earliest of a conversion event or April 1, 2014. Conversion events include the loss of federal funding to the Project. The converted balance would increase Enbridge Inc.’s ownership at a ratio of 1.5% for each $1 million contributed. At March 31, 2012, the loan balance totaled $2,125,000. The entire balance was considered to be long-term.

September 2010 Convertible Note
In September 2010, Oregon Holdings entered into a convertible loan agreement with Enbridge Inc. In April 2011, the U.S. Department of Energy guaranteed project loan was closed which triggered the terms of the conversion agreement. The unsecured convertible promissory note in the amount of $5,000,000 was converted to an equity interest in Oregon Holdings. With the note conversion and the additional capital contribution of $13.8 million, Enbridge, Inc. received a 20% ownership interest in Oregon Holdings.

NOTE 12 - CAPITAL STOCK

The Company is authorized to issue 250,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

On September 30, 2011, the Company entered into an At Market Issuance Sales Agreement. Under the agreement, the Company’s board of directors authorized the issuance and sale of shares of the Company’s common stock for aggregate gross sales proceeds of up to $10 million for one year from the date of execution of the agreement. During the year ended March 31, 2012, the Company issued 241,989 common shares.

During the year ended March 31, 2012, the Company issued 76,500 common shares to employees of the Company upon exercise of stock options at a strike price of $1.00 CDN.

On March 10, 2011, the Company issued 705,000 shares for the stock compensation plan (restricted shares) approved on September 10, 2010. The shares will be distributed to qualified recipients according to the approved vesting schedule. The final shares vested on March 11, 2012. See Note 15 for details.

On March 7, 2011, the Company issued 5,000,000 shares of Common Stock at a price of $1.00 per share. Each investor received a Common Stock Purchase Warrant exercisable for 50% of number of shares of Common Stock purchased. Each Warrant will entitle the holder to purchase one additional share of Common Stock for $1.075 per share. The Warrants expired March 3, 2012. The issue included a placement agent fee of 112,000 Common Shares and 56,000 Broker Warrants with the same terms.

During the year ended March 31, 2011, the Company issued 297,180 common shares to employees of the Company upon exercise of stock options. Common shares of 272,180 were issued at a strike price of $1.00 CDN and 25,000 were issued at $0.92.

NOTE 13 - STOCK BASED COMPENSATION

The Company has a stock incentive plan (the “Stock Incentive Plan”) for the purpose of attracting and motivating directors, officers, employees and consultants of the Corporation and advancing the interests of the Corporation. The Stock Incentive Plan is a 15% rolling plan approved by shareholders in December 2009, whereby the Company can grant options to the extent of 15% of the current outstanding common shares. Under the plan, all forfeited and exercised options can be replaced with new offerings. As of March 31, 2012, the Company can issue stock option grants totaling up to 12,762,067 shares. Options are granted for a term of up to five years from the date of grant. Stock options granted generally vest over a period of eighteen months, with 25% vesting on the date of grant and 25% vesting every six months thereafter. Effective April 1, 2007, all grants are stated in U.S. dollars. The Company recognizes compensation expense using the straight-line method of amortization. Historically, the Company has issued new shares to satisfy exercises of stock options and the Company expects to issue new shares to satisfy any future exercises of stock options. At March 31, 2012, the Company had 7,975,125 options granted and outstanding.

On January 22, 2012, options representing 157,500 shares of common stock exercisable at a price of $1.40 CDN expired without exercise.

On September 12, 2011, the Company granted 100,000 stock options to a director exercisable at a price of $0.60 until September 12, 2016.

On July 31, 2012, options representing 78,750 shares of common stock exercisable at a price of $1.15 CDN expired without exercise.

On June 3, 2011, the Company granted 2,590,000 stock options to employees exercisable at a price of $0.83 until June 3, 2016.

On April 12, 2011, 1,094,320 of the total 1,763,000 options issued and outstanding on April 12, 2006 at prices ranging from $0.85 CDN to $1.00 CDN, were forfeited due to expiration. An additional 11,000 options at an exercise price of $0.92 were forfeited due to termination.

On December 31, 2012, 12,000 options at an exercise price of $1.58 were forfeited due to termination.

On September 10, 2010, the Company granted 1,300,000 stock options to employees exercisable at a price of $0.86 until September 10, 2015.

The following table reflects the summary of stock options outstanding at March 31, 2012 and changes during for the years ended March 31, 2012 and 2011:

		Weighted
		Average	Weighted
	Number of	Exercise	Average	Aggregate
	shares under	Price Per	Fair	Intrinsic
	options	Share	Value	Value

Balance outstanding, March 31, 2010	5,729,875	$1.49	$0.92	$5,296,029
Forfeited	(29,500)	2.00	0.66	(19,597)
Exercised	(297,180)	0.99	0.99	(294,066)
Granted	1,300,000	0.86	0.58	752,206
Balance outstanding, March 31, 2011	6,703,195	1.38	0.86	5,734,572
Forfeited	(1,341,570)	1.06	1.00	(1,348,364)
Exercised	(76,500)	1.00	1.02	(77,868)
Granted	2,690,000	0.82	0.49	1,305,170
Balance outstanding, March 31, 2012	7,975,125	$1.25	$0.70	$5,613,510

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model using the assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option volatility within the Black-Scholes model. The expected term of options granted represents the period of time that options granted are expected to be outstanding, based upon past experience and future estimates and includes data from the Plan. The risk-free rate for periods within the expected term of the option is based upon the U.S. Treasury yield curve in effect at the time of grant. The Company currently does not foresee the payment of dividends in the near term.

The fair value of the stock options granted was estimated using the Black-Scholes option-pricing model and is amortized over the vesting period of the underlying options. The assumptions used to calculate the fair value are as follows:

	For the Year Ended March 31,
	2012	2011
Dividend yield	0	0
Expected volatility	87-91%	89-92%
Risk free interest rate	0.25-1.21%	0.26-0.78%
Expected life (years)	3.25	3.17

Changes in the subjective input assumptions can materially affect the fair value estimate and, therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

The following table summarizes information about the stock options outstanding at March 31, 2012:

OPTIONS OUTSTANDING
		REMAINING	NUMBER OF
EXERCISE	NUMBER OF	CONTRACTUAL	OPTIONS
PRICE	OPTIONS	LIFE (YEARS)	EXERCISABLE	INTRINSIC VALUE

$2.41	652,500	0.31	652,500	460,975
2.22	1,465,000	1.13	1,465,000	1,786,417
1.78	95,000	1.49	95,000	81,172
0.92	1,704,625	2.15	1,704,625	1,204,713
1.58	68,000	2.48	68,000	26,435
0.86	1,300,000	3.45	1,300,000	752,207
0.83	2,590,000	4.18	1,295,000	634,550
0.60	100,000	4.45	50,000	18,036
$1.25	7,975,125	2.71	6,630,125	$4,964,505

The following table summarizes information about the stock options outstanding at March 31, 2011:

OPTIONS OUTSTANDING
		REMAINING	NUMBER OF
EXERCISE	NUMBER OF	CONTRACTUAL	OPTIONS
PRICE	OPTIONS	LIFE (YEARS)	EXERCISABLE	INTRINSIC VALUE

$1.00 CDN	1,170,820	0.03	1,170,820	$1,188,983
1.15 CDN	78,750	0.33	78,750	86,626
1.40 CDN	157,500	0.81	157,500	139,271
2.41	652,500	1.31	652,500	460,975
2.22	1,465,000	2.13	1,465,000	1,786,417
1.78	95,000	2.49	95,000	81,172
0.92	1,715,625	3.15	1,715,625	1,212,487
1.58	68,000	3.48	68,000	26,435
0.86	1,300,000	4.45	650,000	376,103
$1.38	6,703,195	2.36	6,053,195	$5,358,469

A summary of the status of the Company’s nonvested stock options outstanding at March 31, 2010 and changes during the years ended March 31, 2012 and 2011 are presented as follows:

		Weighted	Weighted
		Average Grant	Average
	Number of	Date Fair Value	Grant Date
	Options	Per Share	Fair Value

Nonvested, March 31, 2010	913,500	$0.95	$0.69
Granted	1,300,000	0.86	0.58
Vested	(1,557,500)	0.90	0.66
Forfeited	(6,000)	1.58	0.39
Nonvested, March 31, 2011	650,000	0.86	0.58

Granted	2,690,000	0.82	0.49
Vested	(1,995,000)	0.83	0.51
Forfeited	-	-	-
Nonvested, March 31, 2012	1,345,000	$0.82	$0.49

As of March 31, 2012, there was $437,966 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.5 years. The total fair value of options vested at March 31, 2012 and 2011 was $1,205,798 and $805,193; respectively.

Stock Compensation Plan (Restricted Shares)

On September 10, 2010, the Company granted officers, directors and select employees 705,000 common shares that will be distributed in three six-month vesting periods. The recipients meet the vesting requirements by maintaining employment and good standing with the Company through the vesting periods. After vesting, there are no restrictions on the shares. On March 10, 2011, the 705,000 common shares were issued to the recipients and held by the Company. All of these shares were considered to be issued and outstanding. On March 11, 2011, 235,000 common shares vested valued at $0.99 per share, and the shares were released to the qualified recipients. On September 11, 2011, 235,000 common shares vested valued at $0.60 per share and the shares were released to the qualified recipients. The final 235,000 shares valued at $0.58 vested on March 11, 2012.

Stock Purchase Warrants

At March 31, 2012, the outstanding broker warrants and share purchase warrants consisted of the following:

		Broker
		Warrant	Share	Warrant
	Broker	Exercise	Purchase	Exercise
Expiration Date	Warrants	Price	Warrants	Price
February 23, 2013	-	$-	500,000	$5.000
September 16, 2015	246,285	1.250	4,104,757	1.250

On March 4, 2012, 2,500,000 stock purchase warrants and 56,000 broker warrants at an exercise price of $1.075 expired without exercise.

On August 17, 2011, 4,050,000 stock purchase warrants at an exercise price of $1.75 and 243,000 broker warrants at an exercise price of $1.22 expired without exercise.

NOTE 14 – FAIR VALUE MEASUREMENT

Current U.S. generally accepted accounting principles establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities. Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 – Pricing inputs include significant inputs that are generally unobservable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. Level 3 instruments include those that may be more structured or otherwise tailored to the Company’s needs.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

The following table discloses by level within the fair value hierarchy the Company’s assets and liabilities measured and reported on its Consolidated Balance Sheet as of March 31, 2012 at fair value on a recurring basis:

	Total	Level 1	Level 2	Level 3
Assets:
Money market accounts	$1,372,829	$1,372,829	$-	$-
Investment in equity securities	92,497	-	92,497	-
	$1,465,326	$1,372,829	$92,497	$-

As allowed by current financial reporting standards, the Company has elected not to implement fair value recognition and reporting for all non-financial assets and non-financial liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis, that is, at least annually.

There were no changes in Level 3 assets measured for the years ended March 31, 2012 and 2011.

NOTE 15 - RELATED PARTY TRANSACTIONS

At March 31, 2012 and 2011 the amounts of $2,087 and $2,338; respectively, were payable to directors and officers of the Company for routine expense reimbursement. These amounts are unsecured and due on demand.

For the year ended March 31, 2011, the Company received management fees, and lease and royalty revenues from Raft River Energy I LLC of $250,000 and $196,893; respectively. For the year ended March 31, 2012, these revenues totalling $640,424 from Raft River Energy I LCC were eliminated during consolidation.

The Company paid directors fees in the amounts of $137,500 and $67,500 for the years ended March 31, 2012 and 2011; respectively.

NOTE 16 - COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements
The Company has entered into several lease agreements with terms expiring up to December 1, 2034 for geothermal properties in Washoe County Nevada; Republic of Guatemala; Neal Hot Springs, Oregon and adjoining the Raft River properties in Raft River, Idaho. The Company incurred total lease expenses for years ended March 31, 2012 and 2011, totaling $134,174 and $149,111; respectively.

BLM Lease Agreements

Idaho
On August 1, 2007, the Company signed a geothermal resources lease agreement with the United States Department of the Interior Bureau of Land Management (“BLM”). The contract requires an annual payment of $3,502 including processing fees. The primary term of the agreement is 10 years. After the primary term, the Company has the right to extend the contract. BLM has the right to terminate the contract upon written notice if the Company does not comply with the terms of the agreement. The Company believes that it is in compliance with all of the lease terms.

San Emidio
The lease contracts are for approximately 21,905 acres of land and geothermal rights located in the San Emidio Desert, Nevada. The lease contracts have primary terms of 10 years. Per federal regulations applicable for the contracts, the lessee has the option to extend the primary lease term another 40 years if the BLM does not need the land for any other purpose and the lessee is maintaining production at commercial quantities. The leases require the lessee to conduct operations in a manner that minimizes adverse impacts to the environment.

Gerlach
The Gerlach Geothermal LLC assets are comprised of two BLM geothermal leases and one private lease totaling 3,615 acres. Both BLM leases have a royalty rate which is based upon 10% of the value of the resource at the wellhead. The amounts are calculated according to a formula established by Minerals Management Service (“MMS”). One of the two BLM leases has a second royalty commitment to a third party of 4% of gross revenue for power generation and 5% for direct use based on BTUs consumed at a set comparable price of $7.00 per million BTU of natural gas. The private lease has a 10 year primary term and would receive a royalty of 3% gross revenue for the first 10 years and 4% thereafter.

Granite Creek
The Company has three geothermal lease contracts with the BLM for the Granite Creek properties. The lease contracts are for approximately 5,414 acres of land and geothermal water rights located in North Western Nevada. The lease contracts have primary terms of 10 years. Per federal regulations applicable for the contracts, the lessee has the option to extend the primary lease term another 40 years if the BLM does not need the land for any other purpose and the lessee is maintaining production at commercial quantities. The leases state annual lease payments of $5,414, not including processing fees, and expire October 31, 2012.

Raft River Energy I LLC
The Company has entered into several lease contracts for approximately 1,298 acres of land and geothermal water rights located in the Raft River area located in Southern Idaho. The contracts expire from March 2013 to December 2033. The contracted lease payments are scheduled for $31,287 for the year ended March 31, 2013.

Office Lease
The Company renewed a one year lease contract January 2012 for general office space for the executive office located in Boise, Idaho. The contract includes a one-year renewal option for the Company. The lease payments are due in monthly installments of $6,345. The Company incurred total office lease expenses under the current contract and the prior contract for years ended March 31, 2012 and 2011, totaling $74,475 and $72,306; respectively.

The following is the total contracted lease operating obligations (operating leases, BLM lease agreements and office lease) for the next five fiscal years:

Year Ending
March 31,	Amount
2013	$200,626
2014	107,034
2015	98,462
2016	96,470
2017	90,397
Thereafter	538,749

Power Purchase Agreements

Raft River Energy I LLC
The Company has signed a power purchase agreement with Idaho Power Company for sale of power generated from its joint venture Raft River Energy I LLC. The Company has also signed a transmission agreement with Bonneville Power Administration for transmission of the electricity from this plant to Idaho Power, and from the Phase Two plants to other purchasers. These agreements will govern the operational revenues for the initial phases of the Company’s operating activities.

USG Nevada LLC
As a part of the purchase of the assets from Empire Geothermal Power, LLC and Michael B. Stewart acquisition (“Empire Acquisition”), a power purchase agreement with Sierra Pacific Power Company was assigned to the Company. The contract had a stated expected output of 3,250 kilowatts maximum per hour and extended through 2017. During the year ended March 31, 2012, the power purchase agreement was replaced by a new 25 year contract signed in December of 2011 that sets the new set rate at $89.70 per megawatt hour with a 1% annual escalation rate. The new contract allows for a maximum of 71,300 megawatt hours annually.

USG Oregon LLC
In December of 2009, the Company’s subsidiary (USG Oregon LLC), signed a power purchase agreement with Idaho Power Company for the sale of power generated by the Neal Hot Springs, Oregon project. The agreement has a term of 25 years and provides for the purchase of power up to 25 megawatts (22 megawatt planned output level). Beginning 2012, the flat energy price is $96 per megawatt hour. The price escalates annually by 6 percent in the initial years and by 1.33 percent during the latter years of the agreement. The approximate 25-year levelized price is $117.65 per megawatt hour.

401(k) Plan
The Company offers a defined contribution plan qualified under section 401(k) of the Internal Revenue Code to all its eligible employees. All employees are eligible at the beginning of the quarter after completing 3 months of service. The plan requires the Company to match 25% of the employee’s contribution up to 6%. Employees may contribute up to the maximum allowed by the Internal Revenue Code. The value of the Company matching contributions to the plan totaled $36,201 and $33,983 for the last two fiscal years, respectively.

Mineral Rights Option Agreement
On May 24, 2010, USG Oregon LLC (a subsidiary of the Company) entered into an option agreement that allows for exclusive purchase of all mineral rights associated with 2,110 acres of land located in Malheur County, Oregon. Per the terms of the agreement, the Company transferred $200,000 to the seller. To exercise the option agreement, the Company must pay an additional $200,000 prior to November 25, 2012. If the second payment is not made, the Company loses all rights associated with the agreement.

Retention Liability on USG Oregon LLC Construction Contracts
The Company signed contracts with several major contractors involved in construction activities for USG Oregon LLC. Contracts for two of these major contractors allow for the Company to retain a portion of incurred costs to guarantee certain performance specifications. The retention levels generally amount to 10% of incurred costs. At March 31, 2012, the retention payable balance was $5,810,730. Currently, management does not have any performance concerns on these contracts.

Retention Liability on USG Nevada LLC Construction Contract
The USG Nevada LLC signed a contract with the primary contractor involved in the power plant construction at San Emidio, Nevada. The contract allows for the Company to retain a portion of incurred costs to guarantee certain performance specifications. The retention levels generally amount to 10% of incurred costs. At March 31, 2012, the retention payable balance was $2,564,032. Currently, management does not have any performance concerns on these contracts.

NOTE 17 – JOINT VENTURES/NON-CONTROLLING INTEREST

Non-controlling interests included on the consolidated balance sheets of the Company are detailed as follows:

	March 31, 2012	March 31, 2011

Gerlach Geothermal LLC	$437,542	$639,967
Oregon USG Holdings LLC	25,793,169	1,000
Raft River Energy I LLC	23,533,734	-

Gerlach Geothermal LLC
On April 28, 2008, the Company formed Gerlach Geothermal, LLC (“Gerlach”) with our partner, Gerlach Green Energy, LLC (“GGE”). The purpose of the joint venture is the exploration of the Gerlach geothermal system, which is located in northwestern Nevada, near the town of Gerlach. Based upon the terms of the members’ agreement, the Company owns a 60% interest and GGE owns a 40% interest in Gerlach Geothermal, LLC. The agreement gives GGE an option to maintain its 40% ownership interest as additional capital contributions are required. If GGE dilutes to below a 10% interest, their ownership position in the joint venture would be converted to a 10% net profits interest. The Company has contributed $746,000 in cash and $300,000 for a geothermal lease and mineral rights; and the GGE has contributed $697,000 of geothermal lease, mineral rights and exploration data.

The consolidated financial statements reflect 100% of the assets and liabilities of Gerlach, and report the current non-controlling interest of GGE. The full results of Gerlach’s operations will be reflected in the statement of operations with the elimination of the non-controlling interest identified.

Oregon USG Holdings LLC
In September 2010, the Company’s subsidiary, Oregon USG Holdings LLC (“Oregon Holdings”), signed an Operating Agreement with Enbridge Inc. (“Enbridge”) for the right to participate in the Company’s project in the Neal Hot Springs project located in Malheur County, Oregon. Enbridge has contributed a total of $18,924,000, including the debt conversion, to Oregon Holdings in exchange for a 20% direct ownership interest. At the Company’s election, the agreement allows for additional contributions of up to $5 million that would increase Enbridge’s ownership by 1.5 percentage points for each $1 million contributed. Added to their base 20% ownership, additional payments could increase Enbridge’s ownership to a maximum of 27.5% . The Company has contributed $13,492,000 to Oregon Holdings and has an 80% ownership interest. Oregon Holdings has a 100% ownership interest in USG Oregon LLC. After the initial contributions noted above, the Company and Enbridge have made additional capital contributions of $462,616 and $6,871,215; respectively. The impact of the additional contributions to the profit and loss allocation percentages has not been determined.

The consolidated financial statements reflect 100% of the assets and liabilities of Oregon Holdings and USG Oregon LLC, and report the current non-controlling interest of Enbridge. The full results of Oregon Holdings and USG Oregon LLC’s operations will be reflected in the statement of operations with the elimination of the non-controlling interest identified.

Raft River Energy I LLC
Raft River Energy I is a joint venture between the Company and Raft River I Holdings, LLC a subsidiary of Goldman Sachs Group, Inc. An Operating Agreement governs the rights and responsibilities of both parties. At fiscal year end, the Company had contributed approximately $17.9 million in cash and property, and Raft River I Holdings, LLC has contributed approximately $34 million in cash. Profits and losses are allocated to the members based upon contractual terms. For income tax purposes, Raft River I Holdings, LLC will receive a greater proportion of the share of losses and other income tax benefits. This includes the allocation of production tax credits, which will be distributed 99% to Raft River I Holdings, LLC and 1% to the Company during the first 10 years of production. During the initial years of operations Raft River I Holdings, LLC will receive a larger allocation of cash distributions.

The consolidated financial statements reflect 100% of the assets and liabilities of Raft River Energy I LLC, and report the current non-controlling interest of Raft River I Holdings LLC for the fiscal year ended March 31, 2012. The full results of Raft River Energy I LLC’s operations will be reflected in the statement of operations with the elimination of the non-controlling interest identified.

NOTE 18 – CHANGE IN METHOD OF CONSOLIDATION OF SUBSIDIARY

Initially, Raft River Energy I LLC (“RREI”) was a wholly owned subsidiary of the Company and was recorded as a fully consolidated subsidiary into the Company’s financial statements. In 2006, Raft River I Holdings (“Holdings”), a subsidiary of the Goldman Sachs Group, acquired an equity interest by providing a significant capital investment in RREI under a tax equity structure. Subsequent accounting activity of RREI was reflected under the equity method on the Company’s consolidated financial statements.

Based on management’s annual review of the conditions and circumstances surrounding the relationship between the Company and Holdings, it was determined that the Company would no longer use the equity method to reflect the Company’s interest in RREI as of April 1, 2011. The Company will now fully consolidate RREI’s assets, liabilities and operations and recognize a non-controlling interest. When making this determination, Management analyzed whether control had shifted to the Company for accounting purposes, and noted that participation by Holdings is passive. The Board of Managers does not hold regular meetings, does not formally approve the annual operating budgets, and Holdings declines to contribute additional funds even when benefits can be shown. The Company has possession of and operates the facility, makes all day-to-day operating decisions, and contributes additional required capital repair funding as needed. Active participation in the operations of RREI is a primary role of the Company’s operating staff. The most critical point that has changed is the economics of the project due to the zero balance in the Raft River Holding’s tax capital account. Tax deductions associated with an additional $12.1 million equity contribution from the Company accelerated the exhaustion of the Holdings tax capital account to zero sooner than originally anticipated. The Company will be allocated 100% of the tax deductions and operating losses for the tax year 2011 and subsequent years. Since the current structure of RREI was established to allocate significant tax benefits to Holdings, the exhaustion of the Holdings tax capital account to zero demonstrates that the majority of the tax benefits have been monetized. Holdings no longer has any tax capital at risk. The Company is the only partner with tax capital at risk, so future operating decisions will primarily impact the Company.

The impact on the Company’s consolidated balance sheet and income statement of consolidating RREI is summarized as follows:

	U.S. Geothermal,		U.S. Geothermal
	Inc. at March 31,	Consolidation of	Inc. at April 1,
	2011	RREI	2011

ASSETS:
Current Assets:
Cash and cash equivalents	$8,098,905	$592,330	$8,691,235
Other current assets	1,624,101	517,970	2,142,071
	9,723,006	1,110,300	10,833,306

Property and equipment, net of accumulated depreciation	40,295,117	45,435,397	85,730,514
Intangible assets, net of accumulated amortization	16,957,708	-	16,957,708
Investment in RREI	17,968,651	(17,968,651)	-
Other long-term assets	378,486	-	378,486
	$85,322,968	$28,577,046	$113,900,014

LIABILITIES:
Current liabilities	$1,185,637	$567,264	$1,752,901
Long-term assets	18,326,802	-	18,326,802
Total liabilities	19,512,439	567,264	20,079,703

EQUITY:
U.S. Geothermal Inc.	65,169,562	-	65,169,562
Non-controlling interest	640,967	28,009,782	28,650,749
	$85,322,968	$28,577,046	$113,900,014

The following information provides comparable consolidated information for the period prior to the change in control:

	U.S. Geothermal,		Restated U.S.
	Inc. for the Year		Geothermal Inc. for
	Ended March 31,	Consolidation of	the Year Ended
	2011	RREI	March 31, 2011
Plant Operations:
Energy sales	$2,438,471	$3,837,278	$6,275,749
Energy credit sales	79,569	433,598	513,167
Land, water and mineral	196,893	(196,893)	-
Management fees	250,000	(250,000)	-
Gain from investment	288,612	(288,612)	-
Plant production expenses	(1,630,316)	(2,697,331)	(4,327,647)
Net loss from plant operations	1,623,229	838,040	2,461,269

Operating Expenses:
Corporate administration	740,560	-	740,560
Professional & management fees	1,128,993	-	1,128,993
Salaries and wages	1,084,385	-	1,084,385
Stock based compensation	1,066,565	-	1,066,565
Travel and promotion	378,528	-	378,528
Other plant expenses	1,129,993	2,183,771	3,313,764
Other operating expenses	133,555	-	133,555
Total Operating Expenses	5,662,579	2,183,771	7,846,350

Loss from Operations	(4,039,350)	(1,345,731)	(5,385,081)

Other Income	67,014	-	67,014

Net Loss	(3,972,336)	(1,345,731)	(5,318,067)

Net loss attributable to non- controlling interest	17,920	1,345,731	1,363,651

Net loss attributable to U.S. Geothermal Inc.	(3,954,416)	-	(3,954,416)

Other comprehensive Income	(27,703)	-	(27,703)

Comprehensive Loss attributable to U.S. Geothermal Inc.	$(3,982,119)	$-	$(3,982,119)

As the Company is presenting the income statement effective for the year ending March 31, 2012 retroactive to April 1, 2011, the quarterly income statement data is being provided in this footnote to clearly reflect the effects of consolidation from previous equity method presentation.

The following summary information presents the quarterly information as if reported under the current consolidation method

	For the Quarter Ended,
	Restated	Original	Restated	Original	Restated	Original
	12/31/2011	12/31/2011	9/30/2011	9/30/2011	6/30/2011	6/30/2011

Net loss from Plant Operations	$(100,363)	$-	$421,852	$-	$(1,110,296)	$-

Operating Revenues	-	759,846	-	823,008	-	808,259

Total Operating Expenses	2,496,425	2,328,628	1,893,369	1,749,023	3,528,842	3,421,745

Loss from Operations	(2,596,788)	(1,568,782)	(1,471,517)	(926,015)	(4,639,138)	(2,613,486)

Net Loss	(2,534,598)	(1,506,786)	(1,467,778)	(922,581)	(4,371,050)	(2,345,700)

Net Loss attributable to Non-controlling Interest	1,219,259	191,447	545,735	538	2,030,026	4,676

Net Loss attributable to U.S. Geothermal Inc.	(1,315,339)	(1,315,339)	(922,043)	(922,043)	(2,341,024)	(2,341,024)

NOTE 19 – CUMULATIVE CHANGE IN ACCOUNTING ESTIMATE CAPITALIZATION POLICY

During the quarter ended June 30, 2011, it was noted by Company management that certain costs related to development activities incurred for USG Oregon LLC had been expensed in the prior period according to the capitalization policies instituted at that time that have been amended to match policies recommended by the external federal agency that is providing assistance for the Neal Hot Springs, Oregon project. The change in estimate adjustment capitalizes $262,305, which was previously reported as corporate administration, professional fees, and lease and equipment repairs that amounted to $2,498, $162,886, and $96,920; respectively.

NOTE 20- SUBSEQUENT EVENTS

The Company has evaluated events and transactions that have occurred after the balance sheet date through July 13, 2012, which is considered to be the issuance date. The following events were identified for disclosure:

On July 5, 2012, the Board of Directors of U.S. Geothermal Inc. (the “Company”) changed the Company’s fiscal year end from March 31 to December 31, beginning December 31, 2012. The report covering the Company’s transition period ended December 31, 2012 will be filed on Form 10-K.

On June 21, 2012, U.S. Geothermal Inc. announced that its wholly owned subsidiary, USG Nevada LLC, has notified its customer NV Energy that Commercial Operation was achieved by the new 11.75 gross (8.6 net) megawatt Unit I power plant. Electrical energy from the new power plant is now being sold for $89.75 per megawatt hour (“MWH”), subject to a 1% annual escalator, under the terms of a 25-year power purchase agreement. The new power plant is projected to generate an average of approximately 71,500 MWHs of electrical power each year. The new power plant replaces an existing facility that, prior to being removed from service, generated approximately 23,000 MWH annually using the same production and injection wells.

USG Nevada LLC expects to immediately file for the Section 1603 ITC cash grant of approximately $11 million for the project. Proceeds from the ITC grant will be used to repay an existing $7.5 million bridge loan and the balance will be available for general corporate purposes. U.S. Geothermal now intends to arrange long term financing for the project, but there can be no assurance that long-term financing will be available on terms favorable to U.S. Geothermal, or at all. The project engineering, procurement and construction contractor is working to complete a final list of items required to achieve contract completion under a fixed price contract that includes financial guarantees for the original completion date and power output of the plant.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K/A
Amendment No. 1

[ x ]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended March 31, 2012

or

[ ]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______to ______

Commission File Number 001-34023

U.S. GEOTHERMAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	84-1472231
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1505 Tyrell Lane
Boise, Idaho	83706
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code 208-424-1027

Securities registered under Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	NYSE MKT LLC

Securities registered pursuant to Section 12(g) of the Act: None.

Indicate by check mark if the registrant is well-known seasoned issuer, as defined in Rule 405 of the Securities Act  [ ] Yes   [ x ] No

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.   [ ] Yes   [ x ] No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for at least the past 90 days.   [ x ] Yes   [ ] No

 Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulations S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
[ x ] Yes   [ ] No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [ x ]
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). [ ] Yes   [ x ] No

The aggregate market value of the voting and non-voting common equity held by non-affiliates, as of September 30, 2011, was $38,177,305.

The number of shares outstanding of the registrant’s common stock, as of July 12, 2012, was 88,955,948.

DOCUMENTS INCORPORATED BY REFERENCE

None.

EXPLANATORY NOTE

This Amendment No. 1 on Form 10-K/A (“Amendment No. 1”) to the Annual Report on Form 10-K (the “Original Form 10-K”) of U.S. Geothermal Inc. (the “Company”, “we” or “us” or words of similar import) for the fiscal year ended March 31, 2012 originally filed with the Securities and Exchange Commission (the “SEC”) on July 13, 2012, is being filed to include all information required to be disclosed by Part III (Items 10, 11, 12, 13 and 14) of Form 10-K.

Pursuant to General Instruction G(3) to Form 10-K, the Company incorporated by reference the information required by Part III of Form 10-K from the Company’s definitive proxy statement for the 2012 Annual Meeting of Shareholders (the “2012 Proxy Statement”) that it expected to file with the SEC not later than 120 days after the end of the fiscal year covered by the Original Form 10-K. Because the 2012 Proxy Statement will not be filed with the SEC before such date, the Company is filing this Amendment No. 1 to provide the information required by Part III of Form 10-K. The Company anticipates that it will file the 2012 Proxy Statement on August 27, 2012.

The Company has also included in this Amendment No. 1 new certifications of its Chief Executive Officer and Chief Financial Officer pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and an employment agreement of one of the Named Executive Officers (as defined below).

Except as set forth above, this Amendment No. 1 does not modify or update the disclosures in the Original Form 10-K. The disclosures in this Amendment No. 1 do not reflect events occurring after the date of the Original Form 10-K.

PART III

Item 10. Directors, Executive Officers and Corporate Governance

Directors and Executive Officers

The Board of Directors (the “Board”) of the Company is currently composed of six directors: Dennis J. Gilles, Douglas J. Glaspey, Daniel J. Kunz, Paul A. Larkin, Leland L. Mink and John H. Walker. The majority of the Board, made up of Mr. Gilles, Mr. Larkin, Dr. Mink and Mr. Walker, satisfy the applicable independence requirements of the NYSE MKT LLC (“NYSE MKT”), and National Instrument 58-101, Disclosure of Corporate Governance Practices and Multilateral Instrument 52-110, Audit Committees. Mr. Kunz and Mr. Glaspey do not satisfy such independence requirements based on their employment as executive officers of the Company. The Board has one class of members that is elected at each annual shareholders meeting to hold office until the next annual shareholders meeting or until their successors have been duly elected and qualified.

Dennis J. Gilles. Age 54, serves as a director of the Company, a position he has held since September 2011. Mr. Gilles is a senior executive with 30 years experience in the management, operations, maintenance, engineering, construction and administration of power and petrochemical plants and their related facilities. Mr. Gilles’ primary activities have included the identification, evaluation and acquisition of existing renewable projects or portfolios, as well as heading development of new green-field opportunities. As Senior Vice President of Calpine Corporation, Mr. Gilles managed the company’s geothermal portfolio of 750 megawatts at the Geysers geothermal field where he was instrumental in consolidating the majority of the ownership interests into a single entity. Mr. Gilles was part of the expansion and growth of Calpine Corporation from the very first megawatt to what is now the largest independent power producer in the United States. Mr. Gilles holds a Masters of Business Administration and a Bachelor of Science in Mechanical Engineering.

Douglas J. Glaspey: Age 60, is the co-founder, President and Chief Operating Officer and a director of the Company. He has served as a director of the Company since March 2000, President of the Company since September 2011, and Chief Operating Officer of the Company since December 2003. Mr. Glaspey served from March 2000 until December 2004 as the President and Chief Executive Officer for the TSX Venture Exchange (“TSX-V”) listed U.S. Cobalt Inc. until the acquisition of Geo-Idaho in December 2003. He also served as a director and the Chief Executive Officer of Geo-Idaho from February 2002 until the acquisition of Geo-Idaho in December 2003. During his career in the mining industry, he has held operating positions with ASARCO, Earth Resources Company, Asamera Minerals, Atlanta Gold Corporation and Twin Gold Corporation. Mr. Glaspey has 34 years of operating and management experience. He holds a Bachelor of Science in Mineral Processing Engineering and an Associate of Science in Engineering Science. His experience includes public company financing and administration, production management, planning and directing resource exploration programs, preparing feasibility studies and environmental permitting. He has formed and served as an executive officer of several private resource development companies in the United States, including Drumlummon Gold Mines Corporation and Black Diamond Corporation. He is currently a director of TSX-V listed Thunder Mountain Gold, Inc., which is also quoted on the OTC Bulletin Board. Mr. Glaspey’s qualifications to serve as a director of the Company include his over 30 years of experience in the natural resource industry and his many years of senior management and director experience.

Daniel J. Kunz: Age 60, is the co-founder, Chief Executive Officer and a director of the Company. He has served as a director of the Company since March 2000, Chief Executive Officer since December 2003, and was Chairman of the Board of Directors from March 2000 until December 2003. He has also served as President of the Company from December 2003 to September 2011, and President of Geo-Idaho from February 2002 until September 2011. Mr. Kunz has more than 30 years of experience in international mining, engineering and construction, including, marketing, business development, management, accounting, finance and operations. Mr. Kunz served as Chairman of the Board of U.S. Cobalt Inc. until December 2004. He was senior vice president and Chief Operating Officer of Ivanhoe Mines Ltd. from 1997 until October 31, 2000, and served as its President, Chief Executive Officer and Director from November 1, 2000 until March 1, 2003. From March 2, 2003 until March 8, 2004, Mr. Kunz served as President and CEO of Ivanhoe’s subsidiary Jinshan Gold Mines Inc. Mr. Kunz was a founder of and directed the 1993 initial public offering of the NASDAQ listed MK Gold Company (President, Director & CEO) and for 17 years held executive positions with NYSE listed Morrison Knudsen Corporation (including Vice President & Controller). Mr. Kunz holds a Masters of Business Administration, a Bachelor of Science in Engineering and an associate accounting degree. He is currently a director of several companies publicly traded on the TSX-V, including Chesapeake Gold Corp. Mr. Kunz’s qualifications to serve as a director of the Company includes his over 30 years of experience in international mining, engineering and construction and his many years of senior management and NYSE, NASDAQ and TSX director experience.

Paul Larkin: Age 62, serves as a director of the Company, a position he has held since March 2000. He served as Secretary of the Company from March 2000 until December 2003, and served as a director and the Secretary-Treasurer of Geo-Idaho from February 2002 until its acquisition in December 2003. Since 1983, Mr. Larkin has also been the President of the New Dawn Group, an investment and financial consulting firm located in Vancouver, British Columbia, and a director and officer of various TSX-V listed companies. New Dawn is primarily involved in corporate finance, merchant banking and administrative management of public companies. Mr. Larkin held various accounting and banking positions for over a decade before founding New Dawn in 1983, and currently serves on the boards of the following companies which are listed on the TSX-V: LNG Energy Ltd., Condor Resources Ltd., Kenai Resources Ltd., Tyner Resources Ltd. Gstaad Capital Corp. and Westbridge Energy Corp. Mr. Larkin’s qualifications to serve as a director of the Company include his many years of senior leadership and management experience in corporate finance, merchant banking and administrative management of public companies.

Dr. Leland “Roy” Mink: Age 72, serves as a director of the Company, a position he has held since November 2006. He served as Program Director for the Geothermal Technologies Program at the U.S. Department of Energy (DOE) from February 2003 to October 2006. Prior to working for the DOE, Dr. Mink was the Vice President of Exploration for the Company from June 2002 to February 2003. He has also worked for Morrison-Knudsen Corporation, Idaho Bureau of Mines and Geology and Idaho Water Resources Research Institute. Dr. Mink’s qualifications to serve as a director of the Company include his many years of senior leadership and management experience in the geothermal energy industry.

John H. Walker: Age 63, is a director and the Chairman of the Board of Directors of the Company. He has held that position since December 2003. He has served (and continues to serve) as Chief Executive Officer of Mihaly International Canada Limited since 1987. Mr. Walker is also a Managing Director of IPD Infrastructure Inc and a National Director of Trout Unlimited Canada. Mr. Walker has a 35 year history in urban planning, energy security and power plant development in Ontario and internationally as well as experience on both public and private sector boards. Mr. Walker was a founding director of the Greater Toronto Airports Authority in 1992 and chaired the first Planning and Development Committee of the Board which provided oversight in the construction of C$4.4 billion terminal complex at Toronto Pearson Airport completed in 2004. He was instrumental in doing energy security studies in 2002 and 2003 which led to the development of an 117MW cogeneration power plant at Toronto Pearson Airport which commenced operations in 2005. Additionally, he was a founding Director of the Borealis Infrastructure Fund which is now owned by Ontario Municipal Employee Retirement System (OMERS). Mr. Walker has worked in the financial services community as an investment banker with Loewen Ondaatje McCutcheon and has served on the Board of Directors of Sheridan College Institute of Technology and Advanced Learning for six years and chaired the Oakville Economic Development Alliance (a P3). His background includes 10 years at Ontario Hydro where he was responsible for alternative energy and international market development for Ontario Hydro’s New Business Ventures Division which became Ontario Hydro International. Mr. Walker has also acted as a senior advisor to Falconbridge on the Koniambo project, a C$3 billion nickel smelter, mine, power plant and port project in New Caledonia. Mr. Walker advises corporations on matters related to infrastructure and energy development and acts as a developer of power plants. Mr. Walker is currently developing an 117MW power plant with Odebrecht Construction, Inc. at Miami International Airport. In the past he has advised the Canadian Federal Government on the exports of services under NAFTA. He has a wide range of experience in P3s and has worked in the public and private sector in 80 countries throughout his career. Mr. Walker is a Registered Professional Planner in the Province of Ontario and a member of the Canadian Institute of Planners. Mr. Walker has a BSc. from Springfield College and a Masters of Environmental Studies (Urban and Regional Planning) from York University. Mr. Walker’s qualifications to serve as a director of the Company include his many years of senior leadership and management experience in international business development.

Kerry D. Hawkley. Age 58, serves as the Chief Financial Officer and Corporate Secretary of the Company. He has served as the Company’s controller since July 2003, and became CFO as of January 1, 2005. From July 2003 to December 2004, he also provided consulting services to Triumph Gold Corp. From 1998 to June 2003, Mr. Hawkley served as controller, director and treasurer of LB Industries. Mr. Hawkley has over 35 years experience in all areas of accounting, finance and administration. He holds Bachelor of Business Administration degrees in Accounting and Finance. He started his career as an internal auditor with Union Pacific Corporation and has held various accounting management positions in the oil and gas, truck leasing, mining and energy industries.

Jonathan Zurkoff. Age 56, serves as the Treasurer and Executive Vice President of the Company, a position he has held since September 2011. From January 2009 to May 2009, Mr. Zurkoff served as a financial consultant to the Company. He then served as the Vice President Finance of the Company from June 2009 until September 2011. Mr. Zurkoff served as CFO of Tamarack Resorts from 2004 to 2008. Mr. Zurkoff has over 25 years of experience in engineering, construction, and all phases of project development with an emphasis on project and corporate finance. Mr. Zurkoff holds a Masters of Business Administration, a Masters of Science in Groundwater Hydrology, and a Bachelor of Science in Geology. Mr. Zurkoff has held positions in Tamarack Resort (CFO), Process Technologies (CFO & COO), and Morrison Knudsen Corporation (now URS).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Executive officers, directors and greater than 10% shareholders are required to furnish us with copies of these reports. Based solely on our review of the Section 16(a) reports furnished to us with respect to the fiscal year ended March 31, 2012 and written representations from our executive officers, directors and greater than 10% shareholders, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% shareholders were satisfied.

Code of Ethics

Our Board of Directors has adopted the U.S. Geothermal, Inc. Code of Business Conduct and Ethics to provide a corporate governance framework for our directors and management to effectively pursue U.S. Geothermal Inc.’s objectives for the benefit of our shareholders. The Board annually reviews and updates these guidelines and the charters of the Board committees in response to evolving “best practices” and the results of annual Board and committee evaluations. Our Code of Business Conduct and Ethics can be found at http://www.usgeothermal.com by clicking on “About Us” and then “Code of Ethics”. Shareholders may request a free printed copy of our Code of Business Conduct and Ethics from our investor relations department by contacting them at info@usgeothermal.com or by calling (208) 424-1027. We will post any amendments to the Code of Business Conduct and Ethics at that location on our website. In the unlikely event that the Board of Directors approves any sort of waiver to the Code of Business Conduct and Ethics for our executive officers or directors, information concerning such waiver will also be posted at that location on our website. No waivers were granted during the fiscal year ended March 31, 2012. In addition to posting information regarding amendments and waivers on our website, the same information will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers satisfies applicable NYSE MKT listing rules.

Audit Committee and Audit Committee Financial Expert

Our Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are John H. Walker, Paul A. Larkin and Leland L. Mink. Our Board has determined that Paul A. Larkin, Chairman of the Audit Committee, is an audit committee financial expert as defined by Item 407(d)(5) of Regulation S-K under the Exchange Act and that each member of the Audit Committee is independent under the NYSE MKT independence standards applicable to audit committee members.

Item 11. Executive Compensation

Our compensation philosophy is to structure compensation awards to members of our executive management that directly align their personal interests with those of our shareholders. Our executive compensation program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and increase shareholder value, while at the same time making the most efficient use of shareholder resources. This compensation philosophy puts a strong emphasis on pay for performance, and uses equity awards as a significant component in order to correlate the long-term growth of shareholder value with management’s most significant compensation opportunities.

The three primary components of total direct compensation for our senior executives are:

  base salary;
  annual cash incentive bonus opportunity; and
  stock options and restricted stock.

The relative weighting of the three components of compensation is designed to strongly reward long-term performance, by heavily emphasizing the proportion of long-term equity compensation.

During the fiscal year ended March 31, 2012, the Company was focused on (1) operation, financing and construction for the San Emidio Phase I and II geothermal project in Nevada, (2) permitting, drilling, financing and construction for the Neal Hot Springs project in Oregon, (3) signing the San Emidio PPA contract with NV Energy, (4) conducting negotiations for PPA and equity partners at the El Ciebello project in Guatemala, (5) optimizing the operation of the well field at the Raft River project in Idaho, and (6) the evaluation of potential new geothermal project acquisitions.

The Compensation and Benefits Committee is appointed annually by the Board of Directors to discharge the Board’s responsibilities relating to compensation and benefits of the executive officers of our Company. The goals of the committee are to attract, retain and motivate our executive officers by providing appropriate levels of compensation and benefits while taking into consideration, among such other factors as it may deem relevant, our Company’s performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies and the awards given to the executive officers in past years. The main categories of compensation available to the committee are base salary, discretionary annual performance bonuses, stock option grants, stock awards, and insurance reimbursements.

We compete with a variety of companies for our executive-level employees. The Compensation and Benefits Committee uses base salary to compensate the executive officers for services rendered. Base salaries are intended to be competitive for companies of similar size and purpose, also taking into consideration individual factors such as experience, tenure, institutional knowledge and qualifications. An informal review of several public junior resource development companies was completed to provide the committee with comparative compensation information. The committee looked at Nevada Geothermal Power Inc., Ram Power Corp., China Gold International Resources Corp Ltd, and Chesapeake Gold Corp., who are involved in either geothermal development or in mineral exploration. Base salaries are reviewed annually to determine whether they are consistent with our overall compensation objectives. In considering increases in base salary, the Compensation and Benefits Committee reviews individual and corporate performance, market and industry conditions, and our overall financial health.

While the Company does not attach a weighting to the various components of executive compensation, the Compensation and Benefits Committee attempts to pay a competitive salary (retention) to its executives while providing long-term incentive to the executives through equity awards (ownership/reward) in order to align their interest with the long-term progression of the Company as a whole. Our Chief Executive Officer and Compensation and Benefits Committee perform an informal annual review of compensation practices of similar sized companies to educate themselves of the general parameters (levels and types of compensation) for executive compensation. They do not, however, benchmark the various components of pay. The review highlights areas of our executive pay package that may not be consistent with compensation practices at similar sized companies and provides the committee with knowledge of the compensation landscape for its executives.

The Compensation and Benefits Committee may grant annual performance bonuses as a reward for achievement of individual and corporate short-term goals. Any grant of an annual performance bonus is discretionary and the amount is determined after recommendation from the CEO. Involvement of other executive officers in the determination of bonus amounts to be paid is immaterial. Bonus amounts should be dependent upon our financial and operational performance as well as the completion of specific milestone events by the individual executive officer.

The bonuses paid in June 2011 were based on significant milestones and achievements of the Company during the calendar year 2010 including the following:

  Closing the DOE Loan Guarantee for the Neal Hot Springs project
  Finalizing the reservoir model for the Neal Hot Springs reservoir and planning the 2011 drilling program

  Negotiating a new PPA for San Emidio with NV Energy
  Conducting negotiations for PPA and equity partners at the El Ciebello project in Guatemala
  Starting construction of the San Emidio Unit 1 power plant in Nevada
  Drilling injection and production wells, field development and reservoir testing activities at Neal Hot Springs
  Negotiating and closing an investment by Enbridge (U.S.) Inc. in the Neal Hot Springs Project
  Completing the temperature gradient drilling program at the Neal Hot Spring project
  Negotiating and closing the financing and EPC for Phase 1 of the San Emidio Project

Generally, the Compensation and Benefits Committee grants stock options to all employees, including executive officers, for motivation and retention purposes annually after completion of our annual financial reports. Stock options are granted with an exercise price equal to the market value of our common stock on the date of the grant, and with a term of five years. The timing of the stock option grant is not coordinated with the release of material non-public information and is typically in the first or second fiscal quarter. The options vest 25% on date of grant, and another 25% each six months thereafter. During the fiscal year ended March 31, 2011, stock option grants to executive officers represented approximately 38% of the total stock option grants to all employees. During the fiscal year ended March 31, 2012, stock option grants to executive officers represented approximately 24% of the total stock option grants to all employees. We do not have a formal procedure for determining factors to consider when making grants. The committee uses an informal review of similar sized companies engaged in natural resource development to assist in determining the appropriate levels of stock option grants.

Our executive officers do not receive any material incremental benefits that are not otherwise available to all of our employees. Our health and dental insurance plans are the same for all employees.

On September 29, 2011, Daniel J. Kunz, Chief Executive Officer, signed an employment agreement that sets the amount of time devoted to the business of the Company to 60 hours per month at a compensation of $120,000 annually. Mr. Kunz is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The Company will also provide reasonable life insurance and accidental death coverage with the proceeds payable to Mr. Kunz’s estate or specified family member. The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of the Company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Kunz. Otherwise, the Company may terminate the agreement upon one month written notice. The agreement includes covenants by Mr. Kunz of confidentiality and non-competition, and provides for equitable relief in the event of breach. In the case of termination of employment due to a change of control, Mr. Kunz will receive a lump sum payment equal to 24 monthly installments of the employee’s normal compensation.

Effective February 1, 2012, Mr. Kunz agreed to increase his hours to 120 hours per month at an annual rate of $240,000.

Douglas J. Glaspey, President and Chief Operating Officer, signed an employment agreement on April 1, 2011, which was effective as of April 1, 2011 and which provides for an annual salary of $175,000. Mr. Glaspey is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of the Company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Glaspey. In the event of early termination due to failure to comply with the agreement, the employee would be entitled to compensation earned through the date of termination. In the case of termination of the employment agreement due to a change of control, Mr. Glaspey will receive a lump sum payment in the amount equal to 18 monthly installments of the employee’s normal compensation. Effective October 1, 2011, Mr. Glaspey’s annual salary was increased to $210,000.

Kerry D. Hawkley, Chief Financial Officer, signed an employment agreement on April 1, 2011, which was effective as of April 1, 2011 and which provides for an annual salary of $140,000. Mr. Hawkley is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of the Company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Hawkley. In the event of early termination due to failure to comply with the agreement, the employee would be entitled to compensation earned through the date of termination. In the case of termination of the employment agreement due to a change of control, Mr. Hawkley will receive a lump sum payment in the amount equal to 18 monthly installments of the employee’s normal compensation.

Jonathan Zurkoff, Treasurer and Executive Vice President, signed an employment agreement on December 31, 2010, which was effective as of December 31, 2010 and which provides for an annual salary of $160,000. Mr. Zurkoff is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of the Company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Zurkoff. In the event of early termination due to failure to comply with the agreement, the employee would be entitled to compensation earned through the date of termination. In the case of termination of the employment agreement due to a change of control, Mr. Zurkoff will receive a lump sum payment in the amount equal to 18 monthly installments of the employee’s normal compensation. Effective October 1, 2011, Mr. Zurkoff’s annual salary was increased to $192,000.

Summary Compensation Table

The following table shows the compensation for each of the last two fiscal years awarded to or earned by our Chief Executive Officer and each of our three other most highly compensated executive officers during the fiscal year ended March 31, 2012 (collectively, our “Named Executive Officers”).

Name and principal position(s)	Fiscal year ended March 31,	Salary (1) ($)	Bonus (2) ($)	Option Awards (3) ($)	All other compensation (4) ($)	Total ($)

Daniel J. Kunz, Chief Executive Officer	2011	230,000	48,000	266,563	8,170	552,733
	2012	175,000	0(5)	124,700	8,170	307,870

Douglas J. Glaspey, President and Chief Operating Officer	2011	175,000	31,000	153,082	1,035	360,117
	2012	192,500	0(5)	82,302	1,035	275,837

Kerry D. Hawkley, Chief Financial Officer	2011	140,000	25,000	54,266	0	219,266
	2012	140,000	0 (5)	47,386	0	187,386

Jonathan Zurkoff, Treasurer and Executive Vice President	2011	176,000	33,000	72,825	0	281,825
	2012	160,000	0(5)	70,124	0	230,124

(1)	Dollar value of base salary (cash and non-cash) earned by the Named Executive Officer during the fiscal year.
(2)	Dollar value of bonus (cash and non-cash) earned by the Named Executive Officer during the fiscal year. Bonuses are eligible to all employees and submitted and approved by the Board annually.
(3)	Stock options and restricted stock are valued at the grant date in accordance with FASB ASC Topic 718.
(4)	Other compensation consists of all other compensation not disclosed in another category.
(5)	Cash bonuses earned for the fiscal year ended March 31, 2012 have not yet been determined.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unexercised stock options, unvested restricted stock, and other equity incentive plan awards held at the fiscal year ended March 31, 2012 by our Named Executive Officers.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or Units	Shares or Units of
	Unexercised	Unexercised	Option	Option	of Stock That	Stock That Have
	Options	Options (1)	Exercise Price	Expiration	Have Not Vested	Not Vested
Name	(#) Exercisable	(#) Unexercisable	($)	Date	(#)	($)
Daniel J. Kunz	40,000	0	2.41	7/23/12	0	0
Douglas J. Glaspey	40,000	0	2.41	7/23/12	0	0
Kerry D. Hawkley	40,000	0	2.41	7/23/12	0	0
Daniel J. Kunz	250,000	0	2.22	5/19/13	0	0
Douglas J. Glaspey	250,000	0	2.22	5/19/13	0	0
Kerry D. Hawkley	100,000	0	2.22	5/19/13	0	0
Daniel J. Kunz	175,000	0	0.92	5/26/14	0	0
Douglas J. Glaspey	150,000	0	0.92	5/26/14	0	0
Kerry D. Hawkley	100,000	0	0.92	5/26/14	0	0
Jonathan Zurkoff	150,000	0	0.92	5/26/14	0	0
Daniel J. Kunz	200,000	0	0.86	9/10/15	0	0
Douglas J. Glaspey	100,000	0	0.86	9/10/15	0	0
Kerry D. Hawkley	50,000	0	0.86	9/10/15	0	0
Jonathan Zurkoff	145,000	0	0.86	9/10/15	0	0
Daniel J. Kunz	187,500	62,500	0.83	6/13/16	0	0
Douglas J. Glaspey	123,750	41,250	0.83	6/13/16	0	0
Kerry D. Hawkley	71,250	23,750	0.83	6/13/16	0	0
Jonathan Zurkoff	109,500	36,500	0.83	6/13/16	0	0

(1)	The options unexercisable at March 31, 2012 will fully vest on December 3, 2012.

Potential Payments Upon Termination or Change-in-Control

Payments Made Upon Termination Absent a Change-in-Control. Except as discussed below under “Potential Payments Upon Change-in-Control,” if the employment of any of our Named Executive Officers is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid to him, other than what the officer has accrued and is vested in under the benefit plans. A voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding stock options or shares of restricted stock.

Potential Payments Upon Change-in-Control. We have entered into employment agreements with Messrs. Kunz, Glaspey, Hawkley and Zurkoff which provide for change-in-control payments. For Messrs. Glaspey, Hawkley and Zurkoff, the employment agreements provide that if within twelve months of a change-in-control of U.S. Geothermal Inc. the officer is terminated either by U.S. Geothermal Inc. (other than for cause or disability), or by the officer for good reason, then the officer will be entitled to a lump-sum payment consisting of (a) the officer’s prorated base salary through the date of termination, (b) a severance payment equal to eighteen times the officer’s monthly base salary at termination, and (c) employee medical and dental coverage for eighteen months or until the officer commences alternate employment, whichever comes first. The terms “cause,” “good reason” and “change-in-control” are defined in the agreements.

For Mr. Kunz, the employment agreement provides that if within twelve months of a change-incontrol of U.S. Geothermal Inc. the officer is terminated either by U.S. Geothermal Inc. (other than for cause or disability), or by the officer for good reason, then the officer will be entitled to a lump-sum payment consisting of (a) the officer’s prorated base salary through the date of termination, (b) a severance payment equal to twenty four times the officer’s monthly base salary at termination, and (c) employee medical and dental coverage for eighteen months or until the officer commences alternate employment, whichever comes first. The terms “cause,” “good reason” and “change-in-control” are defined in the agreement.

Director Compensation

The following table summarizes the compensation paid to our directors during the fiscal year ended March 31, 2012.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards (1) ($)	Non-equity incentive plan compens- ation ($)	Nonqualified deferred compensa- tion earnings ($)	All other compensa- tion ($)	Total ($)
John H. Walker	30,000	0	44,892	0	0	0	74,892

Paul A. Larkin	30,000	0	44,892	0	0	0	74,892

Leland L. Mink	30,000	0	44,892	0	0	0	74,892

Dennis J. Gilles	17,500	0	36,070	0	0	0	53,570

(1)	Stock options are valued at the grant date in accordance with FASB ASC Topic 718.

Directors who are not otherwise remunerated per an employment agreement are paid $7,500 per quarter and eligible to receive awards under our equity compensation plans. Directors who are also officers do not receive any compensation for serving in the capacity of director. However, all directors are reimbursed for their out-of-pocket expenses in attending meetings.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth the number of securities authorized for issuance under the Company’s equity compensation plans as of the fiscal year ended March 31, 2012.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	7,975,125	$1.25	4,786,941
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	7,975,125	$1.25	4,786,941

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock, as of July 24, 2012, by each person known by us to be the beneficial owner of more than 5% of the Company’s outstanding common stock. The percentage of beneficial ownership is based on 88,955,948 shares of the Company’s common stock outstanding as of July 24, 2012.

	Amount and Nature
Name and Address of Beneficial Owner	of Beneficial		Percent of
	Ownership		Class
AGF Investments Inc. PO Box 50, Toronto Dominion Bank Tower, 31st Floor, Toronto, ON, Canada M5K 1E9	6,929,575	(1)	7.79%

The Goldman Sachs Group, Inc. 200 West Street, New York, NY 10282	5,036,378	(1)	5.66%

(1)	Beneficial owners have shared voting power.

Security Ownership of Management

Our executive officers and directors are encouraged to own our common stock to further align their interests with our shareholders’ interests. The following table sets forth certain information regarding beneficial ownership of the Company’s common stock, as of July 24, 2012, by each of our directors, Named Executive Officers and directors and executive officers as a group. The percentage of beneficial ownership is based on 88,955,948 shares of the Company’s common stock outstanding as of July 24, 2012.

	Amount and Nature
Name of Beneficial Owner	of Beneficial		Percent of
	Ownership		Class
Dennis J. Gilles	50,000	(1)	0.06%
Douglas J. Glaspey	1,206,207	(2)	1.36%
Kerry D. Hawkley	446,250	(3)	0.50%
Daniel J. Kunz	3,333,526	(4)	3.75%
Paul A. Larkin	535,568	(5)	0.60%
Leland L. Mink	292,500	(6)	0.33%
John H. Walker	312,400	(7)	0.35%
Jonathan Zurkoff	499,500	(8)	0.56%

All directors and executive officers as a group (8 persons)	6,675,951	(9)	7.50%

(1)	Includes 50,000 options exercisable within 60 days of July 24, 2012.
(2)	Includes 623,750 options exercisable within 60 days of July 24, 2012.
(3)	Includes 321,250 options exercisable within 60 days of July 24, 2012.
(4)	Includes 812,500 options exercisable within 60 days of July 24, 2012.
(5)	Includes 237,500 options exercisable within 60 days of July 24, 2012.
(6)	Includes 237,500 options exercisable within 60 days of July 24, 2012.
(7)	Includes 237,500 options exercisable within 60 days of July 24, 2012.
(8)	Includes 404,500 options exercisable within 60 days of July 24, 2012.
(9)	Includes 2,924,500 options exercisable within 60 days of July 24, 2012.

Item 13. Certain Relationships and Related Transactions, and Director Independence

Related Person Transactions

Since April 1, 2010, there have been no financial transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the Company or any of its subsidiaries, was or is to be a participant, and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which a director, an executive officer, any immediate family member of a director or executive officer, a beneficial owner of more than 5% of the Company’s outstanding common stock or any immediate family member of the beneficial owner, had or will have a direct or indirect material interest.

Director Independence

The Board is currently composed of six directors: Dennis J. Gilles, Douglas J. Glaspey, Daniel J. Kunz, Paul A. Larkin, Leland L. Mink and John H. Walker. The majority of the Board, made up of Mr. Gilles, Mr. Larkin, Dr. Mink and Mr. Walker, satisfy the applicable independence requirements of the NYSE MKT. Mr. Kunz and Mr. Glaspey do not satisfy such independence requirements based on their employment as executive officers of the Company. The Board has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee. Each of the Board’s committees is composed only of directors that satisfy the applicable independence requirements of the NYSE MKT.

The Board has adopted certain standards to assist it in assessing the independence of each director. Absent other material relationships with the Company, a director of the Company who otherwise meets the applicable independence requirements of the NYSE MKT may be deemed “independent” by the Board after consideration of all relationships between the Company, or any of its subsidiaries, and the director, or any of his or her immediate family members (as defined in NYSE MKT listing standards), or any entity with which the director or any of his or her immediate family members is affiliated by reason of being a partner, officer or a significant shareholder thereof.

In assessing the independence of our directors, our full Board carefully considered all of the business relationships between the Company and our directors or their affiliated companies. This review was based primarily on responses of the directors to questions in a questionnaire regarding employment, business, familial, compensation and other relationships with the Company and our management.

Item 14. Principal Accountant Fees and Services

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2011, the Company engaged MartinelliMick PLLC, certified public accountants, as the principal accountant to audit the Company’s financial statements effective November 1, 2011. MartinelliMick PLLC replaced BehlerMick PS, which resigned as the Company’s principal accountant effective October 31, 2011 and no longer practices public accounting effective November 1, 2011. With the departure of BehlerMick PS’s former managing partner in December 2010, BehlerMick PS’s management decided to change the firm’s legal structure and formed a new legal entity, MartinelliMick PLLC. Although MartinelliMick PLLC is a new entity, the same personnel has continued to perform the audits of the financial records of the Company.

Audit Fees

The aggregate fees billed to the Company by MartinelliMick, PLLC for the fiscal year ended March 31, 2012, for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, was $22,460.

The aggregate fees billed to the Company by BehlerMick PS for the fiscal years ended March 31, 2012 and 2011, for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audits of financial statements of the Company’s subsidiaries required by regulation, were $66,064 and $85,452, respectively.

Audit-Related Fees

The aggregate fees billed to the Company by MartinelliMick, PLLC for the fiscal year ended March 31, 2012, for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above, was $8,214. The services comprising such fees related to compliance with the Sarbanes Oxley Act of 2002.

The aggregate fees billed to the Company by BehlerMick PS for the fiscal years ended March 31, 2012 and 2011, for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above, were $8,805 and $26,575, respectively. The services comprising such fees related to compliance with the Sarbanes Oxley Act of 2002.

The aggregate fees billed to the Company by Hein & Associates LLP for the fiscal years ended March 31, 2012 and 2011, for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above, were $71,205 and $124,852, respectively. The services comprising such fees related to compliance with the Sarbanes Oxley Act of 2002. Since the Company does not employ an internal audit staff, Hein & Associates LLP performed the internal audit function for verification of compliance with internal controls and procedures.

Tax Fees

The aggregate fees billed to the Company by Hein & Associates LLP for the fiscal years ended March 31, 2012 and 2011, for professional services rendered for tax compliance, tax advice, and tax planning, was $32,490 and $7,155, respectively. The services comprising such fees related to tax compliance, including the preparation of and assistance with federal, state and local income tax returns, foreign and other tax compliance. Neither MartinelliMick, PLLC nor BehlerMick PS rendered any professional services relating to tax compliance, tax advice, or tax planning during the fiscal years ended March 31, 2012 and 2011.

All Other Fees

The Company was not billed by MartinelliMick, PLLC, BehlerMick PS or Hein & Associates LLP for any other services during the fiscal years ended March 31, 2012 and 2011.

Administration of Engagement of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent auditor. The Audit Committee has established a policy for pre-approving the services provided by our independent auditor in accordance with the auditor independence rules of the SEC. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent auditor and an annual review of the financial plan for audit fees.

All of the services provided by our independent auditor in the fiscal years ended March 31, 2012 and 2011, including services related to the Audit-Related Fees and Tax Fees described above, were approved by the Audit Committee under its pre-approval policies.

PART IV

Item 15. Exhibits and Financial Statement Schedules

The following documents are filed as a part of this report:

1.	Consolidated Financial Statements.

See Item 8 of Part II for a list of the Financial Statements filed as part of this annual report.

2.	Exhibits. See below.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
3.1

Certificate of Incorporation of U.S. Cobalt Inc. (now known as U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.2	Certificate of Domestication of Non-U.S. Corporation (Incorporated by reference to exhibit 3.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.3

Certificate of Amendment of Certificate of Incorporation (changing name of U.S. Cobalt Inc. to U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.4	Second Amended and Restated Bylaws of U.S. Geothermal Inc. (Incorporated by reference to exhibit 3.4 to the registrant’s Form 8-K as filed on October 18, 2010)
3.5	Plan of Merger of U.S. Geothermal Inc. and EverGreen Power Inc. (Incorporated by reference to exhibit 3.5 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.6	Amendment to Plan of Merger (Incorporated by reference to exhibit 3.6 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.7	Certificate of Amendment to Certificate of Incorporation filed on August 26, 2008 (incorporated by reference to Exhibit 3.4 to the Company’s Form 8-K as filed on August 27, 2008)
4.1	Form of Stock Certificate (Incorporated by reference to exhibit 4.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.2	Provisions Regarding Rights of Stockholders (Incorporated by reference to Exhibit 4.3 to the Company’s Form SB-2 registration statement as filed on July 8, 2004)
4.3	Form of Warrant used in private placement of April 2008 (Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K current report as filed on May 2, 2008)
4.4	Form of Broker Warrant (Incorporated by reference as exhibit 10.4 to the Company’s Form 8-K current report as filed on May 2, 2008)

4.5

Form of Subscription Agreement for Subscription Receipts relating to private placement of August 2009 (Incorporated by reference to Exhibit 4.3 to the Company’s Form S-1 registration statement as filed on November 27, 2009)

4.6

Subscription Receipt Agreement dated August 17, 2009 among the Company, Dundee Securities Corporation, Clarus Securities Inc., Toll Cross Securities Inc. and Computershare Trust Company of Canada (Incorporated by reference to Exhibit 4.4 to the Company’s Form S-1 registration statement as filed on November 27, 2009)

4.7	Form of Warrant used in private placement of August 2009 (Incorporated by reference to Exhibit 4.5 to the Company’s Form S-1 registration statement as filed on November 27, 2009)
4.8	Form Broker Warrant (Incorporated by reference to Exhibit 4.6 to the Company’s Form S-1 registration statement as filed on November 27, 2009)
4.9	Form of Warrant used in March 2011 registered offering (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on February 28, 2011)
4.10	Form of Subscription Agreement used in March 2011 registered offering (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on February 28, 2011)
4.11	Form of Compensation Warrant (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on May 22, 2012)
10.1

Geothermal Lease and Agreement dated July 11, 2002, between Sergene Jensen, Personal Representative of the Estate of Harlan B. Jensen, and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.5 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.2

Geothermal Lease and Agreement dated June 14, 2002, between Jensen Investments Inc. and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.6 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.3

Geothermal Lease and Agreement dated March 1, 2004, between Jay Newbold and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.7 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.4

Geothermal Lease and Agreement dated June 28, 2003, between Janice Crank and the children of Paul Crank and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.8 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.5

Geothermal Lease and Agreement dated December 1, 2004, between Reid S. Stewart and Ruth O. Stewart and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.9 to the registrant’s Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005)

10.6

Geothermal Lease and Agreement, dated July 5, 2005, between Bighorn Mortgage Corporation and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.11 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.7

Geothermal Lease and Agreement, dated June 23, 2005, among Dale and Ronda Doman, and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.13 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.8

Geothermal Lease and Agreement, dated June 23, 2005, among Michael and Cleo Griffin, Harlow and Pauline Griffin, Douglas and Margaret Griffin, Terry and Sue Griffin, Vincent and Phyllis Jorgensen, and Alice Mae Griffin Shorts, and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.14 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.9

Geothermal Lease and Agreement dated January 25, 2006, between Philip Glover and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.9 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.10

Geothermal Lease and Agreement, dated May 24, 2006, between JR Land and Livestock Inc. and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.30 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.11	Employment Agreement dated September 29, 2011 with Daniel J. Kunz (Incorporated by reference to exhibit 10.1 to the registrant’s Form 8-K as filed on September 30, 2011)
10.12	Employment Agreement dated April 1, 2011 with Kerry D. Hawkley (Incorporated by reference to exhibit 99.2 to the registrant’s Form 8-K as filed on April 6, 2011)
10.13	Employment Agreement dated April 1, 2011 with Douglas J. Glaspey (Incorporated by reference to exhibit 99.1 to the registrant’s Form 8-K as filed on April 6, 2011)
10.14

Amended and Restated Stock Option Plan of U.S. Geothermal Inc. dated September 29, 2006. (Incorporated by reference to exhibit 10.23 to the registrant’s Form SB-2 registration statement as filed on October 2, 2006.)

10.15

Power Purchase Agreement dated December 29, 2004 between U.S. Geothermal Inc. and Idaho Power Company (Incorporated by reference to exhibit 10.19 to the registrant’s Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005)

10.16

Engineering, Procurement and Construction Agreement dated December 5, 2005 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.17

Amendment to the Engineering, Procurement and Construction Agreement dated April 26, 2006 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 99.1 to the registrant’s Form 8-K as filed on May 2, 2006)

10.18

At Market Issuance Sales Agreement dated September 30, 2011 between U.S. Geothermal Inc. and McNicoll, Lewis & Vlak LLC (Incorporated by reference to exhibit 1.1 to the registrant’s Form 8-K as filed on September 30, 2011).

10.19

Renewable Energy Credits Purchase and Sales Agreement dated July 29, 2006 between Holy Cross Energy and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.20

Transmission Agreement dated June 24, 2005 between Department of Energy’s Bonneville Power Administration - Transmission Business Line and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.27 to the registrant’s Form 10-QSB quarterly report as filed on August 12, 2005)

10.21

Interconnection and Wheeling Agreement dated March 9, 2006 between Raft River Rural Electric Co-op and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.22

Construction Contract dated May 16, 2006 between Raft River Rural Electric Co-op and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.31 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.23

Membership Admission Agreement, dated August 9, 2006, among Raft River Energy I LLC, U.S. Geothermal Inc., and Raft River I Holdings, LLC (Incorporated by reference to exhibit 10.1 to the registrant’s Form 8-K as filed on August 23, 2006)

10.24

Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and U.S. Geothermal Inc (Incorporated by reference to exhibit 10.2 to the registrant’s Form 8-K as filed on August 23, 2006).

10.25

Management Services Agreement, dated as of August 9, 2006, between Raft River Energy I LLC and U.S. Geothermal Services, LLC (Incorporated by reference to exhibit 10.3 to the registrant’s Form 8-K as filed on August 23, 2006)

10.26

Construction contract dated May 22, 2006 between Industrial Builders and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.31 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.27

First Amendment to the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of November 7, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.36 to the registrant’s Form 10-QSB as filed on February 20, 2007).

10.28

Geothermal Lease and Agreement dated August 1, 2007, between Bureau of Land Management and U.S. Geothermal Inc. (Incorporated by reference as exhibit 10.34 to the registrant’s Form S-1 as filed on March 26, 2010)

10.29

Asset Purchase Agreement dated as of March 31, 2008, between U.S. Geothermal Inc., and Empire Geothermal Power LLC and Michael B. Stewart (Incorporated by reference as exhibit 99.1 to the registrant’s Form 8-K current report as filed on April 7, 2008)

10.30

Water Rights Purchase Agreement Michael B. Stewart and U.S. Geothermal Inc. dated March 31, 2008 (Incorporated by reference as exhibit 99.2 to the registrants Form 8-K current report as filed on April 7, 2008).

10.31

Power Purchase Agreement dated as of December 11, 2009, between Idaho Power Company and USG Oregon LLC (Incorporated by reference to Exhibit 10.43 to the Company’s Form 10-Q quarterly report as filed on February 9, 2010)

10.32

Amended and Restated Long-Term Portfolio Energy Credit and Renewable Power Purchase Agreement dated May 31, 2011 between Sierra Pacific Power Company d/b/a NV Energy, and USG Nevada LLC (Incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed on January 4, 2012)

10.33

Long Term Agreement For the Purchase and Sale of Electricity, dated December 31, 1986, between Sierra Pacific Power Company and Empire Farms, as amended (Incorporated by reference to Exhibit 10.43 to the registrant’s Form 10- Q/A quarterly report as filed on March 3, 2010)

10.34

Engineering, Procurement and Construction Contract, dated as of August 27, 2010, between USG Nevada LLC and Benham Constructors LLC August 27, 2010. (Incorporated by reference to exhibit 99.1 to the registrant’s Form 8-K as filed on November 8, 2010) *

10.35

Amended and Restated Change in Control Guaranty made and entered into as of October 13, 2010, by U.S. Geothermal Inc., in favor of Benham Constructors, LLC. (Incorporated by reference to exhibit 99.2 to the registrant’s Form 8-K as filed on November 8, 2010)

10.36

Credit Addendum to Engineering, Procurement and Construction Contract, dated as of August 27, 2010, between USG Nevada LLC and Benham Constructors LLC August 27, 2010. (Incorporated by reference to exhibit 99.3 to the registrant’s Form 8-K as filed on November 8, 2010)

10.37

Amended and Restated Limited Liability Company Agreement made and entered into as of September 7, 2010, by and among Oregon USG Holdings LLC, U.S. Geothermal Inc., and Enbridge (U.S.) Inc. (Incorporated by reference to exhibit 99.4 to the registrant’s Form 8-K as filed on November 8, 2010) *

10.38

Conditional Guaranty Agreement, entered into as of September 7, 2010, by U.S. Geothermal Inc. to Enbridge (U.S.) Inc. (Incorporated by reference to exhibit 99.5 to the registrant’s Form 8-K as filed on November 8, 2010)

10.39	2009 Stock Incentive Plan of the Registrant (Incorporated by reference to Appendix A to the Company’s definitive proxy statement on Schedule 14A as filed on November 6, 2009) **
10.40

Loan Guarantee Agreement dated as of February 23, 2011, among USG Oregon LLC, U.S. Department of Energy, and PNC Bank N.A. (Incorporated by reference to exhibit 99.2 to the registrant’s Form 8-K as filed on August 31, 2011)

10.41

Equity Pledge Agreement dated as of February 23, 2011, among Oregon USG Holdings LLC, USG Oregon LLC, and PNC Bank, N.A. (Incorporated by reference to exhibit 99.3 to the registrant’s Form 8-K as filed on August 31, 2011)

10.42

Future Advance Promissory Note dated February 23, 2011, among USG Oregon LLC and Federal Financing Bank (Incorporated by reference to exhibit 99.4 to the registrant’s Form 8-K as filed on August 31, 2011)

10.43

Note Purchase Agreement dated as of February 23, 2011 among the Federal Financing Bank, USG Oregon LLC, and the Secretary of Energy, acting though the Department of Energy (Incorporated by reference to exhibit 99.2 to the registrant’s Form 8-K as filed on September 15, 2011)

10.44	Financing Agreement dated November 9, 2011, between USG Nevada LLC and Ares Capital Corporation (Incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed on November 16, 2011)
10.45	Purchase Agreement dated May 21, 2012, between U.S. Geothermal Inc. and Lincoln Park Capital Fund, LLC (Incorporated by reference to Exhibit 10.1 to the Registrant’s From 8-K as filed on May 22, 2012)
10.46	Employment Agreement dated December 31, 2010 with Jonathan Zurkoff
13.1	Audited Consolidated Financial Statements of U.S. Geothermal Inc. as of March 31, 2012 ***
21.1	Subsidiaries of the Registrant ***
23.1	Consent of MartinelliMick, PLLC ***
23.2	Consent of GeothermEx, Inc. ***
23.3	Consent of Black Mountain Technology, Inc. ***
23.4	Consent of Geothermal Science, Inc. ***
31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes- Oxley Act of 2002
31.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes- Oxley Act of 2002
32.1	Certification of Chief Executive Officer Pursuant to Section 906 of the Sarbanes- Oxley Act of 2002
32.2	Certification of Chief Financial Officer Pursuant to Section 906 of the Sarbanes- Oxley Act of 2002

* Portions of these exhibits have been omitted based on a grant of, or an application for, confidential treatment from the SEC. The omitted portions of these exhibits have been filed separately with the SEC.

** Management contracts or compensation plans or arrangements in which directors or executive officers are eligible to participate.

*** Previously filed with the Original Form 10-K.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

U.S. Geothermal Inc.
(Registrant)

Date: July 30, 2012	By:	/s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.1

CERTIFICATION

I, Daniel J. Kunz, certify that:

1.	I have reviewed this annual report on Form 10-K of U.S. Geothermal Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d- 15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a- 15(f) and 15d-15(f)) for the registrant and have:

a.

designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: July 30, 2012

/s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer

Exhibit 31.2

CERTIFICATION

I, Kerry D. Hawkley, certify that:

1.	I have reviewed this annual report on Form 10-K of U.S. Geothermal Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d- 15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a- 15(f) and 15d-15(f)) for the registrant and have:

a.

designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: July 30, 2012

/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer

Exhibit 32.1

CERTIFICATION

In connection with the annual report of U.S. Geothermal Inc. (the “Company”) on Form 10-K for the fiscal year ended March 31, 2012, as filed with the Securities and Exchange Commission (the “Report”), I, Daniel J. Kunz, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: July 30, 2012

/s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer

Exhibit 32.2

CERTIFICATION

In connection with the annual report of U.S. Geothermal Inc. (the “Company”) on Form 10-K for the fiscal year ended March 31, 2012, as filed with the Securities and Exchange Commission (the “Report”), I, Kerry D. Hawkley, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: July 30, 2012

/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer